As filed with the Securities and Exchange Commission on November 27, 2009
Registration No. 333-____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____________________________

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMERICAN LORAIN CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	2068	87-0430320
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

Beihuan Road
Junan County S
handong, China 276600
(+86) 539-7317959
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

United Corporate Services, Inc.
202 South Minnesota Street
Carson City, NV 89703

(877) 734-8300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Peter G. Smith, Esq.
Bill Huo, Esq.
Ari Edelman, Esq.
Kramer Levin Naftalis & Frankel LLP
1177 Avenue of Americas
New York, New York 10036
(212) 715-9100

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ x ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
CALCULATION OF REGISTRTION FEE
Title of each class of		Proposed maximum	Proposed maximum
securities to be offered	Amount of shares to be registered(1)	offering price per share	aggregate offering price	Amount of registration fee
Common stock, par value $0.001 per share	5,011,169	$3.02(2)	$15,133,730.38	$844.46
Common stock, par value $0.001 per share	2,555,695(3)	$3.70(4)	$9,456,067.80	$527.65
Total	7,566,863		$24,589,798.18	$1,372.11

(1) In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2) Estimated pursuant to Rule 457(c) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices reported on the NYSE AMEX on November 20, 2009.

(3) Represents shares of the Registrant’s common stock being registered for resale that have been issued to the selling stockholders.

(4) Calculated in accordance with Rule 457(g) based upon the price at which the warrants may be exercised.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

Subject to completion, dated November 27, 2009

AMERICAN LORAIN CORPORATION

7,566,863 Shares of Common Stock

This prospectus relates to an aggregate of 7,566,863 shares of common stock, par value $0.001 per share, of American Lorain Corporation, a Nevada corporation, that may be sold from time to time by the selling stockholders named in this prospectus, which includes:

  5,011,169 shares of our common stock held by the selling stockholders named in this prospectus;

  2,054,580 shares of our common stock issuable upon the exercise of Series A warrants held by the selling stockholders named in this prospectus; and

  501,115 shares of our common stock issuable upon the exercise of Series B warrants held by the selling stockholders named in this prospectus.

We will not receive any proceeds from the sales of any shares of common stock by the selling stockholders. We may, however, receive proceeds of up to $3.70 per share from the exercise of warrants held by the selling stockholders if and when such warrants are exercised, which would result in proceeds to us of approximately $9.5 million in the event that all such warrants are exercised in exchange for cash.

Our common stock is quoted on NYSE AMEX under the symbol “ALN”. The closing price for our common stock on November 23, 2009 was $2.80 per share, as reported on NYSE AMEX.

Investing in our common stock involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 5 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. No person may sell the securities described in this document until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and no person named in this prospectus is soliciting offers to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is            , 2009

TABLE OF CONTENTS

Prospectus Summary	1
Risk Factors	5
Cautionary Note Regarding Forward-Looking Statements	14
Use of Proceeds	14
Dividend Policy	14
Market for Our Common Stock	15
Dilution	15
Management’s Discussion and Analysis of Financial Condition and Results of Operations	16
Our Business	33
Management	46
Executive Compensation	50
Certain Relationships and Related Transactions	51
Change in Accountants	52
Selling Stockholders	53
Security Ownership of Certain Beneficial Owners and Management	57
Description of Capital Stock	58
Shares Eligible for Future Sale	59
Plan of Distribution	60
Legal Matters	61
Experts	61
Where You Can Find More Information	62
Index to Financial Statements	F-1

PROSPECTUS SUMMARY

The following summary highlights some of the information contained in this prospectus, and it may not contain all of the information that is important to you in making an investment decision. You should read the following summary together with the more detailed information regarding our company and the common stock being sold by the selling stockholders in this offering, including the “Risk Factors” and our consolidated financial statements and related notes, included elsewhere in this prospectus.

Conventions

In this prospectus, unless indicated otherwise,

  “We,” “us” and “our” refer to the combined business of ALC, ILH and their direct and indirect Chinese operating subsidiaries.

  “ALC” refers to American Lorain Corporation, a Nevada corporation.

  “ILH” refers to International Lorain Holding, Inc., a Cayman Islands company that is wholly-owned by ALC.

  “Junan Hongrun” refers to Junan Hongrun Foodstuff Co., Ltd., a subsidiary of ILH.

  “Luotian Lorain” refers to Luotian Green Foodstuff Co., Ltd., a subsidiary of ILH.

  “Beijing Lorain” refers to Beijing Green Foodstuff Co., Ltd., a subsidiary of ILH.

  “Shandong Lorain” refers to Shandong Green Foodstuff Co., Ltd., a subsidiary of ILH.

  “RMB” refers to Renminbi, the legal currency of China.

  “U.S. dollar,” “$” and “US$” refer to the legal currency of the United States.

  “China” and “PRC” refer to the People’s Republic of China.

The Company

Overview of Our Business

We are an integrated food manufacturing company with headquarters in Shandong Province, China. We develop, manufacture and sell the following types of food products:

  chestnut products;

  convenience foods (including ready-to-cook, or RTC, meals, ready-to-eat, or RTE, meals and meals ready- to-eat, or MRE); and

  frozen, canned, and bulk food.

We conduct our production activities in China. Our products are sold in 26 provinces and administrative regions in China and 42 foreign countries. We derive most of our revenues from sales in China, Japan and South Korea. In 2009, our primary strategy has been to focus on increasing sales of our chestnut products in the domestic Chinese market and increasing the number of domestic sales to third party distributors. Our primary strategy for 2010 is to further expand our brand equity in the Chinese market for our chestnut products and to increase sales of our convenience food products in the Chinese market. In addition, we are working to expand our marketing efforts in Asia, Europe and the Middle East. We currently have limited sales and marketing activity in the United States, although our long-term plan is to significantly expand our activities there.

Organizational Structure

ALC is a Nevada corporation that was incorporated in Delaware on February 4, 1986 and was formerly known as Millennium Quest, Inc. On May 3, 2007, ALC completed a recapitalization, or reverse merger, with ILH. Prior to such date, ALC did not engage in active business operations other than to search for a potential acquisition target. Effective November 16, 2009, ALC reincorporated in Nevada from Delaware.

ALC wholly owns ILH. ILH wholly owns two Chinese operating subsidiaries, Luotian Lorain and Junan Hongrun, directly. In addition, together with its subsidiary Junan Hongrun, ILH wholly owns Beijing Lorain and owns approximately 80% of Shandong Lorain (Shandong Economic Development Investment Co. Ltd. owns the remaining 20% interest). We sometimes refer to our four Chinese operating subsidiaries throughout this prospectus as the Lorain Group Companies. Below is an organizational chart of ALC, ILH and the Lorain Group Companies:

Risk Factors

Our ability to successfully operate our business and achieve our goals and strategies is subject to numerous risks as discussed more fully below in the section entitled “Risk Factors,” including, but not limited to, the following:

  Potential inability to secure necessary raw materials in sufficient quantities, and fluctuations in raw material prices;

  Potential inability to maintain sufficient levels of working capital;

  The current global economic and financial crisis;

  Credit risk with respect to our accounts receivable;

  Potential for product liability and product recall claims, and potential litigation arising from these claims;

  Increased costs associated with increasing levels of governmental regulations;

  Inability to effectively manage rapid growth;

  Increased competition;

  Increases in energy costs;

  Potential loss of key members of our senior management; and

  Potential failure to have complied with PRC regulations regarding our restructuring.

Any of the above risks could materially and adversely affect our business, financial position and results of operations. An investment in our common stock involves risks. You should read and consider the information set forth below in the section entitled “Risk Factors” and all other information set forth in this prospectus before investing in our common stock.

Corporate Information

The address of our principal executive office in China is Beihuan Road, Junan County, Shandong, China 276600, and our telephone number is (+86) 539-7317959. Our address for correspondence in the United States is c/o Yinglee Tseng, 4401 Prudence St., Baltimore, MD 21226 and our telephone number in the United States is 443-552-4796. We maintain a website at http://www.loraingroup.com and http://americanlorain.com, which contain information about the Lorain Group Companies. However, no information contained on our websites shall be deemed to be a part of this prospectus.

Summary of the Offering

Common stock offered by selling stockholders

An aggregate of 7,566,863 shares of our common stock, par value $0.001 per share, consisting of 5,011,169 shares of our common stock owned by the selling stockholders and an aggregate of 2,555,695 shares of our common stock issuable upon the exercise of certain warrants held by the selling stockholders. This number represents in the aggregate approximately 20.4% of the outstanding shares of our common stock as of the date of this prospectus (1)

Common stock to be outstanding immediately after this offering	30,239,985 shares(2)
Proceeds to us

We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders. However, we may receive up to $3.70 per share from the exercise of warrants held by the selling stockholders if and when such warrants are exercised, which would result in proceeds to us of approximately $9.5 million if all warrants are exercised in exchange for cash. We will use any of such proceeds for general working capital purposes.

(1)	Based on 30,239,985 shares of common stock outstanding as of November 20, 2009.

(2)

Does not include 4,082,892 shares of our common stock issuable upon the exercise of outstanding warrants and 1,344,586 shares of our common stock issuable upon the exercise of outstanding stock options.

RISK FACTORS

The shares of our common stock being offered for resale by the selling stockholders are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose their entire investment in our common stock. Before purchasing any of the shares of our common stock, you should carefully consider the following factors relating to our business and prospects. If any of the following risks actually occur, our business, financial condition or operating results may suffer, the trading price of our common stock could decline, and you may lose all or part of your investment. You should also refer to the other information about us contained in this prospectus, including our consolidated financial statements and related notes.

Business Risks

We may not be able to obtain an adequate supply of high quality raw materials.

Our business depends on obtaining a reliable supply of various agricultural products, including chestnuts, vegetables, fruits, red meat, fish, eggs, rice, flour and packaging products. During 2009, the cost of our raw materials increased, as compared to 2008, from $36.9 million to $65.0 million, representing an increase of approximately 76%. However, during the nine months ended September 30, 2009, the cost of our raw materials increased from $27.1 million to $27.2 million, representing an increase of approximately 0.4%, as compared to the nine months ended September 30, 2008. We may have to increase the number of our suppliers of raw materials and expand our own agricultural operations in the future to meet growing production demands. Despite our efforts to control our supply of raw materials and maintain good relationships with our suppliers, we could lose one or more of our suppliers at any time. The loss of several suppliers may be difficult to replace and could increase our reliance on higher cost or lower quality suppliers, which could negatively affect our profitability. In addition, if we have to increase the number of our suppliers of raw materials in the future to meet growing production demands, we may not be able to locate new suppliers who could provide us with sufficient materials to meet our needs. Any interruptions to, or decline in, the amount or quality of our raw materials supply could materially disrupt our production and adversely affect our business and financial condition and financial prospects.

The prices that we have paid for our raw materials recently have experienced significant fluctuation. If these price fluctuations continue, our profit margins may be materially adversely affected.

The average price that we paid for chestnuts in 2007 and 2008 was approximately $787 per metric ton and $727 per metric ton, respectively, excluding value added taxes. The average price that we paid for chestnuts in the nine months ended September 30, 2009 was approximately $774 per metric ton, excluding value added taxes. We do not currently hedge against changes in our raw material prices. Consequently, if the costs of our raw materials increase further, and we are unable to offset these increases by raising the prices of our products, our profit margins and financial condition could be adversely affected.

Our sales and reputation may be affected by product liability claims, litigation or, product recalls in relation to our products.

The sale of products for human consumption involves an inherent risk of injury to consumers. We face risks associated with product liability claims, litigation, or product recalls, if our products cause injury or become adulterated or misbranded. Our products are subject to product tampering and contamination, such as mold, bacteria, insects, shell fragments and off-flavor contamination, during any of the procurement, production, transportation and storage processes. If any of our products were to be tampered with, or become tainted in any of these respects, and we were unable to detect this, our products could be subject to product liability claims or product recalls. Our ability to sell products could be reduced if certain pesticides, herbicides or other chemicals used by growers have left harmful residues on portions of our raw materials or if our raw materials have been contaminated by other agents.

We have never had a product recall in the past, but we have had product liability claims brought against us by our customers. The amounts of such claims were immaterial. However, claims of product defect or product liability for material amounts, individually or in the aggregate, may be made in the future.

We have not procured a product liability or general liability insurance policy for our business, as the insurance industry in China is still in an early stage of development. To the extent that we suffer a loss of a type which would normally be covered by product liability or general liability insurance in the United States, we would incur significant expenses in defending any action against us and in paying any claims that result from a settlement or judgment against us. Product liability claims and product recalls could have a material adverse effect on the demand for our products and on our business goodwill and reputation. Adverse publicity could result in a loss of consumer confidence in our products.

We may be unable to manage future rapid growth.

We have grown rapidly over the last few years. Our sales increased by 377% from $27,735,833 in 2004 to $132,360,317 in 2008. The number of product types we sold increased from approximately 100 in 2004 to approximately 234 in 2008. During the nine months ended September 30, 2009, our sales were $83,841,112. The number of product types we sold during the nine months ended September 30, 2009 was 236. We intend to continue to expand the volume and variety of products we offer, as well as the geographical scope of our sales and production facilities. Our business growth could place a significant strain on our managerial, operational and financial resources. Our ability to manage future growth will depend on our ability to continue to implement and improve operational, financial and management information systems on a timely basis and to expand, train, motivate and manage our workforce. Our personnel, systems, procedures and controls may not be adequate to support our future growth. Failure to effectively manage our expansion may lead to increased costs, a decline in sales and reduced profitability.

Our expansion strategy may not prove successful and could adversely affect our existing business.

Our growth strategy includes the expansion of our manufacturing operations, including new production lines and agricultural operations. We plan to expand our sales in China and internationally. We will need to engage in various forms of promotional and marketing activities in order to further develop the branding of our products and to increase our market share in new and existing markets. The implementation of this strategy may involve large transactions and present financial, managerial and operational challenges. We could also experience financial or other setbacks if any of our growth strategies incur problems of which we are not presently aware. If we fail to generate sufficient sales in new markets or increase our sales in existing markets, we may not be able to recover the production, distribution, promotional and marketing expenses, as well as administrative costs, that we incur in developing such markets.

The acquisition of other businesses could pose risks to our profitability.

We may try to grow through the acquisition of other businesses in the future. Any such acquisition could result in accounting charges, potentially dilutive issuances of equity securities, or increased debt and contingent liabilities, any of which could have a material adverse effect on our existing business and the market price of our common stock. Acquisitions entail many risks, including risks relating to the failed integration of the acquired operations, diversion of management’s attention and the potential loss of key employees of the acquired organizations. We may be unable to successfully integrate businesses or the personnel of any business that might be acquired in the future, and our failure to do so could have a material adverse effect on our business and on the market price of our common stock.

We are subject to risks of doing business internationally. If the international market does not grow as we expect, our business and financial condition may be adversely affected.

We conduct a substantial amount of business internationally. Our export sales destinations include countries in Asia, Europe, the Middle East and North America. Our international operations are subject to a number of inherent risks, including:

  chestnut products may not be widely recognized internationally, especially in Western countries;

  local economic and political conditions, including disruptions in trading markets;

  restrictive foreign governmental actions, including restrictions on transfers of funds and trade;

  protective measures, including export duties and quotas and customs tariffs; and

  currency exchange rate fluctuations.

Any of the foregoing risks could have a material and adverse effect on our operating results.

A significant amount of our revenues is dependent on a limited number of customers and the loss of any one of our major customers could materially and adversely affect our growth and our revenues.

A significant portion of our revenues has historically been derived from a limited number of customers, particularly in our chestnut products segment. Sales to our five largest customers accounted for approximately 43%, 31% and 25% of our total revenues in 2006, 2007 and 2008, respectively. Sales to our five largest customers accounted for approximately 16.6% of our total revenues in the nine months ended September 30, 2009. The loss of any one of these customers, or a material decrease in purchases by any one of these customers, could adversely impact our revenues.

We rely primarily on distributors to sell our products. Any delays in delivery or poor handling by our distributors or third party transport operators may affect our sales or our reputation.

In 2008, we sold our products through over 30 distribution service providers. These services may be suspended in the future or may cause interruption to the supply of our products to domestic or overseas customers. Delivery disruptions may occur for various reasons beyond our control, including poor handling by service providers or third party transport operators, transportation bottlenecks, natural disasters or labor strikes, and could lead to delayed, damaged or lost deliveries. If our products are not delivered in a timely manner, our reputation could be harmed. If our products are damaged in the process of being delivered, we may be liable for such damages.

Failure of the market to accept our new products, may cause us to lose our competitive position in the food industry.

We introduced 20 new products in 2007, 52 new products in 2008 and 18 new products during the nine months ended September 30, 2009. We plan to introduce approximately 25 new products in 2010. The success of the new products we introduce depends on our ability to anticipate the tastes and dietary habits of consumers and to offer products that appeal to their preferences. We have introduced, and intend to continue to introduce, new products as well as alternative flavors, sizes and packaging for our existing products. We may not be able to gain market acceptance for our new products. Consumer preferences change, and any new products that we introduce may fail to meet the particular tastes or requirements of consumers, or may be unable to replace their existing preferences. Our failure to anticipate, identify or react to these particular tastes or changes could result in reduced demand for our products, which could in turn cause us to be unable to recover our development, production and marketing costs.

We are dependent on certain key personnel and loss of these key personnel could have a material adverse effect on our research and development, operations and revenue.

The Lorain Group Companies were founded in 1995 by Si Chen, our Chairman and Chief Executive Officer. Mr. Chen, together with other members of our senior management, has been a key driver of our strategy and has been fundamental to our achievements to date. The successful management of our business is, to a considerable extent, dependent on the services of Mr. Chen and other members of our senior management. We compete for qualified personnel with other food processing companies, food retailers and research institutions. Consequently, we may either lose key employees to our competitors or we may need to significantly increase the compensation of such employees in order to retain them. The loss of the services of any key management employee or failure to recruit a suitable or comparable replacement could have a significant impact upon our ability to manage our business effectively, and our business and future growth may be adversely affected.

We face increasing competition from domestic and foreign companies.

The food industry in China is fragmented. Our ability to compete against other national and international enterprises is, to a significant extent, dependent on our ability to distinguish our products from those of our competitors by providing large volumes of high quality products that appeal to consumers’ tastes and preferences at reasonable prices. Some of our competitors have been in business longer than we have and are more established. Our competitors may provide products comparable or superior to those we provide, or our competitors may adapt more quickly than we do to evolving industry trends or changing market requirements. Increased competition may result in price reductions, higher raw materials prices, reduced margins and loss of market share, any of which could materially adversely affect our profit margins.

An increase in the cost of energy could affect our profitability.

Recently, we have experienced significant increases in energy costs, and energy costs could continue to rise, which would result in higher distribution, freight and other operating costs. Our future operating expenses and margins will be dependent on our ability to manage the impact of cost increases.

Our products are subject to counterfeiting or imitation, which could impact our reputation.

To date, we have experienced limited counterfeiting or imitation of our products by others. However, counterfeiting or imitation of our products may occur in the future and we may not be able to detect it or deal with it effectively. Any occurrence of counterfeiting or imitation by others could impact negatively upon our reputation, particularly if the counterfeit or imitation products cause sickness or injury to consumers. In addition, we may need to incur costs with respect to the detection or prosecution of such activities.

We rely on an outside contractor to provide a majority of our labor.

We have hired Linyi Zhifu Labor Service Company to provide employees to our production facilities. Should Linyi Zhifu Labor Service Company be unable to continue to provide the number of employees we need, our production could be disrupted. In addition, Linyi Zhifu Labor Service Company could raise their service fees or terminate their relationship with us in the future, which may result in increased production costs.

Regulatory Risks

We are subject to extensive regulations by the Chinese government.

The food industry is subject to extensive regulations by Chinese government agencies. Among other things, these regulations govern the manufacturing, importation, processing, packaging, storage, exportation, distribution and labeling of our products. New or amended statutes and regulations, increased production at our existing facilities, and our expansion into new operations and jurisdictions may require us to obtain new licenses and permits and could require us to change our methods of operations at costs that could be substantial.

Our failure to comply with PRC environmental laws may require us to incur significant costs.

We carry on our business in an industry that is subject to PRC environmental protection laws and regulations. These laws and regulations require enterprises engaged in manufacturing and construction that may cause environmental waste to adopt effective measures to control such waste. In addition, such enterprises are required to pay fines, or to cease operations entirely under extreme circumstances, should they discharge waste substances. The Chinese government may also change the existing laws or regulations or impose additional or stricter laws or regulations, compliance with which may cause us to incur significant capital expenditures, which we may be unable to pass on to our customers through higher prices for our products.

Our failure to comply with PRC hygiene laws may require us to incur significant costs.

Manufacturers in the Chinese food industry are subject to compliance with PRC food hygiene laws and regulations. These food hygiene laws require all enterprises engaged in the production of chestnuts and various vegetables and fruits to obtain a hygiene license for each of their production facilities. Such laws also require manufacturers to comply with regulations with respect to food, food additives, packaging, and food production sites, facilities and equipment. Failure to comply with PRC food hygiene laws may result in fines, suspension of operations, loss of hygiene licenses and, in more extreme cases, criminal proceedings against an enterprise and its management. The Chinese government may also change the existing laws or regulations or impose additional or stricter laws or regulations, compliance with which may cause us to incur significant capital expenditures, which we may be unable to pass on to our customers through higher prices for our products.

Financial Risks

Our operations are cash intensive, and our business could be adversely affected if we fail to maintain sufficient levels of working capital.

We spend a significant amount of cash on our operations, principally to procure raw materials for our products. Many of our suppliers, including chestnut, vegetable and fruit farmers, and suppliers of packaging materials, do not allow us to pay on credit. However, some of the suppliers with whom we have a long-standing business relationship allow us to pay on credit. In 2008, we paid for approximately 10% of our raw materials on credit. In 2008, we funded approximately 60% of our working capital requirements out of cash flow generated from operations. If we fail to generate sufficient sales, or if our suppliers stop offering us credit terms, we may not have sufficient liquidity to fund our operating costs and our business could be adversely affected.

We also funded approximately 40% of our working capital requirements from the proceeds of short-term loans from Chinese banks. We have continued this trend in 2009 and expect to continue to do so in the future. Such loans are generally secured by our fixed assets, receivables and/or guarantees by third parties. Our average loan balance from short-term bank loans in 2008 was approximately $24 million. Our average loan balance from short-term bank loans during the nine months ended September 30, 2009 was approximately $31 million. The term of almost all such loans is one year or less. Historically, we have rolled over such loans on an annual basis. However, we may not have sufficient funds available to pay all of our borrowings upon maturity. Failure to roll over our short-term borrowings at maturity or to service our debt could result in the imposition of penalties, including increases in rates of interest, legal actions against us by our creditors, or even insolvency. In addition, in 2007 and 2008, we funded approximately $3.8 million, in the aggregate, of our working capital requirements from the proceeds of a private placement transaction conducted in May 2007. On November 3, 2009, we raised an additional $12 million in a private placement transaction with the selling stockholders. In the event that we need to raise additional equity in the future, we can provide no assurances that we will be able to enter into any future financing or refinancing agreements on terms favorable to us, especially considering the current instability of the capital markets.

Management anticipates that our existing capital resources and cash flows from operations and from our recent private placement transaction and current and expected short-term bank loans will be adequate to satisfy our liquidity requirements for the next twelve months. However, if available liquidity is not sufficient to meet our operating and loan obligations as they come due, our plans include considering pursuing alternative financing arrangements or further reducing expenditures as necessary to meet our cash requirements. However, there is no assurance that, if required, we will be able to raise additional capital or reduce discretionary spending to provide the required liquidity. Currently, the capital markets for small capitalization companies are extremely difficult and banking institutions have become stringent in their lending requirements. Accordingly, we cannot be sure of the availability or terms of any third party financing. If we are unable to raise additional financing, we may be unable to implement our long-term business plan, develop or enhance our products and services, take advantage of future opportunities or respond to competitive pressures on a timely basis, if at all. In addition, a lack of additional financing could force us to substantially curtail or cease operations.

The current economic and financial crisis may have a material adverse effect on our results.

The crisis of the financial and credit markets since the second half of 2008 has led to a severe economic recession worldwide, and the outlook for 2010 is uncertain. A continuation or worsening of unfavorable economic conditions, including the ongoing credit and capital markets disruptions, could have an adverse impact on our business, operating results or financial condition in a number of ways. For example, we may experience declines in revenues, profitability and cash flows as a result of reduced orders, delays in receiving orders, delays or defaults in payment or other factors caused by the economic problems of our customers and prospective customers. We may experience supply chain delays, disruptions or other problems associated with financial constraints faced by our suppliers and subcontractors. In addition, changes and volatility in the equity, credit and foreign exchange markets and in the competitive landscape make it increasingly difficult for us to predict our revenues and earnings into the future.

We are subject to credit risk in respect of account receivables.

In 2008 and during the nine months ended September 30, 2009, some of our customers, including some of our large supermarket customers, delayed their payments for up to 60 to 90 days beyond their term. Our cash flow suffered while waiting for such payments. Consequently, at times we had to delay payments to our suppliers and to postpone business expansion as a result of these delayed payments. In 2008 and during the nine months ended September 30, 2009, we shortened credit terms for many of our international and domestic distributors from between 30 and 180 days to between 30 and 60 days. Our large customers may fail to meet these shortened credit terms, in which case we may not have sufficient cash flow to fund our operating costs and our business could be adversely affected.

The discontinuation of any preferential tax treatment or other incentives currently available to us in the PRC could materially and adversely affect our business, financial condition and results of operations.

Our subsidiaries are entitled to certain special or preferential tax treatments regarding foreign enterprise income tax in accordance with the “Income Tax Law of the PRC for Enterprises with Foreign Investment and Foreign Enterprises” and related rules.

Accordingly, we have been entitled to tax concessions whereby the profit for the first two financial years beginning with the first profit-making year (after setting off tax losses carried forward from prior years) is exempt from income tax in the PRC and the profit for each of the subsequent three financial years is taxed at 50% of the prevailing tax rates set by the relevant tax authorities. However, on January 1, 2008, the new corporate income tax law of the PRC’s National People’s Congress became effective. This new corporate income tax unifies the corporate income tax rate, cost deduction and tax incentive policies for both domestic and foreign-invested enterprises. According to the new corporate income tax law, the applicable corporate income tax rate of our operating subsidiaries has been increased to a rate of 25% over a five-year grandfather period. This tax rate increase applies across the board, for all enterprises whether domestic or foreign. The PRC government has established a set of transition rules to allow enterprises that already started tax holidays before January 1, 2008, to continue utilizing the tax holidays until fully utilized. The discontinuation of any such special or preferential tax treatment or other incentives could have an adverse affect on our business, financial condition and results of operations.

In addition, under current PRC tax law, regulations and rulings, dividends from our operations in China paid to us are not currently subject to PRC income tax. If these distributions become subject to tax in the future, our net income would be adversely affected.

We have recently entered into a financing agreement, and may enter into additional financing agreements, which may have a dilutive effect to our earnings per share and the rights of certain stockholders.

On November 3, 2009, we consummated a private placement transaction pursuant to which we issued an aggregate of 7,566,863 shares of our common stock, including an aggregate of 2,555,695 shares of common stock issuable upon the exercise of warrants. In connection therewith, we agreed to register such shares with the Securities and Exchange Commission, or the SEC. In addition, we may issue shares and provide investors with registration rights in the future. Future financings could result in significant dilution to our earnings per share or the issuance of securities with rights superior to our current outstanding securities, including registration rights granted to investors who may purchase our equity or debt securities in the future.

We may be exposed to potential risks relating to our internal control over financial reporting and our ability to have such controls attested to by our independent auditors.

The SEC, under Section 404 of the Sarbanes-Oxley Act of 2002, adopted rules requiring reporting companies to provide in their annual reports on Form 10-K a report by management with respect to the company’s disclosure controls and procedures and internal control over financial reporting. We are required to comply with this requirement. In addition, such rules require that a reporting company’s independent registered public accounting firm attest to the effectiveness of such internal controls. However, we are not yet subject to the attestation report requirement. We can provide no assurance that we will comply with all of the requirements imposed thereby at such time that we may be required to comply with such rules in the future. Further, we may not receive a positive attestation from our independent auditors. Investors and others may lose confidence in the reliability of our financial statements in the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or if we are unable to receive a positive attestation from our independent auditors with respect to our internal controls.

Risks Related To Doing Business In China

The structure of the Chinese economy may inhibit our ability to expand our business.

The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD, in several ways. For example, traditionally, state-owned enterprises have constituted a large portion of the Chinese economy. In addition, weak corporate governance practices and the lack of flexible currency exchange policies continue to persist. As a result, we may not develop in the same way or at the same rate as might be expected if the Chinese economy were similar to those of the OECD member countries.

Our business is largely subject to the uncertain legal environment in China.

The Chinese legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which precedents set in earlier legal cases are not necessarily relied upon by decision-making bodies. Laws, regulations and legal requirements relating to foreign investments in China are still evolving, and their interpretation and enforcement involve uncertainties. These uncertainties could limit the legal protections available to foreign investors, such as the right of foreign enterprises to hold required business licenses and permits.

It may be difficult for our stockholders to affect service of process against our subsidiaries or our officers and directors.

Our operating subsidiaries were organized under the laws of China and substantially all of their assets are located outside the U.S. In addition, many of our executive officers and directors are residents of China and substantially all of their assets are located outside the U.S. As a result, it could be difficult for our stockholders to affect service of process in the U.S., or to enforce a judgment obtained in the U.S., against our operating subsidiaries, officers and directors.

Inflation in China may inhibit our ability to conduct business profitably in China.

In recent years, the Chinese economy has experienced periods of rapid expansion. During the past ten years, the rate of inflation in China has been as high as 5.8% and as low as -1.4% . These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to limit inflation. High inflation in the future may cause the Chinese government to impose controls on credit or prices, or to take other actions which could inhibit economic activity in China, and thereby harm the market for our products.

Likewise, negative inflation could have an unfavorable effect on our business profitability in China. Negative inflation may bring about a period in which consumers are reluctant to spend money, as consumers anticipate lower prices for products in the future. In the event of negative inflation, the Chinese government may impose controls on credit or prices, or take other actions which could inhibit economic activity, harming the market for our products.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

The majority of our revenues are settled in RMB and U.S. dollars, and any future restrictions on currency exchanges may limit our ability to use revenue generated in RMB to fund any future business activities outside China or to make dividends or other payments in U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the RMB for current account transactions, significant restrictions still remain. For instance, foreign enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents at banks in China authorized to conduct foreign exchange business. In addition, conversion of RMB for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. The Chinese regulatory authorities may impose more stringent restrictions on the convertibility of the RMB in the future.

Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may have negative effects on our company.

In October 2005, the PRC State Administration of Foreign Exchange, or SAFE, issued the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China, generally referred to as Circular 75, which required PRC residents to register with the local SAFE branch before establishing or acquiring control over an offshore special purpose company, or SPV, for the purpose of engaging in an equity financing outside of China on the strength of domestic PRC assets originally held by those residents. Internal implementing guidelines issued by SAFE, which became public in June 2007 (known as Notice 106), further expanded the reach of Circular 75.

ILH acquired certain interests in the Lorain Group Companies, which are controlled by Si Chen, our Chairman and Chief Executive Officer. Pursuant to Notice No. 75 and Notice 106, if a PRC resident has completed a round-trip investment through its established SPV but has not yet completed the required procedures of SAFE registration for offshore investment of the SPV, he must retroactively register the SPV with SAFE.

Mr. Chen is the beneficiary of ILH and may be required to register with and obtain approvals from SAFE or its agency in connection with respect to the direct offshore investment activities related to the acquisition of the Lorain Group Companies.

If the failure to identify and characterize Mr. Chen as a beneficial owner of ILH is determined by the PRC authorities to be a serious violation of the requirements of the PRC Company Law and the PRC Regulation of Registration of Companies, the Lorain Group Companies may be ordered by the company registration authority in the PRC to make corrections on its filed registration, to be fined an amount no less than RMB 5,000 and no more than RMB 50,000 or, in the worse scenario, to have its company registration certificate revoked or its business licenses canceled.

Moreover, because of uncertainty over how Circular 75 will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how it will affect our business operations or future strategies, such as our present and prospective PRC subsidiaries’ ability to conduct foreign exchange activities including the remittance of dividends and foreign currency-denominated borrowings. In addition, our PRC resident beneficial holders may be subject to compliance with Circular 75. Such holders may not be able to complete the necessary registration procedures required by Circular 75.

Currency fluctuations and restrictions on currency exchange may adversely affect our business, including limiting our ability to convert Chinese Renminbi into foreign currencies and, if Chinese Renminbi were to decline in value, reducing our revenue in U.S. dollar terms.

Our reporting currency is the U.S. dollar and our operations in China use their local currency as their functional currencies. Substantially all of our revenue and expenses are in Chinese Renminbi. We are subject to the effects of exchange rate fluctuations with respect to any of these currencies. For example, the value of the Renminbi depends to a large extent on Chinese government policies and China’s domestic and international economic and political developments, as well as supply and demand in the local market. Since 1994, the official exchange rate for the conversion of Renminbi to the U.S. dollar had generally been stable and the Renminbi had appreciated slightly against the U.S. dollar. However, on July 21, 2005, the Chinese government changed its policy of pegging the value of Chinese Renminbi to the U.S. dollar. Under the new policy, Chinese Renminbi may fluctuate within a narrow and managed band against a basket of certain foreign currencies. As a result of this policy change, Chinese Renminbi appreciated approximately 2.5% against the U.S. dollar in 2005 and 3.3% in 2006. It is possible that the Chinese government could adopt a more flexible currency policy, which could result in more significant fluctuation of Chinese Renminbi against the U.S. dollar. We can offer no assurance that Chinese Renminbi will be stable against the U.S. dollar or any other foreign currency.

The income statements of our operations are translated into U.S. dollars at the average exchange rates in each applicable period. To the extent the U.S. dollar strengthens against foreign currencies, the translation of these foreign currencies denominated transactions results in reduced revenue, operating expenses and net income for our international operations. Similarly, to the extent the U.S. dollar weakens against foreign currencies, the translation of these foreign currency denominated transactions results in increased revenue, operating expenses and net income for our international operations. We are also exposed to foreign exchange rate fluctuations as we convert the financial statements of our foreign subsidiaries into U.S. dollars in consolidation. If there is a change in foreign currency exchange rates, the conversion of the foreign subsidiaries’ financial statements into U.S. dollars will lead to a translation gain or loss which is recorded as a component of other comprehensive income. In addition, we have certain assets and liabilities that are denominated in currencies other than the relevant entity’s functional currency. Changes in the functional currency value of these assets and liabilities create fluctuations that will lead to a transaction gain or loss. We have not entered into agreements or purchased instruments to hedge our exchange rate risks, although we may do so in the future. The availability and effectiveness of any hedging transaction may be limited and we may not be able to successfully hedge our exchange rate risks.

Although Chinese governmental policies were introduced in 1996 to allow the convertibility of Chinese Renminbi into foreign currency for current account items, conversion of Chinese Renminbi into foreign exchange for capital items, such as foreign direct investment, loans or securities, requires the approval of the State Administration of Foreign Exchange, or SAFE, which is under the authority of the People’s Bank of China. These approvals, however, do not guarantee the availability of foreign currency conversion. We cannot be sure that we will be able to obtain all required conversion approvals for our operations or that Chinese regulatory authorities will not impose greater restrictions on the convertibility of Chinese Renminbi in the future. Because a significant amount of our future revenue may be in the form of Chinese Renminbi, our inability to obtain the requisite approvals or any future restrictions on currency exchanges could limit our ability to utilize revenue generated in Chinese Renminbi to fund our business activities outside of China, or to repay foreign currency obligations, including our debt obligations, which would have a material adverse effect on our financial condition and results of operations

Risks Related To the Market For Our Common Stock and this Offering

Certain of our stockholders have the ability to delay or prevent adoption of important business decisions based on their ownership of a significant percentage of our outstanding voting securities.

Mr. Chen is the record owner of approximately 53.6% of our outstanding voting securities. As a result, he possesses significant influence over our business. For instance, Mr. Chen may elect our board of directors, authorize significant corporate transactions or prevent a future change in control of our company.

Certain provisions of our Certificate of Incorporation may make it more difficult for a third party to effect a change- in-control.

Our Certificate of Incorporation authorizes our board of directors to issue up to 5,000,000 shares of preferred stock without stockholder approval. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the board of directors without further action by the stockholders. These terms may contain voting rights, including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion rights and redemption rights provisions. The issuance of any preferred stock could diminish the rights of holders of our common stock and could thereby reduce the value of such common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of our board of directors to issue preferred stock could make it more difficult to acquire our company and could negatively affect the market price of our common stock.

When the registration statement of which this prospectus forms a part becomes effective, there will be a significant number of shares of our common stock eligible for sale, which could depress the market price of our stock.

Following the effectiveness of the registration statement of which this prospectus forms a part, a large number of shares of our common stock which are currently restricted will be eligible for resale to the public market without restriction, which could harm the market price of our stock. Furthermore, the selling stockholders may be eligible to sell their shares of our common stock even if the registration statement of which this prospectus forms a part is not then effective, pursuant to Rule 144, and such sales may harm the market price of our stock.

The exercise of outstanding warrants issuable for shares of our common stock may cause dilution to existing shareholders.

There are currently warrants outstanding to purchase up to an aggregate of 4,082,892 shares of our common stock. The term of 1,527,197 of these warrants expires in May 2010, the term of 2,054,580 of these warrants expires in April 2012 and the term of 501,115 of these warrants expires in October 2014. The exercise prices of these warrants range from $3.70 to $4.25. per share, subject to adjustment. If holders of these warrants exercise the warrants in exchange for shares of our common stock, such issuances may have a dilutive effect on the stock ownership of existing shareholders and may harm the market price of our stock. Furthermore, if we were to attempt to obtain additional financing during the term of these warrants, the terms on which we obtain such financing may be adversely affected by the existence of these warrants.

We do not expect to pay dividends in the future, and any return on your investment may be limited to the value of the shares you acquire.

Other than a special cash dividend which we paid to holders of our common stock as of April 16, 2007, we have never declared or paid cash dividends. We do not anticipate paying any cash dividends on our common stock in the foreseeable future and any return on your investment may be limited to the value of the shares of our common stock that you acquire. We currently intend to retain and use any future earnings for the development and expansion of our business.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the factors described in the section captioned “Risk Factors” above.

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

Also, forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we reference in this prospectus, or that we filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

We will not receive any proceeds from the sales of any shares of common stock by the selling stockholders. However, we may receive up to $3.70 per common share from the exercise of warrants held by the selling stockholders if and when those warrants are exercised, which may result in proceeds to us of approximately $9.5 million if all warrants are exercised in exchange for cash. Any such proceeds would be used for general working capital.

DIVIDEND POLICY

Pursuant to a Preferred Stock Purchase Agreement with Halter Financial Investments, L.P., dated April 5, 2007, we paid a special cash dividend in the aggregate amount of $415,000, or $0.18 per share, to holders of common stock outstanding on April 16, 2007.

Other than noted above, we have never declared or paid cash dividends. Any future decisions regarding dividends will be made by our board of directors. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

MARKET FOR OUR COMMON STOCK

Our common stock is quoted on NYSE AMEX under the symbol “ALN”. As of November 23, 2009, the closing price for our common stock was $2.80 per share.

The following table sets forth, for the periods indicated, the high and low bid prices of our common stock. In the third quarter of 2007, we effected a one-for-32.84 reverse split of our common stock, reflected in the table below beginning with such quarter. Shares of our common stock were sparsely traded until May 2008.

	Bid Prices
	High	Low
Fiscal Year Ending December 31, 2009
First Quarter	$1.06	$0.51
Second Quarter	2.52	0.52
Third Quarter	2.95	2.25
Fourth Quarter (through November 23, 2009)	3.34	2.39

Fiscal Year Ended December 31, 2008
First Quarter	$23.00	$7.90
Second Quarter	19.50	2.00
Third Quarter	3.25	2.10
Fourth Quarter	2.15	0.80

Fiscal Year Ended December 31, 2007
First Quarter	N/A	N/A
Second Quarter	0.95	0.25
Third Quarter	9.00	0.20
Fourth Quarter	8.00	3.00

Approximate Number of Holders of Our Common Stock

On November 20, 2009, there were 332 stockholders of record of our common stock.

DILUTION

Our net tangible book value as of September 30, 2009 was $3.08 per share of common stock. Net tangible book value is determined by dividing our tangible book value (total assets less intangible assets including know-how, trademarks and patents and less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to us, our net tangible book value will be unaffected by this offering. However, there are currently 1,527,197 warrants outstanding which can be exercised at $4.25 per common share and an aggregate of 2,555,695 warrants outstanding which can be exercised at $3.70 per common share. The warrants may have a dilutive effect depending on our tangible book value at the time of their exercise. In addition, if the warrants are exercised, there may be a dilutive effect on our stockholders. The actual dilutive effect will be determined from time to time as based on the number of shares of our common stock held by such person and the number of warrants exercised.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We are an integrated food manufacturing company with headquarters in Shandong Province, China. We develop, manufacture and sell the following types of food products:

  chestnut products;

  convenience foods products (including ready-to-cook, or RTC, meals, ready-to-eat, or RTE, meals and meals ready-to-eat, or MRE); and

  frozen, canned, and bulk food products.

We conduct our production activities in China. Our products are sold in 26 provinces and administrative regions in China and 42 foreign countries. We believe that we are the largest chestnut processing manufacturer in China. We have developed brand equity for our chestnut products in China, Japan and South Korea over the past 10 to 15 years. We produced 53 high value-added processed chestnut products in 2008 and 49 high value-added processed chestnut products during the nine months ended September 30, 2009. We currently derive most of our revenues from sales of our chestnut products in China, Japan and South Korea. In 2009, our primary strategy has been to focus on increasing sales of our chestnut products in the domestic Chinese market and increasing the number of domestic sales to third party distributors. Our primary strategy for 2010 is to further expand our brand equity in the Chinese market for our chestnut products and to increase sales of our convenience food products in the Chinese market. In addition, we are working to expand our marketing efforts in Asia, Europe and the Middle East. We currently have limited sales and marketing activity in the United States, although our long-term plan is to significantly expand our activities there.

Production Factors that Affect our Financial and Operational Condition

Our business depends on obtaining a reliable supply of various agricultural products, including chestnuts, vegetables, fruits, red meat, fish, eggs, rice, flour and packaging products. During 2008, the cost of our raw materials increased from $36,920,585 to $64,980,230, for an increase of approximately 76%. However, during the nine months ended September 30, 2009, the cost of our raw materials increased from $27.1 to $27.2, for an increase of approximately 0.4%, as compared to the nine months ended September 30, 2008. We may have to increase the number of our suppliers of raw materials and expand our own agricultural operations in the future to meet growing production demands. Despite our efforts to control our supply of raw materials and maintain good relationships with our suppliers, we could lose one or more of our suppliers at any time. The loss of several suppliers may be difficult to replace and could increase our reliance on higher cost or lower quality suppliers, which could negatively affect our profitability. In addition, if we have to increase the number of our suppliers of raw materials in the future to meet growing production demands, we may not be able to locate new suppliers who could provide us with sufficient materials to meet our needs. Any interruptions to, or decline in, the amount or quality of our raw materials supply could materially disrupt our production and adversely affect our business and financial condition and financial prospects.

The average price that we paid for chestnuts in 2007 and 2008 was approximately $787 per metric ton and $727 per metric ton, respectively, excluding value added taxes. The average price that we paid for chestnuts in the nine months ended September 30, 2009 was $774 per metric ton, excluding value added taxes. We do not currently hedge against changes in our raw material prices. Consequently, if the costs of our raw materials increase further and we are unable to offset these increases by raising the prices of our products, our profit margins and financial condition could be adversely affected.

Uncertainties that Affect our Financial Condition

We spend a significant amount of cash on our operations, principally to procure raw materials for our products. Many of our suppliers, including chestnut, vegetable and fruit farmers, and suppliers of packaging materials, require us to pay for their supplies in cash on the same day that such supplies are delivered to us. However, some of the suppliers with whom we have a long-standing business relationship allow us to pay on credit. In 2008, we paid for approximately 10% of our raw materials on credit. We fund 60% of our working capital requirements out of cash flow generated from operations. If we fail to generate sufficient sales, or if our suppliers stop offering us credit terms, we may not have sufficient liquidity to fund our operating costs and our business could be adversely affected.

We also fund approximately 40% of our working capital requirements from the proceeds of short-term loans from Chinese banks. We expect to continue to do so in the future. Such loans are generally secured by our fixed assets, receivables and/or guarantees by third parties. Our average loan balance from short-term bank loans in 2008 was approximately $24 million. The term of almost all such loans is one year or less. Historically, we have rolled over such loans on an annual basis. However, we may not have sufficient funds available to pay all of our borrowings upon maturity. Failure to roll over our short-term borrowings at maturity or to service our debt could result in the imposition of penalties, including increases in rates of interest, legal actions against us by our creditors, or even insolvency. In addition, in 2007 and 2008, we funded approximately $3.8 million, in the aggregate, of our working capital requirements from the proceeds of a private placement transaction conducted in May 2007. On November 3, 2009, we raised an additional $12 million in a private placement transaction with the selling stockholders. In the event that we need to raise additional equity in the future, we can provide no assurances that we will be able to enter into any future financing or refinancing agreements on terms favorable to us, especially considering the current instability of the capital markets.

We anticipate that our existing capital resources and cash flows from operations and current and expected short-term bank loans will be adequate to satisfy our liquidity requirements for the next twelve months. However, if available liquidity is not sufficient to meet our operating and loan obligations as they come due, our plans include considering pursuing alternative financing arrangements or further reducing expenditures as necessary to meet our cash requirements. However, there is no assurance that, if required, we will be able to raise additional capital or reduce discretionary spending to provide the required liquidity. Currently, the capital markets for small capitalization companies are extremely difficult and banking institutions have become stringent in their lending requirements. Accordingly, we cannot be sure of the availability or terms of any third party financing.

The crisis of the financial and credit markets since the second half of 2008 has led to a severe economic recession worldwide, and the outlook for 2010 is uncertain. A continuation or worsening of unfavorable economic conditions, including the ongoing credit and capital markets disruptions, could have an adverse impact on our business, operating results or financial condition in a number of ways. For example, we may experience declines in revenues, profitability and cash flows as a result of reduced orders, delays in receiving orders, delays or defaults in payment or other factors caused by the economic problems of our customers and prospective customers. We may experience supply chain delays, disruptions or other problems associated with financial constraints faced by our suppliers and subcontractors. In addition, changes and volatility in the equity, credit and foreign exchange markets and in the competitive landscape make it increasingly difficult for us to predict our revenues and earnings into the future.

In 2008 and during the nine months ended September 30, 2009, some of our customers, including some of our large supermarket customers, delayed their payments for up to 60 to 90 days beyond their term. Our cash flow suffered while waiting for such payments. Consequently, at times we had to delay payments to our suppliers and to postpone business expansion as a result of these delayed payments. In 2008 and during the nine months ended September 30, 2009, we shortened credit terms for many of our international and domestic distributors from between 30 and 180 days to between 30 and 60 days. Our large customers may fail to meet these shortened credit terms, in which case we may not have sufficient cash flow to fund our operating costs and our business could be adversely affected.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

Results of Operations

The following tables set forth key components of our results of operations for the periods indicated, and the differences between the two periods expressed in dollars and percentages:

(in thousands of U.S.			Increase/Decrease	Increase/Decrease
dollars)	2008	2007	($)	(%)
Revenue	132,360	82,094	50,266	61%
Cost of Revenue	(101,213)	(61,932)	(39,281)	63%

Gross profit	31,147	20,162	10,985	54%

Operating Expenses:
Selling and Marketing	(6,166)	(2,623)	(3,543)	135%
General and administrative	(4,048)	(2,865)	(1,183)	41%

	20,933	14,674	6,259	43%
Income from continuing operations

Non-operating Income
(Expenses):
Investment Income		5	(5)	-100%
Government grant	329	1,373	(1,044)	-76%
Interest income	99	209	(110)	-53%
Other income	251	155	96	62%
Other expense	(162)	(1,446)	1,284	-89%
Interest Expense	(2,770)	(2,376)	(394)	17%

Income before taxes	18,681	12,595	6,086	48%
Income Taxes	(3,003)	(2,135)	(868)	41%
Income before Minority	15,678	10,460	5,218	50%
Interest
Minority Interest	(974)	(715)	(259)	36%

Net Income	14,703	9,745	4,958	51%

Revenue

Net Revenues. Net revenues increased by $50.3 million, or approximately 61.2%, to $132.4 million in 2008 from $82.1 million in 2007. This increase was attributable to the increased revenues generated from sales of each of our product segments, as reflected in the following table:

(in thousands of U.S. dollars)	2008 Revenues	2007 Revenues	Increase	Increase
	($)	($)	($)	(%)
Chestnut Products	83,028	45,799	37,228	81.3%
Convenience Products	25,737	15,289	10,448	68.3%
Frozen, Canned and Bulk	23,596	21,007	2,589	12.3%
Products
Total	132,360	82,095	50,265	61.2%

We believe that the increases reflected in the table above are attributable to the following factors, by percentage:

Category	Chestnut Products	Convenience Products	Frozen, Canned and Bulk Products
Increase in volume sold	62.8%	84.1%	-75.6%
Increase in average sales price	18.0%	-5.3%	154.0%
Increase in value of the	19.2%	21.2%	21.6%
U.S. dollar

The greatest increase in volume sold in 2008, as compared to 2007, was in the domestic PRC market. Revenues from sales in this market increased by approximately $42.9 million, or approximately 88%, in 2008. As a percentage of total revenues, revenues from sales in the domestic PRC market increased to approximately 69% from approximately 59% in 2007.

In addition, in 2008, revenues from sales to Japan, South Korea, France and the UK increased, in the aggregate, approximately $10.1, or 42%, compared to 2007, partially offset by a decrease of an aggregate of $0.57 million, or 54%, of sales to the United States compared to 2007. See Note 16 to the financial statements contained elsewhere in this prospectus for more information on the breakdown of our sales per geographic region.

Cost of Revenues. Our cost of revenues increased $39.3 million, or approximately 63%, to $101.2 million in 2008 from $61.9 million in 2007. This increase was attributable to the following factors, by percentage:

Allocation of Increase in Cost of Revenues
Category	(%)
Raw Materials	76
Currency (RMB) Appreciation	11
Other Allocated Overhead (utilities, freight, equipment consumables)	6
Wages	6
Depreciation	1

Raw material costs increased to $64,980,230, or approximately 76%, in 2008 from $36,920,585 in 2007. This increase was attributable to the increase by approximately 40% and 472%, respectively, in the volume of raw chestnuts and meats purchased in 2008, when compared to 2007. This increase was offset by a decrease of approximately 50% in the volume of raw vegetables and fruits purchased in 2008, when compared to 2007. We purchased a significantly higher volume of raw meat for use in our convenience products because our sales of such products increased significantly in 2008. We purchased a significantly lower volume of raw fruits and vegetables for use in our frozen, canned and bulk products because the price of fruits and vegetables increased significantly in 2008, resulting in less demand for such products.

The following table reflects the changes in our cost of revenues in 2008 as compared to 2007 among our different segments:

(thousands of U.S. dollars)	2008 Cost of Revenues	2007 Cost of Revenues	Increase/ (Decrease)
	($)	($)	(%)
Chestnut Products	62,092	33,455	85.6%
Convenience Products	20,258	11,837	71.1%
Frozen, Canned and Bulk	18,863	16,640	13.4%
Products
Total	101,213	61,932	63.4%

Gross Profit. Our gross profit increased $10.9 million, or 54.5%, to $31.1 million in 2008 from $20.2 million in 2007 as a result of higher net revenues, partially offset by higher cost of revenues, for the reasons indicated above.

Operating Expenses

Selling and Marketing Expenses. Our selling and marketing expenses increased approximately $3.6 million, or 135%, to $6.2 million in 2008 from $2.6 million in fiscal year 2007. The following table reflects the main factors that contributed to this increase as well as the dollar amount that each factor contributed to this increase:

(in thousands of U.S. dollars)	Increase in costs in 2008 over 2007
Shipping and inspection fees	1,437
Port surcharges	1,373
Tariffs	288
Supermarket fees	161
Wages (sales personnel)	59

The increases listed in the table above were partially offset by an aggregate of $114,834 of decreases of other factors, including customer lodging, phone, postage and courier charges, toll road expense, warehousing costs and expenses for professional movers.

General and Administrative Expenses. Our general and administrative expenses increased approximately $1.1 million, or 41.3%, to $4.0 million in 2008 from $2.9 million in 2007. The following table reflects the main factors that contributed to this increase as well as the dollar amount that each factor contributed to this increase:

(in thousands of U.S. dollars)	Increase in costs in 2008 over 2007
Personnel Benefits (non-wage benefits)	1,437
Consultation fees	1,373
Entertainment	288
Insurance fees	161
Research and development fees	59

Government Subsidy Income

Government subsidy income decreased from approximately $1.4 million in 2007 to approximately $329,000 in 2008, representing grants received from the local Beijing County, Junan County and Miyun County governments to assist us in our reconstruction of our Beijing facility following the outbreak of a fire in that facility in May 2007.

Income Before Taxation and Minority Interest

Income before taxation and minority interest increased $6.1 million, or 48.3%, to $18.7 million in 2008 from $12.6 million in 2007 as a result of higher revenues, partially offset by higher costs of revenues and operating expenses, for the reasons indicated above.

Income Taxes

Income taxes increased $0.87 million, or 40.7%, to $3.0 million in 2008, as compared to $2.1 million in 2007. This increase was attributable to the higher income earned in 2008 as compared to 2007.

Effective January 1, 2008, the PRC government implemented a new 25% tax rate across the board for all enterprises, without any tax holiday. However, the PRC government has established a set of transition rules to allow enterprises that already started tax holidays before January 1, 2008 to continue utilizing such tax holidays until they are fully utilized.

The income tax rates applicable to our Chinese operating subsidiaries in 2007, 2008, and 2009 are depicted in the following table:

Income Tax	2007	2008	2009
Junan Hongrun	15%	15%	25%
Luotian Lorain	0%	15%	15%
Beijing Lorain	0%	0%	15%
Shandong Lorain	30%	25%	25%

Minority Interest. The Company holds 80.2% of the equity of its subsidiary Shandong Lorain, which is reflected in the minority interest of $0.97 million in 2008 and $0.72 million in 2007.

Net Income.

Net income increased $4.9 million, or 50.9%, to $14.7 million in 2008 from $9.7 million in fiscal year 2007, as a result of the factors described above.

Three Months Ended September 30, 2009 Compared to Three Months Ended September 30, 2008

The following table summarizes the results of our operations during the three-month periods ended September 30, 2009 and September 30, 2008, respectively, and provides information regarding the dollar and percentage increase or (decrease) from the three-month period ended September 30, 2008 compared to the three-month period ended September 30, 2009.

(All amounts, other than percentages, stated in thousands of U.S. dollars)

	Three months ended			Percentage
	September 30,		Dollar($)	(%)
			Increase	Increase
	2009	2008	(Decrease)	(Decrease)
Net revenues	$38,675	$36,727	$1,948	5.3%
Cost of revenues	29,567	29,001	566	2.0%
Gross profit	9,108	7,727	1,381	17.9%
Operating expenses
Selling and marketing expenses	1,165	831	334	40.2%
General and administrative expenses	907	848	59	7.0%
Operating Income	7,036	6,048	988	16.3%
Government subsidy income	44	0	44
Interest and other income	24	181	(157)	(86.7%	)
Other expenses	53	(57)	110	193%
Interest expense	857	627	230	36.7%
Earnings before tax	6,194	5,658	536	9.5%
Income tax	1,397	905	492	54.4%
Income before minority interests	4,798	4,753	45	0.9%
Minority interests	300	295	5	1.7%
Net income	$4,497	$4,459	$38	0.9%

Revenue

Net Revenues. Our net revenue for the three months ended September, 2009 amounted to $38.7 million, which represents an increase of approximately $1.9 million, or 5.3%, from the three-month period ended on September 30, 2008, in which our net revenue was $36.7 million. The increased revenues were attributable to increased revenues from sales of our chestnut and convenience food products as a result of 16.3% and 12.0% increase in sales respectively of such products thanks to our effective marketing efforts and well established domestic and international distribution network.

Cost of Revenues. During the three months ended September 30, 2009, we experienced an increase in cost of revenue of $.566 million, in comparison to the three months ended September 30, 2008, from $29.0 million to $29.6 million, reflecting an increase of approximately 2%. Approximately 21%, or $0.12 million, of this increase was attributable to an increase in raw material costs, which increased from $27.1 million during the three months ended September 30, 2008 to $27.2 million, or approximately 0.4%, during the three months ended September 30, 2009.

The factors that contributed to the remaining 79% increase in cost of revenues were: an increase in wage expense for factory workers, an increase in depreciation expenses for capital equipment and an increase in the cost of consumables used in conjunction with capital equipment.

Gross Profit. Our gross profit increased $1.4 million, or 17.9%, to $9.1 million for the three months ended September 30, 2009 from $7.7 million for the same period in 2008 as a result of higher net revenues, offset by higher costs of revenues, for the reasons indicated immediately above.

Operating Expenses

Selling and Marketing Expenses. Our selling and marketing expenses increased approximately $0.33 million, or 40.2%, to $1.16 million in the third quarter of 2009 from $.831 million in the third quarter of 2008. The following table reflects the main factors that contributed to this increase as well as the dollar amount that each factor contributed to this increase:

(in U.S. dollars)	Increase in Costs in the Three Months Ended September 30, 2009 over the Three Months Ended September 30, 2008
Shipping and inspection fees	$25,682
Transportation	$354,584
Commissions	$52,971
Supermarket fees	$45,502
Wages (sales personnel)	$65,112

The increases listed in the table above were partially offset by decreases in dollar amount of other factors, including customer lodging, phone, postage and courier charges, toll road expense, warehousing costs and expenses for professional movers.

Selling and marketing expenses increased because we expanded the distribution of our products in China. In addition, we introduced several new convenience food products and initiated a marketing and promotional campaign for our chestnut and convenience food products.

General and Administrative Expenses. We experienced an increase in general and administrative expense of approximately $0.06 million from approximately $0.847 million to approximately $0.907 million for the three months ended September 30, 2009, compared to the same period in 2008. The following table reflects the main factors that contributed to this increase, which was partially offset by other factors that contributed to decrease of the expenses:

Factor	Dollar Increase
Office expenses	$85,024
Consultation fees	$21,592
Stamp Duty	$4,865
Waste Processing fees	$10,717

Income Before Taxation and Minority Interest

Income before taxation and minority interest increased $0.536 million, or 9.5%, to $6.19 million for the three months ended September 30, 2009 from $5.66 million for the same period of 2008. The increase was mainly attributable to the increase of our sales revenue as described above in the three months ended September 30, 2009 as compared to the three months ended September 30, 2008.

Income Taxes

Income taxes increased $0.492 million, or 54.4%, to $1.396 million in the third quarter of 2009, as compared to $0.904 million in the third quarter of 2008. This increase was attributable to the higher income tax rate in 2009 as compared to 2008.

Effective January 1, 2008, the PRC government implemented a new 25% tax rate across the board for all enterprises, without any tax holiday. However, the PRC government has established a set of transition rules to allow enterprises that already started tax holidays before January 1, 2008 to continue utilizing such tax holidays until they are fully utilized.

The income tax rates applicable to our Chinese operating subsidiaries in 2008 and 2009 are depicted in the following table:

	2008	2009
Junan Hongrun	15%	25%
Luotian Lorain	15%	15%
Beijing Lorain	-	15%
Shandong Lorain	25%	25%

Net Income

Net income increased $.039 million, or 0.9%, to $4.497 million for the three months ended September 30, 2009 from $4.458 million for the same period of 2008. The increase was attributable to increased sales revenue and lower cost of goods sold and partially offset by increased selling and marketing expenses and higher income tax in the three months ended September 30, 2009 as compared to the three months ended September 30, 2008.

Nine Months Ended September 30, 2009 Compared to Nine Months Ended September 30, 2008

The following table summarizes the results of our operations during the nine-month periods ended September 30, 2009 and September 30, 2008, respectively, and provides information regarding the dollar and percentage increase or (decrease) from the nine-month period ended September 30, 2008 compared to the nine-month period ended September 30, 2009.

(All amounts, other than percentages, stated in thousands of U.S. dollars)
	Nine months ended			Percentage
	September 30,		Dollar($)	(%)
			Increase	Increase
	2009	2008	(Decrease)	(Decrease)
Net revenues	$83,841	$75,680	$8,161	10.8%
Cost of revenues	64,280	58,819	5,461	9.3%
Gross profit	19,561	16,861	2,700	16.0%
Operating expenses
Selling and marketing expenses	3,556	2,066	1,490	72.1%
General and Administrative expenses	2,798	2,480	318	12.8%
Operating Income	13,207	12,314	892	7.2%
Government subsidy income	240	38	202	538.0%
Interest and other income	233	288	(56)	(19.3%	)
Other expenses	234	48	186	385.3%
Interest expense	2,206	1,901	305	16.0%
Earnings before tax	11,240	10,691	548	5.1%
Income tax	2,580	1,788	792	44.3%
Income before minority interests	8,660	8,903	(243)	(2.7%	)
Minority interests	551	595	(45)	(7.5%	)
Net income	$8,109	$8,308	$(199)	(2.4%	)

Revenue

Net Revenues. Our net revenue for the nine months ended September 30, 2009 amounted to $83.8 million, which is approximately $8.1 million or 10.8% more than that of the same period ended on September 30, 2008 where we had revenue of $75.7 million. The increased revenues were attributable to the success of the Company's marketing strategies, operational enhancements and expansion of sales markets, primarily in China. In addition, through third party agents that we contracted with, our products were sold to a total of over 3,000 supermarkets in China as of September 30, 2009.

During the nine months ended September 30, 2009, revenues from sales of chestnut products increased by $5.2 million, or 13.2%, and revenues from sales of convenience food products increased by $1.7 million, or 10.6%, and sales of frozen, canned and bulk food products increased $1.2 million, or 5.8%, compared to the same period in 2008.

Cost of Revenues. Our cost of goods sold, which consists of raw materials, direct labor and manufacturing overhead expenses, was $64.3 million for the nine month period ended September 30, 2009, an increase of $5.5 million or 9.3%, as compared to $58.8 million for the nine month period ended September 30, 2008. The cost of goods sold increased because the sales in the first nine months of 2009 increased as compared to the same period ended September 30, 2008.

Gross Profit. Our gross profit increased $2.7 million, or 16% to $19.6 million for the nine months ended September 30, 2009 from $16.9 million for the same period in 2008. This increase was attributable to increased sales revenue.

Operating Expenses

Selling and Marketing Expenses. Selling and marketing expenses increased $1.5 million, or 72.1% to $3.6 million for the nine months ended September 30, 2009 from $2.1 million for the same period in 2008. This increase mainly resulted from increased efforts to market our products in our domestic market.

General and Administrative Expenses. General and administrative expenses increased $0.32 million, or 12.8% to $2.8 million for the nine months ended September 30, 2009 from $2.5 million for the same period of 2008. The increase of general and administrative expenses was primarily attributable to increased office expenses relative to our expanded business, the increased compensation for managerial personnel and expansion of our distribution channels.

Income Before Taxation and Minority Interest

Income before taxation and minority interest increased $0.55 million or 5.1% to $11.2 million for the nine months ended September 30, 2009 from $10.7 million for the same period of 2008. The increase was primarily a result of the higher revenue during the nine month period ended on September 30, 2009 as compared to 2008.

Income Taxes

Income taxes increased $0.79 million or 44.3% to $2.6 million for the nine months ended September 30, 2009 from $1.8 million for the same period of 2008. The increase of tax paid was primarily a result of the increase of income in the first nine months ended September 30, 2009 as well as increased income tax rate, as compared to the same period in 2008.

Net Income

Net income decreased $0.2 million, or 2.4% to $8.1 million for the nine months ended September 30, 2009 from $8.3 million for the same period of 2008. The decrease was primarily a result of higher selling and marketing expenses and increased income tax.

Liquidity and Capital Resources

General

Our primary capital needs have been to fund the working capital requirements necessitated by our sales growth, adding new products and expansion of our facilities. Our primary sources of financing have been cash generated from operations, short-term loans from banks in China and financing from private placement transactions. In 2007, we obtained approximately $19 million from a private placement transaction. Proceeds from such transaction, together with cash generated from operations and short-term bank loans, have been used to fund our working capital needs. We used most of the proceeds of the private placement to build infrastructure at several of our facilities. At December 31, 2008, total unused proceeds from the private placement were $0, as compared to approximately $6.5 million at December 31, 2007. On November 3, 2009, we raised an additional $12 million in a private placement transaction with the selling stockholders. In the event that we need to raise additional equity in the future, we can provide no assurances that we will be able to enter into any future financing or refinancing agreements on terms favorable to us, especially considering the current instability of the capital markets. At December 31, 2008, cash and cash equivalents (including restricted cash) were $6.6 million, as compared to $8.8 million at December 31, 2007. At September 30, 2009, cash and cash equivalents (including restricted cash) were $5.2 million.

We expect to continue to finance our operations and working capital needs in 2009 from cash generated from operations and short-term bank loans. In addition, we currently plan to finance or refinance approximately $23 million in the form of short-term bank loans in 2009. Currently, we have negotiated loans with certain banks in China for an aggregate of $25 million. We expect that anticipated cash flows from operations and short-term bank loans will be sufficient to fund our operations through at least the next twelve months.

If available liquidity is not sufficient to meet our operating and loan obligations as they come due, our plans include pursuing alternative financing arrangements or reducing expenditures as necessary to meet our cash requirements. However, there is no assurance that we will be able to raise additional capital or reduce discretionary spending to provide required liquidity. Currently, the capital markets for small capitalization companies are extremely difficult. Accordingly, we cannot be sure of the availability or terms of any alternative financing arrangements.

Year Ended December 31, 2008 Compared to Year Ended December 30, 2007

The following table provides detailed information about our net cash flow for all financial statements periods presented in this prospectus.

Cash Flows Data:
(in thousands of U.S. dollars)	For year ended December 31,
	2008	2007
Net cash flows provided by (used in) operating activities	19,508	(3,585)
Net cash flows provided by (used in) investing activities	(20,316)	(12,440)
Net cash flows provided by (used in) financing activities	(8,134)	19,664

Operating Activities

Net cash provided by operating activities for 2008 was $19.5 million and net cash used in operating activities for 2007 was $3.6 million. The increase of approximately $23.1 million in net cash flows provided by operating activities resulted primarily from an increase in net income of approximately $5.0 million, a decrease in accounts receivable of approximately $38.4 million and a decrease in inventories of approximately $1.6 million, partially offset by a decrease in accounts payable of approximately $21.2 million. In 2008, we increased our direct sales to third-party distributors, who do not pay on credit, thereby decreasing our accounts receivables. In addition, we were required to pay our suppliers on shorter terms, thereby decreasing our accounts payable.

Investing Activities

Our uses of cash for investment activities are primarily payments for the acquisition and construction of property, plants and equipment.

Net cash used in investing activities for 2008 was $20.3 million and $12.4 million, respectively, for 2008 and 2007. The increase of approximately $7.9 million resulted primarily from an increase of $7.5 million in the construction of refrigerated storage, vegetable tents and of comprehensive workshops for the processing of chestnut and other food products in 2008.

Financing Activities

Net cash used in financing activities for 2008 was $8.1 million and net cash provided by financing activities for 2007 was $19.7 million. The increase of approximately $27.8 million in net cash used by financing activities resulted primarily from a decrease of $17.3 million in paid-in capital provided in connection with a private placement in 2007 and an increase of approximately $22.6 million in bank repayments, partially offset by an increase of approximately $9.7 in bank borrowings and $2.5 million in proceeds from notes.

Loan Facilities

As of December 31, 2008, the amounts and maturity dates for our bank loans were as follows:

All amounts, other than percentages, in thousands of U.S. dollars.

Banks	Amounts	Beginning	Ending	Interest Rate	Duration
Beijing Miyun County Shilipu Rural Financial Institution	2,772.02	9/30/2008	9/30/2009	8.54%	12 months
Bank of Beijing	291.79	7/28/2008	7/28/2009	7.72%	12 months
Junan County Industrial and Commercial Bank	145.90	1/11/2008	1/10/2009	6.12%	12 months
Junan County Industrial and Commercial Bank	240.04	11/21/2008	2/19/2009	3.17%	3 months
Junan County Industrial and Commercial Bank	393.92	9/12/2008	3/4/2009	8.54%	4 months
Junan County Industrial and Commercial Bank	120.76	11/28/2008	2/26/2009	10.18%	3 months
Junan County Industrial and Commercial Bank	173.67	12/5/2008	3/5/2009	10.18%	3 months
Junan County Industrial and Commercial Bank	118.16	11/21/2008	2/19/2009	3.17%	3 months
Junan County Construction Bank	25.17	9/25/2008	12/24/2008	7.45%	3 months
Junan County Construction Bank	102.13	9/25/2008	2/24/2009	7.45%	5 months
Junan County Construction Bank	1,575.68	10/22/2008	1/22/2009	10.45%	3 months
Junan County Construction Bank	116.72	11/5/2008	2/3/2009	7.24%	3 months
Junan County Agriculture Bank	583.58	8/7/2008	8/6/2009	12.70%	12 months
Junan County Agriculture Bank	656.53	8/22/2008	8/18/2009	12.70%	12 months
Junan County Agriculture Bank	364.74	9/3/2008	8/18/2009	12.70%	12 months
Junan County Agriculture Bank	1,458.96	9/27/2008	3/27/2009	10.56%	6 months
Union Bank (China) Co., Ltd.	1,156.96	1/28/2008	1/14/2009	5.49%	12 months
Linyi Commercial Bank	685.71	2/1/2008	1/5/2009	13.07%	11 months
Linyi Commercial Bank	656.53	2/2/2008	1/12/2009	13.07%	11 months
Linyi Commercial Bank	1,458.96	9/28/2008	1/12/2009	8.58%	4 months
Linyi Commercial Bank	116.72	9/28/2008	1/12/2009	8.58%	4 months
China Agricultural Bank, Luotian Square Branch	817.02	9/8/2008	9/7/2009	7.47%	12 months
China Agricultural Bank, Luotian Square Branch	291.79	9/8/2008	9/7/2009	7.47%	12 months
Bank of China, Junan Branch	4.01	9/19/2006	5/19/2009	7.50%	36 months
Credit union,Junan	43.77	8/6/2008	1/7/2009	8.58%	4 months
Credit union,Junan	43.77	9/11/2008	1/12/2009	8.58%	3 months
Agricultural Development Lutian Government	25.53	1/11/2008	12/11/2011	2.10%	4 years
Union Commercial Bank (China)	551.44	1/29/2008	1/14/2011	5.49%	3 years
Total	14,991.98

Loans listed in the table above whose maturity dates are prior to the date hereof have either been repaid or have been extended by the lending banks for either 6 months or 1 year.

Nine Months Ended September 30, 2009 Compared to Nine Months Ended September 30, 2008

As of September 30, 2009, we had cash and cash equivalents (including restricted cash) of $5.2 million. The following table provides detailed information about our net cash flow for all financial statements periods presented in this report.

	Cash Flow (in thousands) Nine Months Ended September 30,
	2009	2008
Net cash provided by (used in) operating activities	$(15,739)	$4,631
Net cash provided by (used in) investing activities	$1,233	$(13,708)
Net cash provided by (used in) financing activities	$14,792	$6,482
Net cash flow (outflow)	$286	$(2,594)

Operating Activities

Net cash used in operating activities was $15.7 million for the nine months period ended September 30, 2009, which is a decrease of $20.3 million from the $4.6 million provided by operating activities for the same period of 2008. The decrease of net cash provided by operating activities in the first nine months of fiscal 2009 was primarily a result of additional decrease in accounts and other payables of approximately $7.1 million and less decrease in accounts and other receivables of approximately $16.4 million as compared to the same period in 2008.

Investing Activities

Our main uses of cash for investment activities are payments for the acquisition of property, plants and equipment.

Net cash provided by investing activities for the nine months period ended September 30, 2009 was $1.2 million, which is an increase of $14.9 million from net cash used in investing activities of $13.7 million for the same period of 2008. The increase was primarily due to reduced investment in fixed assets and decrease in restricted cash in 2009.

Financing Activities

Net cash provided by financing activities for the nine months period ended September 30, 2009 was $14.8 million, which is an increase of $8.3 million from $6.5 million net cash provided by financing activities during the same period in 2008. The increase of the net cash provided by financing activities was primarily a result of increased short term bank borrowing in 2009.

Loan Facilities

As of September 30, 2009, the amounts and maturity dates for our short-term bank loans are as set forth in the Notes to the Financial Statements. The total amounts outstanding were $34.6 million as of September 30, 2009, compared with $14.4 million as of December 31, 2008. We believe that our currently available working capital, after receiving the aggregate proceeds of the credit facilities referred to above, should be adequate to sustain our operations at our current levels through at least the next twelve months.

Obligations under Material Contracts

We do not have any material contractual obligations as of September 30, 2009.

Critical Accounting Policies

The preparation of financial statements in conformity with United States generally accepted accounting principles requires our management to make assumptions, estimates and judgments that affect the amounts reported in the financial statements, including the notes thereto, and related disclosures of commitments and contingencies, if any. We consider our critical accounting policies to be those that require the more significant judgments and estimates in the preparation of financial statements, including the following:

  Method of Accounting -- We maintain our general ledger and journals with the accrual method accounting for financial reporting purposes. The financial statements and notes are representations of management. Accounting policies adopted by us conform to generally accepted accounting principles in the United States of America and have been consistently applied in the presentation of financial statements, which are compiled on the accrual basis of accounting.

  Use of estimates -- The preparation of the financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however, actual results could differ materially from those estimates.

  Principles of consolidation -- The consolidated financial statements are presented in US Dollars and include the accounts of the Company and its commonly controlled entity. All significant inter-company balances and transactions are eliminated in combination.

As of December 31, 2008, the particulars of the commonly controlled entities are as follows:

Name of Company	Place of Incorporation	Attributable Equity Interest %	Registered Capital
Shandong Lorain Co., Ltd	PRC	80.2	$12,901,823	(RMB 100,860,000)
Luotian Lorain Co., Ltd	PRC	100	$1,279,181	(RMB 10,000,000)
Junan Hongrun Foodstuff Co., Ltd	PRC	100	$2,430,445	(RMB 19,000,000)
Beijing Lorain Co., Ltd	PRC	100	$1,279,181	(RMB 10,000,000)
  Accounting for the Impairment of Long-Lived Assets -- The long-lived assets held and used by us are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets.

If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

During the reporting years, there was no impairment loss.

  Revenue recognition -- Our revenue recognition policies are in compliance with Staff Accounting Bulletin (SAB) 104. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, we have no other significant obligations and collectability is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

Our revenue consists of invoiced value of goods, net of a value-added tax (VAT). No product return or sales discount allowance is made as products delivered and accepted by customers are normally not returnable and sales discount is normally not granted after products are delivered.

Recent Accounting Pronouncements

In March 2008, the FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133" ("SFAS 161"). SFAS 161 applies to all derivative instruments and related hedged items accounted for under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 161 requires entities to provide greater transparency about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity's financial position, results of operations and cash flows. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008.

In May 2008, the FASB issued SFAS No. 162, "The Hierarchy of Generally Accepted Accounting Principles" ("SFAS 162"). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (the GAAP hierarchy). Statement 162 will become effective 60 days following the SEC's approval of the Public Company Accounting Oversight Board amendments to AU Section 411, "The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles."

In May 2008, the FASB issued FSP Accounting Principles Board ("APB") 14-1 "Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)" ("FSP APB 14-1"). FSP APB 14-1 requires the issuer of certain convertible debt instruments that may be settled in cash (or other assets) on conversion to separately account for the liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer's non-convertible debt borrowing rate. FSP APB 14-1 is effective for fiscal years beginning after December 15, 2008 on a retroactive basis.

In September 2008, FASB issued FSP No. 133-1 and FIN 45-4, “Disclosures about Credit Derivatives and Certain Guarantees”, an amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161. This FSP is intended to improve disclosures about credit derivatives by requiring more information about the potential adverse effects of changes in credit risk on the financial position, financial performance, and cash flows of the sellers of credit derivatives. The provisions of the FSP that amend Statement 133 and FIN 45 are effective for reporting periods (annual or interim) ending after November 15, 2008.

This FSP amends FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, to require disclosures by sellers of credit derivatives, including credit derivatives embedded in hybrid instruments. This FSP also amends FASB Interpretation (FIN) No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, to require an additional disclosure about the current status of the payment/performance risk of a guarantee. The provisions of the FSP that amend Statement 133 and FIN 45 are effective for reporting periods (annual or interim) ending after November 15, 2008.

Finally, this FSP clarifies the effective date in FASB Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities. The disclosures required by Statement 161 should be provided for any reporting period (annual or quarterly interim) beginning after November 15, 2008. For example, an entity with a March 31 fiscal year-end should provide the disclosures for its fourth quarter interim period ending March 31, 2009, in its 2009 annual financial statements. This clarification of the effective date of Statement 161 is effective upon issuance of the FSP.

In May 2009, the FASB issued SFAS No. 165, "Subsequent Events" ("SFAS 165"). SFAS 165 is intended to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date, that is, whether that date represents the date the financial statements were issued or were available to be issued. SFAS 165 is effective for interim or annual financial periods ending after June 15, 2009.

In June 2009, FASB issued FASB Statement No. 166, Accounting for Transfers for Financial Assets and FASB Statement No. 167, a revision to FASB Interpretation No. 46 (Revised December 2003), Consolidation of Variable Interest Entities.

Statement 166 is a revision to FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, and will require more information about transfers of financial assets, including securitization transactions, and where entities have continuing exposure to the risks related to transferred financial assets. It eliminates the concept of a "qualifying special-purpose entity," changes the requirements for derecognizing financial assets, and requires additional disclosures.

Statement 167 is a revision to FASB Interpretation No. 46 (Revised December 2003), Consolidation of Variable Interest Entities, and changes how a reporting entity determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a reporting entity is required to consolidate another entity is based on, among other things, the other entity’s purpose and design and the reporting entity’s ability to direct the activities of the other entity that most significantly impact the other entity’s economic performance.

On July 1, 2009, FASB issued FASB Statement No. 168, The "FASB Accounting Standards Codification" and the Hierarchy of Generally Accepted Accounting Principles. The ASC has become the source of authoritative US GAAP recognized by the FASB to be applied by nongovernmental entities and provides that all such guidance carries an equal level of authority. The ASC is not intended to change or alter existing GAAP. The ASC is effective for interim and annual periods ending after September 15, 2009.

We are currently evaluating the potential impact, if any, of the adoption of the above recent accounting pronouncements on our consolidated results of operations and financial condition.

Off-Balance Sheet Arrangements

We do not have any off-balance arrangements.

OUR BUSINESS

Overview of Our Business

We are an integrated food manufacturing company with headquarters in Shandong Province, China. We develop, manufacture and sell the following types of food products:

  chestnut products;

  convenience foods products (including ready-to-cook, or RTC, meals, ready-to-eat, or RTE, meals and meals ready-to-eat, or MRE); and

  frozen, canned, and bulk food products.

We conduct our production activities in China. Our products are sold in 26 provinces and administrative regions in China and 42 foreign countries. We derive most of our revenues from sales in China, Japan and South Korea. In 2009, our primary strategy has been to focus on increasing sales of our chestnut products in the domestic Chinese market and increasing the number of domestic sales to third party distributors. Our primary strategy for 2010 is to further expand our brand equity in the Chinese market for our chestnut products and to increase sales of our convenience food products in the Chinese market. In addition, we are working to expand our marketing efforts in Asia, Europe and the Middle East. We currently have limited sales and marketing activity in the United States, although our long-term plan is to significantly expand our activities there.

Organizational Structure

ALC is a Nevada corporation that was incorporated in Delaware on February 4, 1986 and was formerly known as Millennium Quest, Inc. On May 3, 2007, ALC completed a recapitalization, or reverse merger, with ILH. Prior to that date, ALC did not engage in active business operations other than to search for a potential acquisition target. Effective November 9, 2009, ALC reincorporated in Nevada from Delaware.

ALC wholly owns ILH. ILH wholly owns two Chinese operating subsidiaries, Luotian Lorain and Junan Hongrun, directly. In addition, together with Junan Hongrun, ILH wholly owns Beijing Lorain and owns approximately 80% of Shandong Lorain (Shandong Economic Development Investment Co. Ltd. owns approximately 20%). We sometimes refer to our four Chinese operating subsidiaries throughout this prospectus as the Lorain Group Companies. On page 2 above is an organizational chart of ALC, ILH and the Lorain Group Companies:

Products

Our products are categorized into the following three segments:

  chestnut products;

  convenience foods; and

  frozen, canned and bulk food.

We produced 234 products in 2008, including 52 new products in our convenience foods segment. We discontinued 10 products in 2008, primarily in our frozen, canned and bulk food segment. During the nine months ended September 30, 2009, we produced 239 products, including 18 new products in our convenience food segment. We discontinued 16 products during such period across all three product segments which had lower margins or did not receive good feedback from our customers.

Our chestnut products and convenience foods were our main profit centers in 2008 and during the nine months ended September 30, 2009. Our convenience foods segment has been the fastest growing portion of our business and was one of the main catalysts of our growth during 2008 and during the nine months ended September 30, 2009. Frozen, canned and bulk food products accounted for a substantial portion of our revenues in 2008 and during the nine months ended September 30, 2009 but generated lower profit margins than our chestnut and convenience products.

Chestnut Products

We believe that we are the largest chestnut processing manufacturer in China. We have developed brand equity for our chestnut products in China, Japan and South Korea over the past 10 to 15 years. We produced 53 high value-added processed chestnut products in 2008. In 2008, this segment contributed 63% of our total revenues. During the nine months ended September 30, 2009, we produced 49 high value-added processed chestnut products. This segment contributed 54% of our total revenues during such period.

Our best selling products in 2008 and thus far in 2009 included our aerated open-bottom chestnuts, which are chestnuts packaged with nitrogen; sweetheart chestnuts, which are sweet preserved chestnuts; chestnuts in syrup, which are very popular in Japan and South Korea; and chopped chestnut kernels. The majority of our chestnut products are natural and do not contain chemical additives.

The chestnut, in contrast to many other tree nuts, contains small quantities of oil and is very high in complex carbohydrates. This makes them useful for a wider food range than other common nuts. Chestnuts are commonly steamed, boiled, sugar stir-fried, roasted or added into dishes or desserts as an ingredient.

China is the largest grower of chestnuts, followed by South Korea and Japan. In recent years, the chestnut production in South Korea and Japan has declined. This has been attributed to the increasing labor costs and operational costs incurred in growing chestnuts. Because of the declining domestic production, South Korean and Japanese customers have grown to rely more on imported chestnut products. Our strategy is to take advantage of these trends.

We differentiate our chestnut products based on flavor, size and method of packaging. For instance, some of our chestnut products that are sold in Japan are packaged in plastic bags or tin cans, each considered a different product. Similarly, some of our chestnut products are processed with hot water or cold water, each considered a different product.

Chestnut season in China lasts from September to January. We purchase and produce raw chestnuts during these months and store them in our refrigerated storage facilities throughout the year. Once we obtain a purchase order during the rest of the year, we remove the chestnuts from storage, process them and ship them within one day of production.

Convenience Foods

Our convenience food products are characterized as follows:

  Ready-to-cook, or RTC, food products;

  Ready-to-eat, or RTE, food products; and

  Meals ready-to-eat, or MRE, food products.

These products are intended to meet the current demands of our customers for safe, wholesome and tasty foods that are easily prepared.

RTCs can be served after a few easy cooking procedures. Typically, when preparing a RTC, customers need only to heat the food in a microwave or boil it for several minutes before eating. Our best selling RTCs in 2008, and during the first nine months of 2009, were cattle bone soup, beef and lamb.

RTEs can be served without any cooking. Our best selling RTEs in 2008, and during the first nine months of 2009, were smoked fish and stewed beef with sauce. Other RTEs include spiced belt fish, cherry tomato, spicy pork fillet, pork and egg roll, pears and pineapples.

MREs are meal kits with self-heating devices. Our MREs are used in both military and civilian uses, such as camping, traveling and other situations in which a person does not have access to traditional cooking supplies and equipment, such as a stove or microwave.

We produce various MREs based on Chinese cuisine, the best sellers of which were our stir fried rice and stir fried noodles in 2008, and the first nine months of 2009. Other MREs are based on other styles of food, such as Italian cuisine. Many of our convenience products are natural and do not contain chemical additives.

We produced 113 convenience food products in 2008, including 52 new products such as red bean paste products and ready-to-eat meal combo products. In 2008, this segment contributed 19% of our total revenues. We produced 121 convenience food products during the first nine months of 2009, including 18 new products such as fruit-punch bean products, which are beans with various fruit flavors. During the nine months ended September 30, 2009, this segment contributed 22% of our total revenues.

Our convenience foods segment has been the fastest growing portion of our business and was one of the main catalysts of our growth during 2008 and the first nine months of 2009. We expect our convenience foods segment to continue to be an important area of growth for our business in the future.

Frozen, Canned and Bulk Food

We produce a variety of frozen, canned and bulk foods, including frozen vegetables, frozen fruits, frozen fish, and frozen meats. We produced 68 frozen, canned and bulk food products in 2008 and 66 during the first nine months of 2009. Our best selling frozen, canned and bulk foods in 2008 and the first nine months of 2009 were frozen peas, frozen corn and frozen mixed vegetables. Many of our bulk food products are natural and do not contain chemical additives.

Our frozen, canned and bulk food business allows us to mitigate the significant production seasonality of chestnut products and to increase the utilization rate of our production capacity. Historically, our frozen, canned and bulk food division has been a significant portion of our business. In 2008, this segment contributed 18% of our total revenues. During the nine months ended September 30, 2009, this segment contributed 25% of our total revenues. Gross margins in this segment are lower than the margins for chestnut products and convenience foods, however. Because of this, we expect that the proportionate contribution of this business segment to our total revenues will gradually decline.

Our Manufacturing Facilities – Do we need to update this section?

General

We currently manufacture our products in five facilities in China, two of which are located in Junan County, Shandong Province, one in Luotian County, Hubei Province, one in Miyun County, Beijing Province and one leased facility in Dongguan, Guandong Province. The following table indicates the year that operations commenced at each of the facilities and the size of the facilities.

	Year Operations	Construction Size
Facility	Commenced	(square meters)
Junan Hongrun	2002	25,665
Shandong Lorain	1995	15,392
Luotian Lorain	2003	9,558
Beijing Lorain	2003	21,000
Dongguan	2008	5,500

Production Lines

We currently manufacture our products using 21 production lines. Each production line is used to produce between 10 and 50 products. We currently run three types of product lines:

  deep-freezing lines, which are used to freeze raw materials for year-round production and to produce frozen food;

  canning lines, which are used to produce canned products, including chestnut products; and

  convenience food lines, which are used for producing RTCs, RTEs and MREs, all of which have nitrogen preservation capacity.

The production process for our chestnut products initially involves sorting and cleaning the raw chestnuts purchased during the chestnut season. We then store the raw chestnuts in our refrigerated storage facilities throughout the year. Once we obtain a purchase order, we remove the chestnuts from storage and process them by steaming, decladding and deep-freezing the chestnuts, depending on the particular product. We then package and ship the processed chestnuts within one day of production.

The production process of our convenience products generally involves various steps, including soaking, boiling, coating, drying, deep freezing, packing, sealing and sterilizing.

The following table shows the number and types of production lines, the types of products produced and the production capacity at each facility:

Facility	Production Lines	Products
Shandong Lorain	1 Deep-freezing line 1 Convenience food line	Chestnut Products Convenience Foods Frozen, Canned and Bulk Foods
Junan Hongrun	1 Deep-freezing line 4 Canning lines	Chestnut Products Frozen, Canned and Bulk Foods
Beijing Lorain	6 Convenience food lines 1 Deep-freezing line	Chestnut Products Convenience Foods Frozen, Canned and Bulk Foods
Luotian Lorain	3 Convenience food lines 2 Deep-freezing lines	Chestnut Products Convenience Foods Frozen, Canned and Bulk Foods
Dongguan factory	2 Convenience food lines	Convenience Foods

We allocate our production lines based upon the location of our facilities to take advantage of efficiencies in the transportation of required raw materials. For example, Junan Hongrun and Shandong Lorain, which manufacture primarily chestnut and frozen, canned and bulk products, are located in Shandong Province, which is China’s largest supplier of fresh produce by volume. Shandong Providence is also a major chestnut producing region. Likewise, all of our fish products are manufactured by Luotian Lorain, because the Luotian region is an area that has an abundance of the fish that we use as raw material.

Our production lines and facilities have all been designed to meet the standards and requirements of our largest customers in Japan, which is currently our largest export market. We employ advanced methods of quality control and have obtained various certifications for many of our products, packages and processes, including ISO 9000 or ISO 9001 certification for certain of our chestnut and frozen vegetable products, BRC certification for certain of our frozen fruit and vegetable products and HACCP certification for certain of our frozen vegetable, fruit and chestnut products and our bottom-open chestnuts. We believe that our quality controls and standards of products distinguish our products both in domestic and international markets. The import approvals that we have obtained from the Japanese government for our chestnuts and other convenience foods have been helpful in advocating with the Chinese government for domestic approvals to increase our product offerings.

With limited exceptions, we operate our production lines year round. In the past, when our production was focused almost exclusively on chestnuts, we experienced seasonal underutilization of our product lines. However, our current facilities have a multiple-function design, allowing us to use our production lines for our convenience and frozen, canned and bulk products when we are not producing chestnuts at full capacity. Consequently, as we have increased our processed and convenience food offerings over the last several years, we have generally been able to run our production lines at full capacity throughout the year.

Currently, most of our processed and convenience foods are produced at our Beijing Lorain plant. In 2008, we expanded this facility with the addition of four convenience foods production lines, which increased production capacity by approximately 6,000 metric tons per year.

We believe our facilities are adequate for our current levels of production. We anticipate, however, that we will require additional facilities and/or product lines as our business grows. We are exploring the possibility of alliances with one or more OEM partners for the production, in the short-term, of some of our convenience food products should our facilities be inadequate to meet increasing demand. In 2008, we leased two new convenience foods production lines in Dongguan, Guangdong Province, which increased production capacity by approximately 1,250 metric tons per year to meet our short-term needs. If needed, we may lease additional facilities in the near future. In the long-term, we plan to increase our own production capacity by acquiring or building new facilities, subject to the availability of adequate sources of funding.

Storage Capacity

Storage of our raw materials and inventory is a critical element of our business. Our raw materials and partially finished products need to be preserved in frozen storages (-18ºC to -20ºC) or constant temperature storages (-5ºC to 5ºC). Storage is particularly critical for our chestnut products because chestnuts are a seasonal fruit.

The following table illustrates on a facility by facility basis the type and capacity of our storage resources:

Facility	Storage Type	Number of	Capacity
		Storage Units	(metric tons)
Junan Hongrun	Frozen Storage Constant Temperature	7 8	3,000 4,800
Shandong Lorain	Frozen Storage Constant Temperature	5 3	2,000 1,500
Luotian Lorain	Frozen Storage Constant Temperature	8 4	4,500 2,000
Beijing Lorain	Frozen Storage Constant Temperature	6 3	2,850 1,800
Dongguan	Frozen Storage Constant Temperature	2 1	800 450
TOTAL		47	23,700

As we have expanded our production capacity, we have also expanded our storage capacity. All of our storage facilities, other than the facility in Dongguan, are owned by us. In 2008, we increased our storage capacity by leasing a warehouse in Dongguan with a storage capacity of 1,250 metric tons.

Agricultural Operations

We grow and self-supply a portion of our chestnut, fruit and vegetable products. We self-supplied approximately 1% of our raw materials needed in 2008 and approximately 1% of our raw materials needed during the nine months ended September 30, 2009. (See “Raw Materials” below.) We believe, however, that development of agricultural facilities is a good strategy for the long-term. We anticipate that self grown agricultural products will enable us to assure adequacy of supply, promote quality and reduce cost, particularly for our high margin offerings. For example, by growing Korean cultivar chestnuts domestically, we expect to significantly reduce our supply costs for this premium product, while ensuring superior quality.

Lands in which we grow our agricultural products for such products are shown in the following table:

Harvest	Area (acres)	Location (PRC)
Chestnut (South Korean, Japanese, Australian cultivar)	329	Shandong
Chestnut (Japanese cultivar)	165	Beijing
Sticky Corn	329	Beijing
Green Pea & Sweet Corn	350	Beijing
Pumpkin	82	Heilongjiang
Organic Chestnut	190	Beijing
Mixed Vegetables	564	Hebei
Japanese Pumpkin	329	Inner Mongolia
Strawberry	261	Shandong

We began growing chestnuts in 2003. Unlike most vegetables and fruits, chestnut trees have a 3-5 year growing phase before they can be harvested. Our current chestnut planting base has been self-supplying chestnuts to our production since 2007. By 2010, our current chestnut agricultural operations are projected to harvest approximately 700 metric tons of high-end chestnuts based on the number of trees currently planted and our planned expansion.

We began growing strawberries in 2008 in Shandong. We use these strawberries in some of our frozen fruit products. We plan to continue to expand our agricultural operations over the next few years. Among other things, we plan to increase our self-production in China of Korean cultivar chestnuts. We expect to obtain funding for this expansion through a combination of commercial and government loans, including loans under Chinese government programs to promote agricultural industrialization. There is no assurance, however, that adequate funding for these purposes will be available to us.

Raw Materials

In 2008 and during the nine months ended September 30, 2009, approximately 94% of our raw materials consisted of agricultural products, including primarily chestnuts and vegetables, approximately 4% consisted of packaging materials and approximately 2% consisted of condiments such as sugar, salt and flour.

Our Supply Sources

Our business depends on obtaining a reliable supply of various agricultural products, including chestnuts, vegetables, red meat, fish, eggs, rice and flour. Because of the diversity of available sources of these raw materials, we believe that our raw materials are currently in adequate supply and will continue to be so in the future.

We obtain our agricultural raw materials from three sources: domestic procurement (excluding self-supply), overseas markets, and self-supply. Domestic procurement accounted for 93.8% of our total raw material costs in 2008 and during the nine months ended September 30, 2009, overseas procurement accounted for 5.2% and self-supply accounted for the remaining 1%.

In 2008, we procured approximately 55,643 metric tons of chestnuts and approximately 28,773 metric tons of vegetables and other raw materials from a number of third party suppliers, domestic and overseas, and produced approximately 693 metric tons of chestnuts from our own agricultural operations. During the nine months ended September 30, 2009, we procured approximately 40,784 metric tons of chestnuts and approximately 39,041 metric tons of vegetables and other raw materials from a number of third party suppliers, domestic and overseas, and produced approximately 34 metric tons of chestnuts from our own agricultural operations.

We select suppliers based on price and product quality. We typically rely on numerous domestic and international suppliers, including some with whom we have a long-term relationship. Our top 10 suppliers accounted for 21.3% of the total procurement in 2008, and approximately 25.3% of the total procurement during the nine months ended September 30, 2009, in value terms. We purchase from suppliers and farmers pursuant to supply contracts and underlying purchase orders. We have not entered into any long-term contracts with any of our suppliers.

Our suppliers generally include wholesale agricultural product companies, agricultural associations and distributors. Some raw materials must be imported at higher costs, however. Occasionally, we also work directly with farmers. For instance, we operate an initiative which involves a series of cooperation and lease agreements between Shandong Lorain, Beijing Lorain and local farmers. This initiative involves approximately 1,000 acres of land which is used primarily to produce Japanese and Korean style chestnuts, sticky corn and pumpkins for our operations.

Procurement Cost and Quality Control

To control procurement costs, our facilities are located near domestic sources of agricultural raw materials. For example, Junan Hongrun and Shandong Lorain are located in Shandong Province, which is China’s largest supplier of fresh produce by volume. Shandong Province is also a major chestnut producing region. Likewise, all of our fish products are manufactured by Luotian Lorain, because the Luotian region is an area that has an abundance of the fish that we use as raw material. Local procurement reduces our costs, especially transportation costs. It also gives us first-hand harvest and market information, which provides us with an advantage in price negotiations with suppliers.

Some raw materials must be imported at higher cost. As discussed, we have begun to develop our agricultural capabilities in order to control costs, particularly with respect to imported raw materials such as Korean-style chestnuts.

Pricing for agricultural products reflects several external factors, such as weather conditions and commodity market fluctuations, which are beyond our control. We obtain contemporaneous information on local harvests and collect daily reported price information on harvests in other markets from which we procure our products. We also attempt to predict harvest yields in advance based on our information gathering. We use this harvest information to negotiate best pricing with our suppliers.

We impose strict standards on our suppliers. During the harvest season, our internal procurement function may visit our sources of supply to assure that the produce we are purchasing complies with our standards.

Our Customers

We sell our products in 26 provinces and administrative regions in China and 42 foreign countries globally. In 2008, approximately 67% of our sales were made domestically and approximately 33% were to international customers, primarily Japan and South Korea. During the nine months ended September 30, 2009, approximately 82% of our sales were made domestically and approximately 18% were to international customers, primarily Japan and South Korea.

Our top ten customers contributed 29.3% of our total revenues in 2008 and 20.7% of our total revenues during the nine months ended September 30, 2009. Approximately 12% and 6.1% of total revenues in 2008, and 8.7% and 1.7% of total revenues during the nine months ended September 30, 2009, were attributable to revenues from Shandong Lvan Import & Export Co., Ltd., a food trading company in China that distributes a significant portion of our exported products, and Shinsei Foods, a Japanese company and our top customer, respectively.

Domestic

In China, we sell our products through our own sales team and through third-party distributors. We have 36 sales offices in 26 provinces in China. In 2008, we sold approximately 87% of our products directly to our Chinese customers and approximately 13% through third-party distributors. During the nine months ended September 30, 2009, we sold approximately 75.8% of our products directly to our Chinese customers and approximately 24.2% throughout third-party distributors.

We sell our products in 30 first-tier cities, including Beijing, Shanghai and Guangzhou, through our own sales efforts in order to capture the profit margin that would otherwise go to intermediate wholesalers and to enhance our brand recognition. Our sales team sells our products directly to supermarket chains, other mass merchandisers, large wholesalers and others in these markets. In second-tier and third-tier cities, we currently sell our products to third-party distributors, such as food companies or trading companies with established distribution channels in such regions, rather than through our own sales team, in order to enable us to penetrate such markets more quickly without spending significant capital. We also sell to small customers through independent sales representatives.

Generally, our direct sales customers are required to pay us on 30 to 60 day credit terms. Third-party distributors, however, generally do not pay on credit, allowing us to obtain quicker payment terms and thereby decrease our accounts receivables.

The terms of a typical sales contract between us and our distributors provide that we are responsible for transportation costs and the distributors are responsible for storage costs. Furthermore, the distributors have the right to return produce that fails to satisfy specified quality standards, at our cost. The majority of such contracts require the distributors to pay us in cash in full upon delivery, and the remaining contracts provide for short-term credit, usually two to three weeks. In addition, we typically offer a distributor performance-based incentives, such as a cash bonus equal to 1% of total revenues generated by such distributor which exceed previously established sales targets.

We plan to gradually increase the portion of sales to our direct sales customers in order to capture the profit margin that would otherwise go to intermediate wholesalers and to enhance our brand recognition. Such plans are subject to our customers’ ability to make timely payments, which has been a concern for us. (See “Risk Factors” below.)

International

Our export sales destinations include:

  Asia, primarily Japan, South Korea and Malaysia, but also Singapore and Taiwan.

  Europe, primarily Belgium and the United Kingdom, but also France, Germany, the Netherlands, Spain, and Sweden;

  the Middle East, primarily Saudi Arabia, Kuwait and the United Arab Emirates; and

  North America, including the United States and Canada.

In 2008, approximately 93.5% of our international sales were in Asia and approximately 6% were in Europe. During the nine months ended September 30, 2009, approximately 12.3% of our international sales were to Asia and approximately 3.3% in Europe.

We sell our products to international markets through Shandong Lvan, a food trading company in China, other export companies in China, and our own sales team located in China. Our sales team sells directly to wholesalers, food processors and mass merchandisers. Many of our customers are well known in their local food market. We have established long-term relationships with many international customers, especially in Japan and South Korea. We currently have no sales offices outside of China and do not currently use alternative methods to sell our products outside of China. We attend trade shows in Europe and other international markets in order to promote our products.

Prior to our reorganization into a U.S. entity, we had sales to several countries that are the subject of trade sanctions imposed by the United States government. Following our reorganization, we ceased all sales activities to these countries. We actively review the destination countries for our products, including products resold by our customers, to assure that we are not in violation of applicable U.S. trade sanctions.

Our Sales and Marketing Efforts

We seek to expand our customer base by:

  direct sales communications with our larger customers;

  sales through distributors to new customer bases;

  referrals from existing customers; and

  participation in domestic and international food exhibitions and trade conferences.

Historically, we have not spent a significant amount of capital on advertising in the past. However, on November 3, 2009, we raised $12 million in a private placement transaction with the selling stockholders and we intend to use a portion of the proceeds of this transaction to support a planned, nationwide commercial campaign to promote our convenience food products in the Chinese market and to increase brand awareness of our Ready-to-Cook foods, Ready-to-Eat foods, and Meals Ready-to-Eat, as well as our chestnut products. In addition, we intend to use the remaining proceeds of the private placement to implement packaging improvements and product enhancements and to fund our marketing efforts in Asia, North America, Europe and the Middle East.

Competition and Market Position

The overall food market is diverse, both globally and in China. We do not have a significant market share in any of our business segments.

Chestnut Products

We compete in the chestnut market primarily on the basis of the uniqueness of our products, quality, price and brand recognition. We also utilize our proprietary, patented and patent-pending technology in the production of our chestnut products to our competitive advantage.

The world market for chestnut products is highly fragmented. Our principal competitors in the chestnut product market are currently Hebei Liyun, a Chinese company, and Foodwell Corporation, a South Korean company.

Convenience Food Products

Convenience food products market competition is based primarily upon quality and product variety. We attempt to use our modern food processing technology, such as nitrogen preservation, to produce a wide variety of high quality convenience foods.

The convenience food market in China is highly fragmented and we do not face competitive pressure from any particular competitor or small group of competitors.

Frozen, Canned and Bulk Food Products

In the frozen, canned and bulk food product market, competition is based primarily upon quality, ability to provide a reliable product supply and customer relationships.

Our strongest competitors in the frozen, canned and bulk food products market are currently Weitang Langdong, Yuyao Hongji Food Co. Ltd. and Yantai Pengshun Food Co. Ltd., all of which are located in China.

Competitive Advantages

We believe that we enjoy a number of competitive advantages, both domestically and internationally.

We have developed brand equity for our chestnut products in China, Japan and South Korea over the past 10 to 15 years. Our customers are willing to pay a premium for some of our chestnut products because of our brand equity. In addition, we believe that we have a strong distribution channel for our products in the markets in which we currently operate.

We believe that we are able to provide our customers with greater selection and a more reliable supply than many of our competitors, which is especially important for our supermarket chain and large wholesaler customers. We produced 234 products in 2008 and 236 products during the nine months ended September 30, 2009. We believe that we are the sole provider of certain bottom-open chestnut and sweetheart chestnut products in China.

Labor is a large portion of total operating costs for food companies. We believe that we have a lower labor cost structure and a more abundant labor supply than many of our international competitors.

We are focused on managing our costs in other ways as well. We seek to place our production facilities in close proximity to our main domestic sources of raw materials supply to reduce transportation costs and give us first-hand knowledge of market factors affecting our cost of raw material supply. Our agricultural self-supply program, while modest at present, is expected to grow and to become a significant element of our cost containment efforts.

We use modern food processing technology and innovation in our formulations and manufacturing processes to create high quality products. Nitrogen preservation in particular, used in the production of convenience foods, is an innovative technology which has not been widely applied in China.

In 2008, our patent application for our technology used to produce sweetheart chestnuts was approved by the State Intellectual Property Office of the PRC. In addition, we are currently in the process of applying for patent protection in the PRC for two of our technologies which support the production of our chestnut and convenience food products. (See “Intellectual Property” below.) We believe that this technology gives us an advantage over our Chinese competitors, allowing us to produce chestnut and convenience food products that are superior in quality and to offer more products varieties.

We believe that our reputation for quality also contributes to our competitiveness. We maintain high food safety standards, in order to satisfy both domestic and international requirements. We regularly test our products for quality and compliance with standards.

Intellectual Property

Trademarks

We use the trademarks TM and TM on all of our chestnut products sold in China, Japan and South Korea.

Patents

We have developed the following three proprietary technologies to support our chestnut and convenience food production:

  The sweetheart chestnut is a premium product that is more expensive, and which yields greater profit margins, than our other chestnut products. Our proprietary technology relates to the process for evenly distributing throughout the chestnuts the syrup used to preserve the chestnuts. This technology enhances the texture of the chestnuts, preserves the natural form of the chestnuts and promotes the stability and uniformity of the chestnuts’ sweetness. In 2008, our patent application for this technology was approved by the State Intellectual Property Office of the PRC and is protected by PRC patent law for 20 years. We expect this technology to contribute to the growth of our sales of sweetheart chestnuts, which had been increasing at an annual rate of 60% over the past several years and which increased at an annual rate of 84% in 2008.

  Oden is a popular traditional Japanese dish, typically consisting of boiled eggs, daikon radish, konnyaku and processed fish cakes stewed in a light, soy-flavored dashi broth. Our technology relates to the process used to control the sterilization of the packaging for oden eggs. Our technology enables us to deliver convenience food products with unique freshness and authentic taste. This technology has been an important factor in expanding the market for our convenience foods, particularly in Japan. We are currently in the process of applying for patent protection in the PRC for this technology.

  We have developed technology that allows us to produce an extract from the chestnut’s inner skin. In the past, the chestnut’s inner skin had been discarded as a waste product. Our technology allows us to produce an extract that can then be sold to other food processors, all of whom are currently based in Japan, where the chestnut is popular as a nutritional supplement. These processors package and sell the extract for use as a food and drink additive. We are currently in the process of applying for patent protection in the PRC for this technology.

We take reasonable steps to protect our proprietary information and trade secrets, such as limiting disclosure of proprietary plans, methods and the like on a need-to-know basis and requiring employees with access to our proprietary technology to enter into confidentiality arrangements. We believe that our proprietary technology and trade secrets are adequately protected.

Our Employees

As of September 30, 2009, we had a total of 1,491 full-time employees and 747 part-time employees. 479 of our full-time employees are directly employed by our Shandong Lorain subsidiary and the remainder are employed by Linyi Zhifu Labor Service Company, an outside company that leases employees to us to meet our staffing needs. As required by Chinese law, all employees are party to a written employment contract. We compensate the employees leased from Linyi Zhifu directly and pay Linyi Zhifu a service fee. Linyi Zhifu is responsible for the pension and social insurance benefits of the leased employees, as described below.

The following table sets forth the allocation of employees, both direct and leased, by job function:

Department	Number of Employees

Production	1,284
Quality Control	36
Domestic Sales	32
Human Resources	6
Research and Development	31
International Sales	19
Finance	19
Sourcing	16
Administration	28
Strategic planning	3
Storage and Distribution	15
Employee Relations	2
Total	1,491

We believe that the relationship between management and our employees is good. We have not experienced any significant problems or disruption to our operations due to labor disputes, nor have we experienced any difficulties in recruitment and retention of experienced staff.

Our Shandong Lorain subsidiary has an employee relations department for the purpose of advancing employee welfare, encouraging employee participation in decision making and enhancing relations among employees and between employees and our management team.

We compensate our production line employees by unit produced (piece work) and compensate other employees with a base salary and bonus based on performance. We also provide training for our staff from time to time to enhance their technical and product knowledge, including knowledge of industry quality standards.

Our employees in China participate in a state pension scheme organized by Chinese municipal and provincial governments. We were required to contribute to the scheme on behalf of our direct employees at a rate of 24% of the average monthly salary for the years ended December 31, 2008 and 2007 and at a rate of 24% of the average monthly salary for the nine months ended September 30, 2009. In addition, we are required by Chinese law to cover our employees with various types of social insurance. We made contributions to the social insurance scheme on behalf of our direct employees at a rate of 4% of the average monthly salary for each employee for the years ended December 31, 2008 and 2007 and at a rate of 4% of the average monthly salary for each employee for the nine months ended September 30, 2009. As indicated above, Linyi Zhifu is responsible for contributions on behalf of the leased employees.

Our Research and Development Activities

Our research and development efforts are focused on three objectives:

  Superior product safety and quality;

  Reduction of operating costs; and

  Sustaining growth through the development of new products.

We have research and development staff at each of our facilities. In total, 31 employees are dedicated to research and development.

We rely heavily on customer feedback to assist us in the modification and development of our products. We also utilize customer feedback to assist us in the development of new products. Over the past several years, on average, we added 10 to 20 new varieties to our product portfolio each year. In 2008, we added 52 new products, all in our convenience foods segment. During the nine months ended September 30, 2009, we added 18 new products, all in our convenience food segment. Over the past several years, on average, we discontinued approximately three to five products each year. In 2008, we discontinued 10 products, primarily in our frozen, canned and bulk foods segment. During the nine months ended September 30, 2009, we discontinued 16 products across all three segments which had lower margins or did not receive good feedback from our customers.

The amount we spent on research and development activities during the years ended December 31, 2008 and 2007 and during the nine months ended September 30, 2009, was not a material portion of our total expenses for those years.

Government Regulation

As a manufacturer and distributor of food products, we are subject to regulations of China’s Agricultural Ministry. This regulatory scheme governs the manufacture (including composition and ingredients), labeling, packaging and safety of food. It also regulates manufacturing practices, including quality assurance programs, for foods through its current good manufacturing practices regulations, and specifies the standards of identity for certain foods, including the products sold by us, and prescribes the format and content of many of the products sold by us, prescribes the format and content of certain nutritional information required to appear on food products labels and approves and regulates claims of health benefits of food products.

We have obtained approvals from Chinese authorities for the production of certain categories of products, including chestnuts, frozen vegetables and fruits, fish, and canned products. Production of new products that do not fall into approved categories of products would require separate approval from the appropriate Chinese authorities. We have consistently obtained such approvals for our newly developed products in the past and do not anticipate any difficulties in obtaining new approvals in the future if needed.

In addition, we are required to obtain governmental approval, and to register with the State Administration for Industry and Commerce, in order to open a new facility in China. We have consistently obtained such approvals, and made such registrations, for our new facilities in the past and do not anticipate any difficulties in obtaining new approvals or filing new registrations in the future, if needed.

Under the relevant Provisions of the PRC on Sanitation of Food for Export (for Trial Implementation), unless an exporter’s products are exempted from inspection, products must be inspected in accordance with the Law of the PRC on Import and Export Commodity Inspection. We have not been exempted from inspection. In the past, we were authorized by the relevant authorities to conduct self-inspection of certain of our export products. However, currently, the relevant authorities have imposed tighter food safety control in China, and as a result, all of our exported food products must be inspected by qualifying government agencies. We believe that all of our exported products are currently in compliance with such requirements and we do not anticipate any difficulties in complying with such rules in the future.

In addition, we are required to obtain a license from the local branch of the Entry-Exit Inspection and Quarantine Bureau of China for our exported products. We have consistently obtained such licenses in the past and we do not anticipate any difficulties in obtaining such licenses in the future.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the name, age and position of each of our current executive officers and directors.

Name	Age	Position
Si Chen	46	Chairman, Chief Executive Officer, President and Director
Yilun Jin	34	Chief Financial Officer and Treasurer
Yundong Lu	34	Chief Operating Officer and Director
Maoquan Wei	62	Director
DeKai Yin	56	Director
Yongjun Li	47	Director
Tad M. Ballantyne	54	Director

MR. SI CHEN. Mr. Chen became our chief executive officer and director in May 2007 upon the completion of our recapitalization. Mr. Chen founded Shandong Lorain, our first subsidiary, in 1994, and served as the chairman of our subsidiaries since that time. Mr. Chen earned an associate degree from Linyi Normal University.

MR. YILUN JIN. Mr. Jin became our chief financial officer and treasurer on September 22, 2008. Prior to his appointment, Mr. Jin served in various capacities at Citigroup since 2002, most recently as Vice President of Markets and Banking. Mr. Jin graduated from Thunderbird School of Global Management in 2002, earning a Master of Business Administration degree in International Management, with a specialization in Finance, and was honored with a Citigroup Fellowship. Mr. Jin served as manager of the Corporate Finance Division at the Shanghai Branch of the Bank of Tokyo-Mitsubishi Ltd. from August 1997 until July 2000. Mr. Jin earned a Bachelor of Arts degree in economics from Fudan University in Shanghai, China in 1997. Mr. Jin is also a CFA charterholder and is fluent in English and Mandarin.

MR. YUNDONG LU. Mr. Lu was appointed as our Chief Operating Officer and was elected as a member of our board of directors effective August 1, 2008. Mr. Lu joined the Company in 1994 and has held various positions since then. From April 2003 to May 2005, Mr. Lu was the General Manager of Beijing Lorain and the Deputy General Manager of our subsidiaries. From May 2005 to February 2007, Mr. Lu was the General Manager of Lorain International Trading and the Deputy General Manager of our subsidiaries. From February to August 2008, Mr. Lu was the General Manager of our subsidiaries. Mr. Lu was recognized as an Outstanding Entrepreneur in Shandong Province in 2007. Mr. Lu earned a MBA from Shandong University and a Bachelor of Arts degree from Shandong University.

MR. MAOQUAN WEI. Mr. Wei is a retired government official who held various positions in the government of Junan County, Shandong Province, China from 1990 to 2003, during which time Mr. Wei was responsible for overseeing the agricultural development of Junan County in the Shandong province of China. Most recently, from 1998 to 2003, Mr. Wei was the Chairman of the Political Conservative Conference of Junan County. Mr. Wei also served as the Deputy Secretary of County Committee and Deputy Chairman of Junan County. Mr. Wei has helped lead Junan County win numerous honors, including Top 100 National Fruit Products County and National Chestnut Base County. Although retired, Mr. Wei’s expertise and experience with the agricultural economy and resources in the countryside is invaluable to our business.

MR. DEKAI YIN. Mr. Yin was appointed one of our directors in September 2009. He has been working as the President of Zibo branch of the Agricultural Bank of China since 2004. Before that position, Mr. Yin served as the Vice President and the President at Linyi branch of the Agricultural Bank of China from 1995-2004. Mr. Yin has a degree in economic management and is regarded as a senior economist due to his distinguished expertise in the banking and accounting industries and economic development. Our company will greatly benefit from Mr. Yin’s invaluable expertise in banking and accounting systems and operations.

MR. YONGJUN LI. Mr. Li was appointed one of our directors in September 2009. He has been working as the County Governor Assistant of Miyun County, the General Manager of Beijing Economic Development Zone Headquarters, and the Director of Beijing Economic Development Zone Managing Committee since 1997. Mr. Li is an economist with advanced expertise in economic and industrial development. Mr. Li also has advanced experience and expertise in supply chain and strategic marketing as an adviser and consultant to companies in the economic development zone. The company will significantly benefit from Mr. Li’s outstanding economics and industry knowledge of the operations in China.

MR. TAD M. BALLANTYNE. Mr.Ballantyne was appointed one of our directors in September 2009. He is also an officer and director of several private and public companies, including BR Industries, Inc, Hoopeston Foods, Inc, Thomsen Group. LLC, and Pacific Rim Foods Ltd. lie also serves as an independent director and financial expert on the audit committee of Life Partners Holdings Inc. and Creat Resources Holdings Ltd., as an independent director of Mach One Corporation and Empire Energy Corporation International, and is an adviser of international affairs and/or director of a number of China-based private enterprises, including TCIB Investment Co. Ltd, Jilin Jimei Foods Ltd and Creat Group. During 2003, Texas Steel Partners Inc, a Texas based steel foundry, filed for reorganization and was liquidated pursuant to a bankruptcy Chapter 7 conversion. Mr. Ballantyne was an officer and director and a 50% shareholder of Texas Steel Partners Inc. During the last 20 years, Mr. Ballantyne has been active in acquiring and operating troubled companies or assets being divested by public and private companies and has focused over the last 5 years on food processing plants in both the United States and Asia. He holds a Bachelor of Science degree in business management from the University of Wisconsin-Parkside.

There are no agreements or understandings between any of our executive officers or directors and any other person pursuant to which such executive officer or director was selected to serve as a director or executive officer of our company. Directors are elected until their successors are duly elected and qualified. There are no family relationships among our directors or officers.

CORPORATE GOVERNANCE

Board Composition

On August 1, 2008, our board of directors increased the number of members of our board from one to five and elected Mr. Yundong Lu, Mr. Hao Chen, Mr. David Yaudoon Chiang and Mr. Maoquan Wei to serve as members of our board. Our board of directors did not hold any meetings in 2008.

On September 17, 2009, our board increased the number of members of our board from five to six, accepted the resignations of directors Messrs. David Yaudoon Chiang and Hao Chen, and appointed Messrs. Dekai Yin, Yongjun Li and Tad M. Ballantyne to fill the three vacancies that existed on the board and to serve as members of the Audit, Compensation, and Nominating and Corporate Governance Committees.

Director Independence

Our board has determined that Messrs. Yin, Li, Ballantyne and Wei satisfy the criteria for independence under NYSE Amex and SEC rules for independence of directors and of committee members.

Audit Committee

On August 1, 2008, our board established an Audit Committee. The Audit Committee has adopted a written charter, a copy of which is available on our website on the Corporate Governance page under the Investor link at www.arnericanlorain.com, and a printed copy of which is available to any shareholder requesting a copy by writing to: American Lorain Corporation. Attn: Corporate Governance, Beihuan Zhong Road Junan County Shandong, People’s Republic of China. 276600. The Audit Committee did not hold any meetings during 2008. Messrs. Dekai Yin, Yongjun Li, Tad M. Ballantyne, and Maoquan Wei are currently serving as members of the Audit Committee.

The Audit Committee assists our board in monitoring:

  our accounting, auditing, and financial reporting processes;

  the integrity of our financial statements;

  internal controls and procedures designed to promote our compliance with accounting standards and applicable laws and regulations; and

  the appointment and evaluation of the qualifications and independence of our independent auditors.

Compensation Committee

On August 1, 2008, our board established a Compensation Committee. The Compensation Committee has adopted a written charter, a copy of which is available on our website on the Corporate Governance page under the Investor link at www.americanlorain.com, and a printed copy of which is available to any shareholder requesting a copy by writing to: American Lorain Corporation, Attn: Corporate Governance, Beihuan Zhong Road Junan County Shandong, People’s Republic of China, 276600. The Compensation Committee did not hold any meetings during 2008. The current members of the Compensation Committee are Messrs. Yin, Li, Ballantyne and Wei.

The functions of the Compensation Committee are as follows:

  to assist our board in discharging its responsibilities with respect to compensation of our executive officers and directors;

  to evaluate the performance of our executive officers;

  to assist our board in developing succession plans for executive officers; and

  to administer our stock and incentive compensation plans and recommend changes in such plans to our board as needed.

Nominating and Corporate Governance Committee

On August 1, 2008, our board established a Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee has adopted a written charter, a copy of which is available on our websitc on the Corporate Governance page under the Investor link at www.americanlorain.com, and a printed copy of which is available to any shareholder requesting a copy by writing to: American Lorain Corporation, Attn: Corporate Governance, Beihuan Zhong Road Junan County Shandong, People’s Republic of China, 276600. The Nominating and Corporate Governance Committee did not hold any meetings during 2008. Messrs. Yin, Li, Ballantyne and Wei are the current members of the Nominating and Corporate Governance Committee.

The functions of the Nominating and Corporate Governance Committee are to assist our board:

  in identifying qualified individuals to become board members;

  in determining the composition of our board and its committees;

  in monitoring a process to assess board effectiveness; and

  in developing and implementing our corporate procedures and policies.

The Nominating and Corporate Governance Committee will consider any qualified candidate, timely submitted, for an open board position by any of our security holders entitled to vote in an election of directors. The Nominating and Corporate Governance Committee will evaluate the candidate consistent with any criteria or procedures that the board or the Nominating and Corporate Governance Committee shall approve.

Code of Ethics

Our Board adopted a Code of Ethics that applies to all of our directors, executive officers, including our principal executive officer, principal financial officer and principal accounting officer, and employees. The Code of Ethics addresses, among, other things, honesty and ethical conduct, conflicts of interest, compliance with laws, regulations and policies, including disclosure requirements under the federal securities laws, confidentiality, trading on inside information, and reporting of violations of the code. The Code of Ethics is available on the Corporate Governance page of our website under the Investor link at www.americanlorain.com, and a copy of the Code of Ethics is available to any shareholder requesting a copy by writing to: American Lorain Corporation, Attn: Corporate Governance, I3eihuan Zhong Road, Junan County, Shandong, China 276600. We intend to disclose on our website, in accordance with all applicable laws and regulations, amendments to, or waivers from, our Code of Ethics.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning all compensation earned by our Chief Executive Officer in 2008 for services provided to us and our subsidiaries. None of our executive officers earned compensation that exceeded $100,000 in 2008.

Name and Principal Position	Year	Salary ($)	All Other Compensation ($) (1)	Total ($)
Si Chen	2007	59,000	-	59,000
Chief Executive Officer	2008	63,065	2,000	65,065

(1) Represents payments made for the benefit of Mr. Chen for life insurance coverage.

Pursuant to Mr. Chen’s employment agreement, we paid Mr. Chen a base salary of $59,000 and $63,065 in 2007 and 2008, respectively, in cash. The employment agreement does not provide any change in control or severance benefits to Mr. Chen, and we do not have any separate change-in-control agreements with Mr. Chen or any of our other executive officers.

Outstanding Equity Awards

As of December 31, 2008, other than Yilun Jin, none of our executive officers had any equity awards outstanding. Our Compensation Committee has not yet adopted a policy or program for equity awards for our executive officers.

Director Compensation

Historically, we did not pay our directors any compensation for their service as members of our Board.

However, on August 1, 2008, Mr. Hao Chen, Mr. David Yaudoon Chiang and Mr. Maoquan Wei were elected as non-employee members of our Board and appointed as members of our Board committees. Messrs. Chen and Wei are paid RMB 100,000 (approximately US $14,640) per year and Mr. Chiang is paid US $25,000 per year plus $5,000 for each board meeting attended by Mr. Chiang, solely as compensation to such directors for their board or board committee service. In addition, we may reimburse our non-employee directors for reasonable travel expenses related to attendance at board or board committee meetings. In 2008, we did not make any such reimbursements.

Our policy is not to pay compensation to directors who are also employees of the Company or its subsidiaries.

The following table reflects the compensation earned by our directors in 2008:

Name	Fees Earned or Paid in	Total
	Cash
	($)	($)
Hao Chen	6,100	6,100
David Yaudoon Chiang	10,417	10,417
Maoquan Wei	6,100	6,10

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On May 3, 2007, ALC entered into a share exchange agreement with the shareholders of ILH. Pursuant to this agreement, ALC acquired 100% of the outstanding capital stock of ILH in exchange for 697,663 shares of our Series B Voting Convertible Preferred Stock, which were subsequently converted into 16,307,872 shares of our common stock on July 17, 2007. As a result of this transaction, Mr. Akazawa, a Japanese citizen, became the beneficial owner of approximately 65.43% of our outstanding capital stock.

In addition, on May 3, 2007, we entered into a cancellation and escrow agreement with Halter Financial Investments, L.P., or HFI, Halter Financial Group, L.P., or HFG, and Securities Transfer Corporation, whereby HFI and HFG agreed to deposit into escrow 229,227 shares of our common stock. In addition, HFI and HFG agreed to transfer to us for cancellation such shares if we report net income of $12.5 million for fiscal 2008, on a consolidated basis, in our Annual Report on Form 10-K. Our former director, Timothy P. Halter, is the Chairman of both HFI and HFG.

On April 5, 2007, we entered into a Stock Purchase Agreement with HFI, whereby HFI agreed to purchase 100,000 shares of our Series A Preferred Stock, or approximately 90% of the capital stock of our company as of such date, for a cash purchase price of $455,000. On April 10, 2007, we completed this transaction.

On February 14, 2007, our subsidiary, Shandong Lorain, entered into a financial advisory agreement with HFG International, Limited, or HFG International, whereby HFG International agreed to provide certain financial advisory and consulting services to us. In consideration for these services, we paid HFG International a fee of $450,000 upon the closing of our share exchange agreement. Our former director, Timothy P. Halter, is the principal stockholder and the chief executive officer of HFG International.

CHANGE IN ACCOUNTANTS

On May 3, 2007, concurrent with the share exchange agreement described under “Certain Relationships and Related Transactions” above, our Board of Directors elected to continue the existing relationship between ILH and Samuel H. Wong & Co., LLP, Certified Public Accountants, or Samuel Wong, and appointed Samuel Wong as our independent auditor. We signed an engagement letter and formally engaged Samuel Wong as our independent auditor on May 23, 2007. Additionally, concurrent with the decision to maintain our relationship with Samuel Wong, our board of directors approved the dismissal of Michael J. Larson, LLC as our independent auditor, effective upon the filing of our Quarterly Report on Form 10-QSB on May 21, 2007.

No report issued by Michael J. Larson, LLC on our financial statements for either of the past two years contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles, except for a going concern opinion expressing substantial doubt about the ability of us to continue as a going concern.

During 2005, 2006 and 2007, until the date of dismissal, there were no disagreements with Michael J. Larson, LLC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. There were no reportable events, as described in Item 304(a)(1)(v) of Regulation S-K, during 2005, 2006 and 2007, until the date of dismissal.

We furnished a statement substantially similar to the proceeding three paragraphs to Michael J. Larson, LLC and requested Michael J. Larson, LLC to furnish us with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by us herein in response to Item 304(a) of Regulation S-K and, if not, stating the respect in which it does not agree. A copy of the letter was filed by us as Exhibit 16.1 to our Current Report on Form 8-K on May 25, 2007.

SELLING STOCKHOLDERS

The following table sets forth certain information regarding the selling stockholders and the shares offered by them in this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a selling stockholder and the percentage of ownership of such stockholder, shares of common stock underlying shares of warrants held by such stockholder that are exercisable within 60 days of November 20, 2009 are included. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other selling stockholder. Each selling stockholder’s percentage of ownership in the following table is based upon 30,239,985 shares of common stock outstanding as of November 20, 2009 (the 30,239,985 shares of common stock does not include the 4,082,892 shares of common stock issuable upon the exercise of outstanding warrants, or the 1,344,586 shares issuable upon the exercise of outstanding stock options), but does include shares of common stock issuable upon the exercise of warrants held by such selling stockholders).

The selling stockholders acquired the securities being registered for resale in this prospectus in a securities purchase agreement, dated October 28, 2009, by and between us the selling stockholders, pursuant to which we agreed to issue to the selling stockholders (i) 5,011,169 shares of common stock, (ii) Series A Warrants to purchase 1,753,909 shares of common stock and (iii) Series B Warrants to purchase 501,115 shares of common stock. The aggregate purchase price was approximately $12 million. Pursuant to the securities purchase agreement, the selling stockholders have a right to participate in up to 25%, in the aggregate, of certain future financing transactions conducted by us.

The initial exercise price of each of the Series A Warrants and Series B Warrants is $3.70 per share, subject to certain adjustments set forth therein, including adjustments in the event of certain future financing transactions conducted by us or in the event of a stock dividend or stock split. The Series A Warrants become exercisable six months from the date of issuance and have a term of five years thereafter. The Series B Warrants become exercisable six months from the date of issuance and have a term of 30 months thereafter.

In connection with the transaction, we entered into a registration rights agreement, pursuant to which we agreed to prepare and file a registration statement covering the resale of the common stock and the warrants with the Securities and Exchange Commission within thirty days of the transaction.

In addition, we granted such investors and Rodman & Renshaw, LLC, or Rodman, and FT Global Capital, Inc., or FT Global, the placement agents, five-year warrants to purchase an aggregate of 2,555,695 shares of our common stock upon the same terms as the Series A Warrants issued to the other selling stockholders.

None of the selling stockholders are employees or suppliers of ours or our affiliates. Within the past three years, none of the selling stockholders has held a position as an officer or director of ours, nor has any selling stockholder had any material relationship of any kind with us or any of our affiliates, except that certain selling stockholders acquired shares of our common stock and warrants pursuant to a private placement in May 2007. All information with respect to share ownership has been furnished by the selling stockholders. The shares being offered are being registered to permit public secondary trading of such shares and each selling stockholder may offer all or part of the shares it owns for resale from time to time pursuant to this prospectus. In addition, none of the selling stockholders has any family relationships with our officers, directors or controlling stockholders. Furthermore, based on representations made to us by the selling stockholders, no selling stockholder is a registered broker-dealer or an affiliate of a registered broker-dealer, except for Rodman, FT Global, Noam Rubinstein and Barney Monte.

The term “selling stockholders” also includes any transferees, pledgees, donees, or other successors in interest to the selling stockholders named in the table below. Unless otherwise indicated, to our knowledge, each person named in the table below has sole voting and investment power (subject to applicable community property laws) with respect to the shares of common stock set forth opposite such person’s name. We will file a supplement to this prospectus (or a post-effective amendment hereto, if necessary) to name successors to any named selling stockholders who are able to use this prospectus to resell the securities registered hereby.

Any selling stockholders who are affiliates of broker-dealers and any participating broker-dealers are deemed to be “underwriters” within the meaning of the Securities Act, and any commissions or discounts given to any such selling stockholder or broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.

Name of Beneficial Owner	Shares Beneficially Owned Before the Offering	Maximum Number of Shares to be Sold	Beneficial Shares After the Offering (1)	Percentage of Common Stock Owned After Offering (1)

Daybreak Special Situations Master Fund, Ltd. (2)	120,834	120,834	0	*
James J. Fuld (3)	241,665	241,665	0	*
GCA Strategic Investment Fund Limited (4)	362,500	362,500	0	*
Hua-Mei 21st Century Partners, LP (5)	1,811,337	1,208,334	603,003	*
Guerrilla Partners, LP (6)	1,074,738	604,168	470,570	*
Jayhawk Private Equity Fund, L.P. (7)	2,019,379	1,762,433	256,946	*
Jayhawk Private Equity Co- Invest Fund, L.P. (8)	127,711	110,967	16,744	*
Hartz Capital Investments, LLC (9)	181,250	181,250	0	*
Ryan M. Lane (10)	60,417	60417	0	*
Whitebox Combined Partners, L.P. (11)	507,500	507,500	0	*
Whitebox Intermarket Partners, L.P. (12)	96,667	96,667	0	*
Excalibur Special Opportunities LP (13)	344,485	302,083	42,402	*
Capital Ventures International (14)	453,125	453,125	0	*
Ancora Greater China Fund, LP (15)	201,250	181,250	20,000	*
The USX China Fund (16)	58,000	58,000	0	*
Cranshire Capital, L.P. (17)	211,460	211,460	0	*
Heller Capital Investments (18)	60,416	60,416	0	*
Octagon Capital Partners (19)	60,416	60,416	0	*
Hudson Bay Fund LP (20)	26,100	26,100	0	*
Hudson Bay Overseas Fund, Ltd. (21)	46,400	46,400	0	*
Silver Rock II Ltd. (22)	165,000	145,000	20,000	*
WU MIJIA (23)	72,500	72,500	0	*
Rockmore Investment Master Fund Ltd (24)	90,625	90,625	0	*
Kensington Partners LP (25)	363,978	302,083	61,895	*
Rodman & Renshaw, LLC (26)	217,235	217,235	0	*
FT Global Capital, Inc. (27)	45,100	45,100	0	*
Noam Rubinstein (28)	19,168	19,168	0	*
Barney Monte (29)	19,168	19,168	0	*

* Less than 1%

(1) Assumes that all securities offered are sold.

(2) Includes an aggregate of 37,500 shares underlying warrants to purchase shares of our common stock. Lawrence Butz and John Prinz are the Managing Directors of Daybreak Capital Management LLC, which is the Investment Manager for Daybreak Special Situations Master Fund Ltd and have voting power and investment power over the securities held by Daybreak Special Situations Master Fund Ltd.

(3) Includes an aggregate of 74,999 shares underlying warrants to purchase shares of our common stock.

(4) Includes an aggregate of 112,500 shares underlying warrants to purchase shares of our common stock. Lewis N. Lester Sr. has sole voting and investment control over the securities held by GCA Strategic Investment Fund Limited.

(5) Includes an aggregate of 396,200 shares underlying warrants to purchase shares of our common stock. Peter Siris and Leigh Curry are the Managing Directors of Guerrilla Capital Management, LLC, which is the General Partner of Hua - Mei 21st Century Partners, LP and have voting power and investment power over securities held by Hua -Mei 21st Century Partners, LP.

(6) Includes an aggregate of 204,501 shares underlying warrants to purchase shares of our common stock. Peter Siris and Leigh Curry are the Managing Directors of Guerrilla Capital Management, LLC, which is the General Partner of Guerrilla Partners, LP and have voting power and investment power over securities held by Guerrilla Partners, LP.

(7) Includes an aggregate of 803,908 shares underlying warrants to purchase shares of our common stock. Kent C. McCarthy is the Managing Member of Jayhawk Capital Management LLC, which is the General Partner of Jayhawk Private Equity Fund, L.P. and has voting power and investment power over securities held by Jayhawk Private Equity Fund, L.P.

(8) Includes an aggregate of 51,182 shares underlying warrants to purchase shares of our common stock. Kent C. McCarthy is the Managing Member of Jayhawk Capital Management LLC, which is the General Partner of Jayhawk Private Equity Co-Invest Fund, L.P. and has voting power and investment power over securities held by Jayhawk Private Equity Co-Invest Fund, L.P.

(9) Includes an aggregate of 56,250 shares underlying warrants to purchase shares of our common stock. Empery Asset Management LP, the authorized agent of Hartz Capital Investments, LLC ("HCI"), has discretionary authority to vote and dispose of the shares held by HCI and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by HCI. Mr. Hoe and Mr. Lane disclaim any beneficial ownership of these shares.

(10) Includes an aggregate of 18,750 shares underlying warrants to purchase shares of our common stock.

(11) Includes an aggregate of 157,500 shares underlying warrants to purchase shares of our common stock. Andrew Redleaf is the managing member of Whitebox Advisors, LLC, which is the General Partner of Whitebox Combined Partners, L.P. and has voting power and investment power.

(12) Includes an aggregate of 30,000 shares underlying warrants to purchase shares of our common stock. Andrew Redleaf is the managing member of Whitebox Advisors, LLC, which is the General Partner of Whitebox Intermarket Partners, L.P. and has voting power and investment power.

(13) Includes an aggregate of 136,152 shares underlying warrants to purchase shares of our common stock. William Hecther has sole voting and investment control over the securities held by Excalibur Special Opportunities LP.

(14) Includes an aggregate of 140,625 shares underlying warrants to purchase shares of our common stock. Heights Capital Management, Inc., the authorized agent of Capital Ventures International ("CVI"), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares.

(15) Includes an aggregate of 56,250 shares underlying warrants to purchase shares of our common stock. John P. Micklitsch has sole voting and investment control over the securities held by Ancora Greater China Fund, LP.

(16) Includes an aggregate of 18,000 shares underlying warrants to purchase shares of our common stock. Steven L. Parr has sole voting and investment control over the securities held by The USX China Fund.

(17) Includes an aggregate of 65,626 shares underlying warrants to purchase shares of our common stock. Downsview Capital, Inc. ("Downsview") is the general partner of Cranshire Capital, L.P. ("Cranshire") and consequently has voting control and investment discretion over securities held by Cranshire. Mitchell P. Kopin ("Mr. Kopin"), President of Downsview, has voting control over Downsview. As a result of the foregoing, each of Mr. Kopin and Downsview may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by Cranshire.

(18) Includes an aggregate of 18,749 shares underlying warrants to purchase shares of our common stock. Ronald I. Heller has sole voting and investment control over the securities held by Heller Capital Investments.

(19) Includes an aggregate of 18,749 shares underlying warrants to purchase shares of our common stock. Steven Hart has sole voting and investment control over the securities held by Octagon Capital Partners.

(20) Includes an aggregate of 8,100 shares underlying warrants to purchase shares of our common stock. Sander Gerber is the managing member of Hudson Bay Capital Management, LP, which is the General Partner of Hudson Bay Fund LP and has voting power and investment power.

(21) Includes an aggregate of 14,400 shares underlying warrants to purchase shares of our common stock. Sander Gerber is the managing member of Hudson Bay Capital Management, LP, which is the General Partner of Hudson Bay Overseas Fund, Ltd. and has voting power and investment power.

(22) Includes an aggregate of 45,000 shares underlying warrants to purchase shares of our common stock held by Silver Rock II, Ltd. and 20,000 shares underlying a warrant to purchase shares of our common stock held by Silver Rock I, Ltd., an affiliate of Silver Rock II, Ltd. Rima Salam has sole voting and investment control over the securities held by both Silver Rock I, Ltd. and Silver Rock II, Ltd.

(23) Includes an aggregate of 22,500 shares underlying warrants to purchase shares of our common stock.

(24) Includes an aggregate of 28,125 shares underlying warrants to purchase shares of our common stock. Rockmore Capital, LLC ("Rockmore Capital") and Rockmore Partners, LLC ("Rockmore Partners"), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda ("Rockmore Master Fund"). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our common stock. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund and, as of October 28, 2009, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. No person or "group" (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Rockmore Master Fund

(25) Includes an aggregate of 155,645 shares underlying warrants to purchase shares of our common stock. Richard R. Keim has sole voting and investment control over the securities held by Kensington Partners LP.

(26) Includes 217,235 shares underlying a warrant to purchase shares of our common stock.

(27) Includes 45,100 shares underlying a warrant to purchase shares of our common stock.

(28) Includes 19,168 shares underlying a warrant to purchase shares of our common stock.

(29) Includes 19,168 shares underlying a warrant to purchase shares of our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of November 20, 2009 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our named executive officers and directors; and (iii) by all of our executive officers and directors as a group. Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person who has voting or investment power with respect to such shares. Except as otherwise indicated, the persons listed below have advised us that they have direct sole voting and investment power with respect to the shares listed as owned by them.

Unless otherwise specified, the address of each of the persons set forth below is c/o American Lorain Corporation, Beihuan Zhong Road, Junan County, Shandong, China 276600.

In the table below, percentage ownership is based on 30,239,985 shares of our common stock outstanding as of November 20, 2009.

Name & Address of Beneficial Owner	Office, If Any	Amount & Nature of Beneficial Ownership	Percent of Class
Mr. Si Chen	Director and Chief Executive Officer	16,204,423	53.6%
Guerrilla Capital Management, LLC (1)		2,299,774	9.1%
Hua-Mei 21st Century Partners, LP (1)		1,436,337	5.7%
All officers and directors as a group (7 persons)		16,210,784	53.6%

* Less than 1%

(1) This information is derived from a Schedule 13G filed jointly by Guerilla Capital Management, LLC., a Delaware limited liability company ("Guerrilla Capital"), Hua-Mei 21st Century Partner, LP, a Delaware limited partnership (the "Partnership"), Peter Siris and Leigh Curry on November 12, 2009. Guerrilla Capital may be deemed to be the beneficial owner of 2,299,774 shares and the Partnership may be deemed to be the beneficial owner of 1,436,337 shares. Peter Siris and Leigh Curry have control over management and investment decisions for Guerilla Capital and the Partnership. The mailing address for each of Guerilla Capital, the Partnership, Mr. Siris and Mr. Curry is 237 Park Avenue, 9th Floor, New York, New York 10017.

DESCRIPTION OF CAPITAL STOCK

Common Stock

We are authorized to issue up to 200,000,000 shares of common stock, par value $0.001 per share.

Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. Corporate action to be taken by a stockholder vote may be authorized by the affirmative vote of a majority of the votes cast at a meeting of stockholders, or by written consent in lieu of a meeting, unless otherwise required by law. In general, stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock. However, the selling stockholders have the right to participate in up to an aggregate of 25% of certain financing transactions conducted by us prior to April 28, 2011. Upon our liquidation, dissolution or winding up, and after payment of creditors and preferred stockholders, if any, our assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Other than a special dividend paid on April 5, 2008 in connection with our reverse merger, our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Effective November 16, 2009, we reincorporated in Nevada from Delaware.

Preferred Stock

We are authorized to issue 5,000,000 shares of preferred stock. We may issue shares of preferred stock in one or more classes or series within a class as may be determined by our board of directors, who may establish the number of shares to be included in each class or series, may fix the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof. Any preferred stock so issued by the board of directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of our company, or both. Moreover, under certain circumstances, the issuance of preferred stock or the existence of the unissued preferred stock might tend to discourage or render more difficult a merger or other change in control transaction. There are currently no outstanding shares of our preferred stock.

Warrants

In connection with a private placement in May 2007, we granted three-year warrants which are exercisable for shares of our common stock at $4.25 per share to a group of accredited investors and to the placement agent and its designee. Warrants to purchase 1,527,197 shares of our common stock are currently outstanding. The exercise price of these warrants was determined based on the offering price of our common stock sold in the private placement transaction completed on May 3, 2007.

In connection with a private placement in October 2009, we granted to the selling stockholders (i) five-year Series A warrants which are exercisable for an aggregate of 1,753,909 shares of our common stock at $3.70 per share, all of which are currently outstanding and (ii) thirty-month Series B warrants which are exercisable for an aggregate of 501,115 shares of our common stock at $3.70 per share, all of which are currently outstanding.

Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes (“NRS”) and our bylaws and articles of incorporation.

Under the NRS, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company’s articles of incorporation that is not the case with our articles of incorporation. Excepted from that immunity are:

(1)	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

(2)	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

(3)	a transaction from which the director derived an improper personal profit; and

(4)	willful misconduct.

Our bylaws and articles of incorporation provide that we will indemnify our directors, officers, employees, and agents, to the fullest extent to the extent required by the Nevada Revised Statutes and shall indemnify such individuals to the extent permitted by the Nevada Revised Statutes. We may purchase and maintain liability insurance, or make other arrangements for such obligations or otherwise, to the extent permitted by the Nevada Revised Statutes.

Transfer Agent and Registrar

Our independent stock transfer agent is Interwest Transfer Company, Inc. Their mailing address is 1981 East Holladay Blvd., P.O. Box 17136, Salt Lake City, UT 84117. Their phone number is (801) 272-9294.

SHARES ELIGIBLE FOR FUTURE SALE

As of November 20, 2009, we had 30,239,985 shares of common stock issued and outstanding.

Shares Covered by this Prospectus

All of the 7,566,863 shares of common stock being registered in this offering may be sold without restriction under the Securities Act, so long as the registration statement of which this prospectus is a part is, and remains, effective.

Rule 144

In general, pursuant to Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale of shares of our common stock, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the current public information requirement.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares of our common stock that does not exceed the greater of (i) one percent of the then outstanding shares of our common stock or (ii) the average weekly trading volume of our common stock during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

The selling stockholders will not be governed by the foregoing restrictions when selling their shares pursuant to this prospectus. The selling stockholders may sell their pursuant to Rule 144, if available, rather than under this prospectus.

PLAN OF DISTRIBUTION

Each selling stockholder and any pledgees, assignees and successors-in-interest of any selling stockholder may, from time to time, sell any or all of their shares of common stock covered hereby on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

  ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

  block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  purchases by a broker dealer as principal and resale by the broker dealer for its account;

  an exchange distribution in accordance with the rules of the applicable exchange;

  privately negotiated transactions;

  settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

  in transactions through broker dealers that agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

  a combination of any such methods of sale; or

  any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker dealers engaged by the selling stockholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the selling stockholders (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction, not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders will be subject to the prospectus delivery requirements of the Securities Act or any exemption therefrom, including Rule 172 thereunder. The selling stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares of common stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the common stock offered by this prospectus has been passed upon for us by Holland & Hart LLP, Nevada.

EXPERTS

The consolidated financial statements included in this prospectus and in the registration statement have been audited by Samuel H. Wong & Co., LLP, Certified Public Accountants, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC, a registration statement on Form S-1 under the Securities Act with respect to the common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us and the common stock offered in this offering, we refer you to the registration statement and to the attached exhibits. With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matters involved.

You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of our registration statement from the SEC upon payment of prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Our SEC filings, including the registration statement and the exhibits filed with the registration statement, are also available from the SEC’s website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

REPORT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

To:	The Board of Directors and Stockholders of American Lorain Corporation

We have audited the accompanying consolidated balance sheets of American Lorain Corporation as of December 31, 2008 and 2007 and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Lorain Corporation as of December 31, 2008 and 2007 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

South San Francisco, California	Samuel H. Wong & Co., LLP
February 18, 2009	Certified Public Accountants

F-2

AMERICAN LORAIN CORPORATION
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2008 AND 2007
(Stated in US Dollars)

	Note	2008	2007
ASSETS
Current assets
Cash and Cash equivalents		$2,841,339	$6,769,973
Restricted Cash	3	3,715,998	2,021,839
Short-term Investment		113,069	7,246
Trade accounts receivable	4	25,293,326	32,859,688
Other receivables	5	5,107,719	7,552,976
Inventory	6	24,827,922	17,903,344
Advance to Suppliers		415,009	5,357,951
Prepaid Expenses and Taxes		1,228,648	916,774

Total current assets		$63,543,030	$73,389,790

Property, plant and equipment, net	7	40,201,686	24,022,181
Land use rights, net	8	3,950,927	3,047,021

TOTAL ASSETS		$107,695,643	$100,458,992

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term bank loans	9	$14,414,996	$24,077,504
Notes payable	10	5,208,485	2,734,444
Accounts payable		6,072,883	6,251,833
Income tax payable		2,682,658	1,121,528
Current maturities of long term debts	12	-	-
Accrued liabilities and other payables	11	10,291,237	16,784,108
Customers deposits		748,732	957,642

Total current liabilities		$39,418,991	$51,927,058

Long-term bank loans	12	576,975	102,542

TOTAL LIABILITIES		$39,995,966	$52,029,600

See Accompanying Notes to the Financial Statements and Accountant’s Report

AMERICAN LORAIN CORPORATION
CONSOLIDATED BALANCE SHEETS (Continued)
AS OF DECEMBER 31, 2008 AND 2007
(Stated in US Dollars)

	Note	2008	2007

Minority interests	13	$5,122,021	$3,887,021

STOCKHOLDERS’ EQUITY
Common Stock, $0.001 par value, 200,000,000
shares authorized; 25,172,640 and 24,923,178
shares issued and outstanding as of December 31,
2008 and 2007, respectively
	14	25,172	24,923
Additional paid-in-capital		24,187,019	24,187,268
Statutory reserves		5,438,723	4,497,647
Retained earnings		27,748,126	13,985,824
Accumulated other comprehensive Income		5,178,616	1,846,708

		$62,577,656	$44,542,370

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		$107,695,643	$100,458,992

See Accompanying Notes to the Financial Statements and Accountant’s Report

AMERICAN LORAIN CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007
(Stated in US Dollars)

		Note	2008	2007

Net revenues	$		132,360,317	$82,094,963
Cost of revenues			(101,213,340)	(61,932,474)

Gross profit	$		31,146,977	$20,162,490

Operating expenses
Selling and marketing expenses			(6,166,248)	(2,623,138)
General and administrative expenses			(4,047,988)	(2,864,813)

Operating Income	$		20,932,741	$14,674,539

Investment income			-	4,769
Government subsidy income			328,687	1,373,280
Interest income			99,411	209,010
Other income			251,317	155,467
Other expenses			(161,726)	(1,445,780)
Interest Expense			(2,769,597)	(2,376,088)

Earnings before tax	$		18,680,833	$12,595,196
Income tax		15	(3,003,265)	(2,134,916)

Income before minority interests	$		15,677,568	$10,460,279
Minority interests			(974,190)	(715,359)
Net income			14,703,378	9,744,920

Earnings per share
basic	$		0.58	$0.43
diluted			0.58	0.42
Weighted average shares outstanding
basic			25,172,640	22,554,210
diluted			25,172,640	23,177,268

See Accompanying Notes to the Financial Statements and Accountant’s Report

AMERICAN LORAIN CORPORATION
STATEMENT OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007
(Stated in US Dollars)

						Accumulated
	Number		Additional			Other
	of	Common	Paid-in	Statutory	Retained	Comprehensive
	Shares	Stock	Capital	Reserves	Earnings	Income	Total
Balance, January 1, 2007	17,932,777	$17,933	$6,846,620	$4,439,604	$4,298,947	$1,006,195	$16,609,299
Issuance of Common Stock for Cash	6,990,401	6,990	17,340,648	-	-	-	17,347,638
Net Income	-	-	-	-	9,744,920	-	9,744,920
Appropriations to Statutory Reserves	-	-	-	58,043	(58,043)	-	-
Foreign Currency Translation Adjustment	-	-	-	-	-	840,513	840,513
Balance, December 31, 2007	24,923,178	$24,923	$24,187,268	$4,497,647	$13,985,824	$1,846,708	$44,542,370

Balance, January 1, 2008	24,923,178	$24,923	$24,187,268	$4,497,647	$13,985,824	$1,846,708	$44,542,370
Issuance of Common Stock	249,455	249	(249)	-	-	-	-
Share Adjustment to Match Transfer Agent	7	-	-	-	-	-	-
Net Income	-	-	-	-	14,703,378	-	14,703,378
Appropriations to Statutory Reserves	-	-	-	941,076	(941,076)	-	-
Foreign Currency Translation Adjustment	-	-	-	-	-	3,331,908	3,331,908
Balance, December 31, 2008	25,172,640	$25,172	$24,187,019	$5,438,723	$27,748,126	$5,178,616	$62,577,656

	Comprehensive	Comprehensive
	Income	Income
	2008	2007	Total
Net Income	$14,703,378	$9,744,920	$30,376,788
Foreign Currency Translation Adjustment	3,331,908	840,513	4,680,852
	$18,035,286	$10,585,433	$34,057,640

See Accompanying Notes to the Financial Statements and Accountant’s Report

AMERICAN LORAIN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007
(Stated in US Dollars)

	2008	2007
Cash flows from operating activities
Net income	$14,703,377	$9,744,920
Minority interest	974,191	964,666
Fire Loss		1,392,379
Depreciation	1,273,935	802,927
Amortization	158,428	17,798
(Increase)/decrease in accounts & other receivables	14,642,687	(23,809,252)
(Increase)/decrease in inventories	(6,924,578)	(8,560,781)
Increase/(decrease) in accounts and other payables	(5,319,600)	15,862,094

Net cash (used in)/provided by operating activities	$19,508,440	$(3,585,249)
Cash flows from investing activities
Purchase of plant and equipment	(13,928,921)	(7,657,346)
Purchase of biological assets		(2,784,136)
Increase of construction in progress	(3,524,520)	(2,258,097)
(Increase)/decrease in restricted cash	(1,694,159)	527,482
Payment of land use rights	(1,062,334)	(287,344)
Investments in securities	(105,823)	19,374
Net cash used in investing activities	$(20,315,757)	$(12,440,067)
Cash flows from financing activities
Issue of common stock	-	17,347,638
Dividend paid		-
Proceeds from notes	2,474,041
Bank borrowings	35,327,917	25,645,795
Bank repayment	(45,936,138)	(23,329,333)
Net cash provided by/(used in) financing
Activities	$(8,134,180)	$19,664,100
Net in cash and cash equivalents (used)/sourced	(8,941,497)	3,638,784
Effect of foreign currency translation on cash and cash equivalents	5,012,863	840,513
Cash and cash equivalents–beginning of year	6,769,973	2,290,676
Cash and cash equivalents–end of year	$2,841,339	$6,769,973

Supplementary cash flow information:
Interest received	$99,411	$209,010
Interest paid	2,769,597	2,293,442
Taxes Paid	3,003,265	740,943

See Accompanying Notes to the Financial Statements and Accountant’s Report

1.	ORGANIZATION, BASIS OF PRESENTATION, AND PRINCIPAL ACTIVITIES

	(a)	Organization history of American Lorain Corporation (formerly known as Millennium Quest, Inc.)

American Lorain Corporation (the “Company” or “ALC”) is a Delaware corporation incorporated on February 4, 1986. From inception through May 3, 2007, the Company did not engage in any active business operations other than in search and evaluation of potential business opportunity to become an acquiree of a reverse-merger deal.

	(b)	Organization History of International Lorain Holding Inc. and its subsidiaries

International Lorain Holding Inc. (“ILH”) is a Cayman Islands company incorporated on August 4, 2006 and was until May 3, 2007 wholly-owned by Mr. Hisashi Akazawa. Through restructuring and acquisition in 2006, the Company presently has two direct wholly-owned subsidiaries, Junan Hongrun and Luotian Lorain, and one indirectly wholly-owned subsidiary through Junan Hongrun, which is Beijing Lorain.

In addition, the Company directly and indirectly has 80.2% ownership of Shandong Lorain. The rest of the 19.8%, which is owned by the State under the name of Shandong Economic Development Investment Co. Ltd., is not included as a part of the Group.

	(c)	Reverse-Merger

On May 3, 2007, the Company entered into a share exchange agreement with International Lorain Holding Inc. (“ILH”) whereby the Company consummated its acquisition of ILH by issuance of 697,663 Series B voting convertible preferred shares to the shareholders of ILH in exchange of 5,099,503 ILH shares. Concurrently on May 3, 2007, the Company also entered into a securities purchase agreement with certain investors and Mr. Hisashi Akazawa and Mr. Si Chen (each a “beneficial owner”) whereby the Company issued 319,913 (after reverse-split at 32.84 from 10,508,643) common shares to its shareholders as consideration of the Company’s reverse-merger with Lorain.

The share exchange transaction is referred to hereafter as the “reverse-merger transaction.” The share exchange transaction has been accounted for as a recapitalization of ALC where the Company (the legal acquirer) is considered the accounting acquiree and ILH (the acquiree) is considered the accounting acquirer. As a result of this transaction, the Company is deemed to be a continuation of the business of ILH.

Accordingly, the accompanying consolidated financial statements are those of the accounting acquirer, ILH. The historical stockholders’ equity of the accounting acquirer prior to the share exchange has been retroactively restated as if the share exchange transaction occurred as of the beginning of the first period presented. See also Note 14 Capitalization.

	(d)	Business Activities

The Company develops, manufactures, and sells convenience foods (such as ready-to-cook (or RTC) meals; ready-to-eat (or RTE) meals and meals ready-to-eat (or MRE); chestnut products; and frozen, canned, and bulk foods, in hundreds of varieties. The Company operates through indirect Chinese subsidiaries. The products are sold in 26 provinces and administrative regions in China and 42 foreign countries. Food products are categorized into three types: (1) chestnut products, (2) convenience food, and (3) frozen, canned, and bulk food (“FCB food”).

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

	(a)	Method of Accounting

The Company maintains its general ledger and journals with the accrual method accounting for financial reporting purposes. The financial statements and notes are representations of management. Accounting policies adopted by the Company conform to generally accepted accounting principles in the United States of America and have been consistently applied in the presentation of financial statements, which are compiled on the accrual basis of accounting.

	(b)	Principles of consolidation

The consolidated financial statements which include the Company and its subsidiaries are compiled in accordance with generally accepted accounting principles in the United States of America. All significant inter-company accounts and transactions have been eliminated. The consolidated financial statements include 100% of assets, liabilities, and net income or loss of those wholly-owned subsidiaries; ownership interests of minority investors are recorded as minority interests.

As of December 31, 2008, the detailed identities of the consolidating subsidiaries are as follows:

Name of Company	Place of	Attributable	Registered
	incorporation	equity interest	capital
		%
Shandong Lorain Co., Ltd	PRC	80.2	$12,901,823	(RMB 100,860,000)
Luotian Lorain Co., Ltd	PRC	100	$3,240,013	(RMB 25,328,800)
Junan Hongrun Foodstuff Co., Ltd	PRC	100	$16,245,603	(RMB 127,000,000)
Beijing Lorain Co., Ltd	PRC	100	$1,279,181	(RMB 10,000,000)

(c)	Use of estimates

The preparation of the financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ materially from those estimates

(d)	Economic and political risks

The Company’s operations are conducted in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

(e)	Lease prepayments

Lease prepayments represent the cost of land use rights in the PRC. Land use rights are carried at cost and amortized on a straight-line basis over the period of rights of 50 years.

(f)	Property, plant and equipment

Plant and equipment are carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the plant and equipment are as follows:

Buildings	40 years
Machinery and equipment	10 years
Motor vehicles	10 years
Office equipment	5 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income. The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

(g)	Accounting for the Impairment of Long-Lived Assets

The long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets.

If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. During the reporting years, there was no impairment loss.

(h)	Construction in progress

Construction in progress represents direct costs of construction or acquisition and design fees incurred. Capitalization of these costs ceases and the construction in progress is transferred to plant and equipment when substantially all the activities necessary to prepare the assets for their intended use are completed. No depreciation is provided until it is completed and ready for intended use.

(i)	Investment securities

The Company classifies its equity securities into trading or available-for-sale. Trading securities are bought and held principally for the purpose of selling them in the near term. All securities not included in trading securities are classified as available-for-sale.

Trading and available-for-sale securities are recorded at fair value. Unrealized holding gains and losses on trading securities are included in the net income. Unrealized holding gains and losses, net of the related tax effect, on available for sale securities are excluded from net income and are reported as a separate component of other comprehensive income until realized. Realized gains and losses from the sale of available-for-sale securities are determined on a specific-identification basis.

A decline in the market value of any available-for-sale security below cost that is deemed to be other-than-temporary results in a reduction in carrying amount to fair value. The impairment is charged as an expense to the statement of income and comprehensive income and a new cost basis for the security is established. To determine whether impairment is other-than-temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and duration of the impairment, changes in value subsequent to year end, and forecasted performance of the investee.

Premiums and discounts are amortized or accreted over the life of the related available-for-sale security as an adjustment to yield using the effective-interest method. Dividend and interest income are recognized when earned.

(j)	Inventories

Inventories consisting of finished goods and raw materials are stated at the lower of cost or market value. Finished goods are comprised of direct materials, direct labor and an appropriate proportion of overhead.

(k)	Trade receivables

Trade receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Bad debts are written off as incurred.

(l)	Customer deposits

Customer deposits were received from customers in connection with orders of products to be delivered in future periods.

(m)	Cash and cash equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

(n)	Advertising

All advertising costs are expensed as incurred.

(o)	Shipping and handling

All shipping and handling are expensed as incurred.

(p)	Research and development

All research and development costs are expensed as incurred.

(q)	Retirement benefits

Retirement benefits in the form of contributions under defined contribution retirement plans to the relevant authorities are charged to the consolidated statement of income as incurred.

(r)	Income taxes

The Company uses the accrual method of accounting to determine and report its taxable reduction of income taxes for the year in which they are available. The Company has implemented Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Income tax liabilities computed according to the United States and People’s Republic of China (PRC) tax laws are provided for the tax effects of transactions reported in the financial statements and consists of taxes currently due plus deferred taxes related primarily to differences between the basis of fixed assets and intangible assets for financial and tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will be either taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes also are recognized for operating losses that are available to offset future income taxes. A valuation allowance is created to evaluate deferred tax assets if it is more likely than not that these items will either expire before the Company is able to realize that tax benefit, or that future realization is uncertain.

Effective January 1, 2008, PRC government implemented a new 25% tax rate across the board for all enterprises regardless of whether domestic or foreign enterprise without any tax holiday which is defined as "two-year exemption followed by three-year half exemption" hitherto enjoyed by tax payers. As a result of the new tax law of a standard 15% tax rate, tax holidays terminated as of December 31, 2007. However, PRC government has established a set of transition rules to allow enterprises already started tax holidays before January 1, 2008, to continue enjoying the tax holidays until being fully utilized.

The Company is subject to United States Tax according to Internal Revenue Code Sections 951 and 957. Corporate income tax is imposed on progressive rates in the range of: -

Taxable Income
Rate	Over	But Not Over	Of Amount Over
15%	0	50,000	0
25%	50,000	75,000	50,000
34%	75,000	100,000	75,000
39%	100,000	335,000	100,000
34%	335,000	10,000,000	335,000
35%	10,000,000	15,000,000	10,000,000
38%	15,000,000	18,333,333	15,000,000
35%	18,333,333	-	-

Based on the consolidated net income for the year ended December 31, 2008, the Company shall not be subject to income tax.

The Company accounts for income tax using an asset and liability approach and allows for recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future realization is uncertain.

(s)	Statutory reserves

Statutory reserves are referring to the amount appropriated from the net income in accordance with laws or regulations, which can be used to recover losses and increase capital, as approved, and are to be used to expand production or operations.

(t)	Foreign currency translation

The accompanying financial statements are presented in United States dollars. The functional currency of the Company is the Renminbi (RMB). The financial statements are translated into United States dollars from RMB at year-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

	2008	2007
Year end RMB : US$ exchange rate	6.8542	7.3141
Average yearly RMB : US$ exchange rate	6.9622	7.6172

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

(u)	Revenue recognition

The Company's revenue recognition policies are in compliance with Staff accounting bulletin (SAB) 104. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectibility is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

The Company's revenue consists of invoiced value of goods, net of a value-added tax (VAT). No product return or sales discount allowance is made as products delivered and accepted by customers are normally not returnable and sales discount is normally not granted after products are delivered.

(v)	Earnings per share

Basic earnings per share is computed by dividing net income by the weighted average number of ordinary shares outstanding during the period. Diluted earnings per share is computed by dividing net income by the sum of the weighted average number of ordinary shares outstanding and dilutive potential ordinary shares during the years. During the years ended 2008 and 2007, no dilutive potential ordinary shares were issued.

The Company computes earnings per share (“EPS”) in accordance with Statement of Financial Accounting Standards No. 128, “Earnings per share” (“SFAS No. 128”), and SEC Staff Accounting Bulletin No. 98 (“SAB 98”). SFAS No. 128 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as the income or loss available to common shareholders divided by the weighted average common shares outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options, and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

(w)	Commitments and contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

(x)	Comprehensive income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements. The Company’s current component of other comprehensive income is the foreign currency translation adjustment.

(y)	Recent accounting pronouncements

In March 2008, the FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133" ("SFAS 161"). SFAS 161 applies to all derivative instruments and related hedged items accounted for under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 161 requires entities to provide greater transparency about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity's financial position, results of operations and cash flows. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008.

In May 2008, the FASB issued SFAS No. 162, "The Hierarchy of Generally Accepted Accounting Principles" ("SFAS 162"). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (the GAAP hierarchy). Statement 162 will become effective 60 days following the SEC's approval of the Public Company Accounting Oversight Board amendments to AU Section 411, "The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles."

In May 2008, the FASB issued FSP Accounting Principles Board ("APB") 14-1 "Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)" ("FSP APB 14-1"). FSP APB 14-1 requires the issuer of certain convertible debt instruments that may be settled in cash (or other assets) on conversion to separately account for the liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer's non-convertible debt borrowing rate. FSP APB 14-1 is effective for fiscal years beginning after December 15, 2008 on a retroactive basis.

In September 2008, FASB issued FSP No. 133-1 and FIN 45-4, “Disclosures about Credit Derivatives and Certain Guarantees”, an amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161. This FSP is intended to improve disclosures about credit derivatives by requiring more information about the potential adverse effects of changes in credit risk on the financial position, financial performance, and cash flows of the sellers of credit derivatives. The provisions of the FSP that amend Statement 133 and FIN 45 are effective for reporting periods (annual or interim) ending after November 15, 2008.

This FSP amends FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, to require disclosures by sellers of credit derivatives, including credit derivatives embedded in hybrid instruments. This FSP also amends FASB Interpretation (FIN) No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, to require an additional disclosure about the current status of the payment/performance risk of a guarantee. The provisions of the FSP that amend Statement 133 and FIN 45 are effective for reporting periods (annual or interim) ending after November 15, 2008.

Finally, this FSP clarifies the effective date in FASB Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities. The disclosures required by Statement 161 should be provided for any reporting period (annual or quarterly interim) beginning after November 15, 2008. For example, an entity with a March 31 fiscal year-end should provide the disclosures for its fourth quarter interim period ending March 31, 2009, in its 2009 annual financial statements. This clarification of the effective date of Statement 161 is effective upon issuance of the FSP.

The Company is currently evaluating the potential impact, if any, of the adoption of the above recent accounting pronouncements on its consolidated results of operations and financial condition.

3.	RESTRICTED CASH

Restricted Cash represents interest bearing deposits placed with banks to secure banking facilities in the form of loans and notes payable. The restriction of funds is based on time. The funds that collateralize loans are held for 60 days in savings account that pay interest at the prescribed national daily savings account rate. For funds that underline notes payable, the cash is deposited in six month time deposits that pay interest at the national time deposit rate.

4.	TRADE ACCOUNTS RECEIVABLE

	2008	2007
Trade accounts receivable	$25,421,293	$33,031,997
Less: Allowance for doubtful accounts	(127,967)	(172,309)

	$25,293,326	$32,859,688

Allowance for Bad Debt:	2008	2007
Beginning Balance	$172,309	$226,881
Additions to Allowance		-
Less: Bad debt written-off	(44,342)	(54,572)
	$127,967	$172,309

The Company offers credit terms of between 30 to 60 days to most of their international distributors as well as domestic supermarkets and wholesalers, and between 0 to 15 days for most of their agents.

5.	OTHER RECEIVABLES

Other receivables consisted of the following as of December 31:

	2008	2007
Advances to suppliers	$663,302	$2,858,351
Advances to Employees for job/travel disbursements	3,160,886	3,027,007
Amount due by a non-related enterprise	1,278,501	1,063,932
Other non-related receivables	5,030	451,183
Business taxes prepayment	-	21,876
Sundry deposits	-	130,627
	$5,107,719	$7,552,976

6.	INVENTORIES

Inventories consisted of the following as of December 31:

	2008	2007
Raw materials	$9,636,050	$5,278,484
Work in Process	1,143,766	4,828,790
Finished goods	14,048,106	7,796,070
	$24,827,922	$17,903,344

7.	PROPERTY, PLANT, AND EQUIPMENT

Property, plant, and equipment consisted of the following as of December 31:

	2008	2007
At cost:
Buildings	$27,798,849	$15,547,205
Landscaping, plant, and tree	2,752,101	2,784,136
Machinery and equipment	7,229,512	5,732,776
Office equipment	859,818	28,520
Motor vehicles	39,824	658,547
	$38,680,104	$24,751,184

Less: accumulated depreciation
Buildings	(1,192,855)	(698,732)
Machinery and equipment	(2,628,710)	(1,954,257)
Office equipment	(414,478)	(15,643)
Motor vehicles	(24,992)	(318,468)
	(4,261,035)	(2,987,100)

Construction in Progress	5,782,617	2,258,097
	$40,201,686	$24,022,181

Construction in progress mainly comprises capital expenditures for construction of the Company’s new corporate campus, including offices, factories and staff dormitories. Capital commitments for the construction are immaterial for the three years above.

Landscaping, plant and tree is chestnut trees investment in the development of agricultural operations, which have not been the significant source of the raw materials needed for the Company’s operations to date.

8.	LAND USE RIGHTS, NET

Land use rights consisted of the following as of December 31:

	2008	2007
Land use rights, at cost	$4,236,266	$3,173,931
Less: Accumulated amortization	(285,339)	(126,910)
	$3,950,927	$3,047,021

Land use rights represent the prepaid land use right. The PRC government owns the land on which the Company’s corporate campus is being constructed.

9.	SHORT-TERM DEBTS

Short-term debts consisted of the following as of December 31:

	2008	2007
Loans from Junan County Construction Bank,
• Interest rate at 6.264% per annum due 8/31/2007	$-	$410.167
• Interest rate at 6.264% per annum due 9/7/2007	-	343,173
• Interest rate at 7.776% per annum due 12/18/2007	-	261,139
• Interest rate at 7.776% per annum due 12/18/2007	-	355,478
• Interest rate at 8.541% per annum due 3/5/2008	-	355,478
• Interest rate at 8.892% per annum due 7/23/2008	-	328,133
• Interest rate at 6.314% per annum due 9/17/2008	-	256,696
• Interest rate at 6.264% per annum due between 1/10/2007 and 9/7/2007	-	-
• Interest rate at 7.452% per annum due 2/24/2009	102,127	-
• Interest rate at 10.452% per annum due 1/22/2009	1,575,676	-
• Interest rate at 7.236% per annum due 2/3/2009	116,717	-

Loan from Junan County Agriculture Bank,
• Interest rate at 10.251% per annum due 1/11/2008	-	231,061
• Interest rate at 10.557% per annum due 1/11/2008	-	345,907
• Interest rate at 11.016% per annum due 2/21/2008	-	191,411

	2008	2007
• Interest rate at 11.169% per annum due 6/7/2008	-	123,050
• Interest rate at 11.169% per annum due 6/7/2008	-	41,017
• Interest rate at 11.169% per annum due 6/29/2008	-	347,274
• Interest rate at 11.169% per annum due 6/29/2008	-	109,378
• Interest rate at 11.169% per annum due 7/3/2008	-	505,872
• Interest rate at 7.884% per annum due 7/18/2008	-	273,444
• Interest rate at 11.628% per annum due 7/25/2008	-	191,411
• Interest rate at 11.628% per annum due 8/1/2008	-	82,033
• Interest rate at 12.393% per annum due 10/30/2008	-	410,167
• Interest rate at 12.393% per annum due 11/11/2008	-	239,264
• Interest rate at 12.393% per annum due 11/14/2008	-	205,083
• Interest rate at 12.393% per annum due 11/14/2008	-	199,614
• Interest rate at 12.393% per annum due 11/22/2008	-	410,167
• Interest rate at 12.393% per annum due 11/29/2008	-	287,117
• Interest rate at 12.393% per annum due 12/4/2008	-	410,167
• Interest rate at 12.393% per annum due 12/13/2008	-	410,167
• Interest rate at 7.65% to 10.404% per annum due between 1/10/2007 and 12/5/2007	-	-
• Interest rate at 12.699% per annum due 8/6/2009	583,584	-
• Interest rate at 12.699% per annum due 8/18/2009	656,532	-
• Interest rate at 12.699% per annum due 8/18/2009	364,740	-
• Interest rate at 10.577% per annum due 3/27/2009	1,458,959	-

Loan from Junan County Industrial and Commercial Bank,
• Interest rate at 6.120% per annum due 1/11/2007	-	546,889
• Interest rate at 8.424% per annum due 3/7/2007	-	806,661
• Interest rate at 6.120% per annum due 11/10/2007	-	136,722
• Interest rate at 8.073% per annum due 12/7/2007	-	1,278,353
• Interest rate at 7.956% per annum due 1/18/2008	-	478,528
• Interest rate at 7.956% per annum due 1/18/2008	-	546,889
• Interest rate at 6.9545% per annum due 2/8/2008	-	604,299
• Interest rate at 6.570% per annum due 2/8/2008	-	546,889
• Interest rate at 7.956% per annum due 3/5//2008	-	1,367,222
• Interest rate at 8.892% per annum due 3/7/2008	-	410,167
• Interest rate at 6.12% per annum due 6/30/2008	-	706,766
• Interest rate at 7.290% per annum due 6/30/2008	-	232,428

• Interest rate at 3.5% to 6.12% per annum due between 1/11/2007 and 12/10/2007	-	-
• Interest rate at 6.120% per annum due 1/10/2009	145,896	-
• Interest rate at 8.541% per annum due 3/4/2009	393,919	-
• Interest rate at 3.1725% per annum due 2/19/2009	240,035	-
• Interest rate at 3.1725% per annum due 2/19/2009	118,161	-
• Interest rate at 10.1825% per annum due 2/26/2009	120,762	-

	2008	2007
• Interest rate at 10.1825% per annum due 3/5/2009	173,670

Loan from Junan County Merchants Bank,
• Interest rate at 6.210% per annum due 3/13/2008 -		1,367,222

Loan from Junan County Agricultural Financial Institution,
• Interest rate at 9.750% per annum due 5/20/2008	-	25,977
• Interest rate at 12.420% per annum due 6/20/2008	-	68,361
• Interest rate at 10.935% per annum due 10/1/2008	-	2,597,722
• Interest rate at 9.765% per annum due between 1/13/2007 and 5/22/2007	-	-
• Interest rate at 9.765% per annum due between 1/13/2007 and 5/22/2007	-	-

Loan from Linyi Commercial Bank,
• Interest rate at 10.71% per annum due 2/6/2008	-	615,250
• Interest rate at 10.71% per annum due 2/9/2008	-	497,221
• Interest rate at 13.73% per annum due	-	136,722
• Interest rate at 9.765% to 10.4715% per annum due between 1/9/2007 and 11/29/2007	-	-
• Interest rate at 13.073% per annum due 1/5/2009	685,711	-
• Interest rate at 13.073% per annum due 1/5/2009	656,532
• Interest rate at 8.539% per annum due 3/27/2009	1,458,959
• Interest rate at 8.539% per annum due 3/27/2009	141,885

Loan from Junan Agricultural Development Bank,
• Interest rate at 7.290% per annum due 9/26/2008	-	1,367,222
• Interest rates at 5.3625% to 6.435% per annum due between 7/19/2007 and 9/4/2007	-	-

Loan from Beijing Miyun County Shilipu Rural Financial Institution,
• Interest rates at 7.56% to 9.18% per annum due between 3/30/2007 and 5/27/2007	-	-
• Interest rates at 8.539% per annum due 9/30/2009	2,772,023	-

Loan from China Agricultural Bank, Miyun
• Interest rate at 7.02% per annum due 7/18/2007	-	-

Loan from China Agricultural Bank, Luotian Branch

• Interest rate at 7.722% per annum due 8/30/2008	-	1,039,089
• Interest rates at 7.605% to 7.95% per due 6/30/2007 and 9/5/2007	-	-

	2008	2007
• Interest rate at 7.47% per annum due 9/7/2009	817,017	-
• Interest rate at 7.47% per annum due 9/7/2009	291,792	-

Bank of Beijing
• Interest rate at 7.722% per annum due 7/28/2009	291,792	-

Bank of China, Junan Branch,
• Interest rate at 7.500% per annum due 5/19/2009	4,014	9,815

United Commercial Bank, China Branch
• Interest rate at 5.494% per annum due 1/14/2009	1,156,955	-

International Trust Co., Ltd.,
• Interest rate at 7.839% per annum due 5/19/2009	-	1,367,222

Credit Union, Junan
• Interest rate at 8.5837% per annum due 1/7/2009	43,769	-
• Interest rate at 8.5837% per annum due 1/12/2009	43,769	-

International Trust and Investment Co., Ltd.
• Interest rate at 0.67% per annum due 6/13/2008	-	-
	$14,414,996	$24,077,504

The short-term loans, which are denominated in the functional currency Renminbi (RMB), were primarily obtained for general working capital.

All overdue loans were extended by its financial institution.

10. NOTES PAYABLE

Notes payable consisted of the following as of December 31:

	2008	2007

Notes to Industrial and Commercial Bank,
• Bank commission charge at 3.99% due December 20, 2007	$-	$546,889
• Bank commission charge at 3.99% due December 12, 2007	-	1,093,778
• Bank commission charge at 3.99% due December 18, 2007	-	1,093,778

• Bank commission charge at 3.744% due June 1, 2007	-	-

Notes to Linyi Commercial Bank,
• Bank commission charge at 2.85%, due May 20, 2007	-	-

Notes to Junan County Construction Bank,
• Bank commission charge at 4%, due 1/12/2009	554,405	-

Notes to Junan County Agriculture Bank,
• Bank commission charge at 4%, due 1/16/2009	277,202	-

Loan to Jinan Branch, Shenzhen Development Bank,
• Bank charge commission charge at 3.96%, due 2/6/2009	4,376,878	-
	$5,208,485	$2,734,444

All overdue notes were extended by its financial institution.

11.	ACCRUED EXPENSES AND OTHER PAYABLE

Accrued expenses and other payables consisted of the following as of December 31:

	2008	2007
Accrued salaries and wages	$605,471	$302,356
Accrued utility expenses	481,678	515,092
Accrued interest expenses	-	-
Accrued transportation expenses	1,103,112	371,839
Other accruals	-	2,848,985
Business and other taxes	1,979,650	-
Purchases disbursements payables	6,018,057	12,359,109
Interest Payable	-	180,696
Accrued staff welfare	103,269	206,031

	$10,291,237	$16,784,108

12.	LONG-TERM DEBTS

Long-term debts consisted of the following as of December 31:

	2008	2007
Loan from Bank of China, Junan Branch,
• Interest rates at 0.67% per annum due 5/19/2009	$-	$-

Loan from Agricultural Development Luotian Government,
• Interest rates at 0.67% per annum due - 12/11/2010		102,542
• Interest rates at 2.10% per annum due 12/11/2011	25,532	-

Loan from United Commercial Bank, China Branch
• Interest rates at 5.494% per annum due 1/14/2011	551,443	-

Less: Current maturities of long-term debts	-	-

	$576,975	$102,542

13.	MINORITY INTERESTS

This represents the 19.8% equity of Shangdong Lorain held by a state-owned interest, Shandong Economic Development Investment Corporation.

14.	CAPITALIZATION

Dating back to May 3, 2007, the Company underwent a reverse-merger and a concurrent financing transaction that resulted in 24,923,178 shares of outstanding common stock that remained unchanged until through December 31, 2007. During the course of 2008, several holders of warrants issued in connection with the financing transaction exercised their rights to purchase shares at the prescribed exercise price. The holders of the warrants exercised the right to purchase a total of 360,207; however, because the holders did not pay in cash for the warrants, 110,752 of those shares were cancelled as consideration in lieu of the warrant holders paying in cash. Ultimately, 249,455 of new shares were issued to those who exercised their warrant. The Company also made an adjustment to it outstanding share count for rounding errors as result of the split and reverse splits made at the time of the reverse merger. The number of shares in the adjustment was an addition of seven shares. The Company believes the adjustment of seven shares is immaterial to both prior and current earnings per share calculation. As detailed in the table below, the total number of outstanding shares at December 31, 2008 was 25,172,640.

			Additional
	Number of	Common Stock	Paid-in
Type of Shares	Shares	Capital	Capital

Free Trading Shares	8,406,244	$8,406	$17,340,648
Restricted Shares	16,766,396	16,766	6,846,371
	25,172,640	$25,172	$24,187,019

15.	INCOME TAXES

All of the Group’s income before income taxes and related tax expenses are from PRC sources. In accordance with the relevant tax laws and regulations of PRC, the corporation income tax rate is 33%. However, also in accordance with the relevant taxation laws in the PRC, some of the subsidiaries of the Group are eligible for tax exemption. In particular, from the time that a company has its first profitable tax year, the company is exempt from corporate income tax for its first two year and is then entitled to a 50% tax reduction for the succeeding three year. Actual income tax expenses reported in the consolidated statements of income and comprehensive income differ from the amounts computed by applying the PRC statutory income tax rate of 33% to income before income tax for the period from August 4, 2006 (date of incorporation) to December 31, 2008 for the following reasons: -

	2008	2007
Income before tax	$18,680,832	$12,595,196

Tax at the income tax rate	4,670,208	3,778,559
Effect of tax exemption granted	(1,666,943)	(1,643,643)
Income tax	$3,003,265	$2,134,916

Per Share Effect of Tax Exemption
	2008	2007
Effect of tax exemption granted	$1,666,943	$1,643,643

Weighted-Average Shares Outstanding	25,172,640	24,923,178
Per share effect	$0.0662	$0.0659

Effective January 1, 2008, PRC government implements a new 25% tax rate across the board for all enterprises regardless of whether domestic or foreign enterprise without any tax holiday which is defined as “two-year exemption followed by three-year half exemption” hitherto enjoyed by tax payers. As a result of the new tax law of a standard 15% tax rate, tax holidays terminated as of December 31, 2007. However, PRC government has established a set of transition rules to allow enterprises already started tax holidays before January 1, 2008, to continue enjoying the tax holidays until being fully utilized.

Based on the background of each constituent of our group, the income tax rates applicable to the four constituents for 2007, 2008 and 2009 are depicted in the following table.

Income Tax Rate	2007	2008	2009
Junan Hongran	15%	15%	25%
Luotian Lorain	0%	15%	15%
Beijing Lorain	0%	0%	15%
Shangdong Lorain	30%	25%	25%

16.	SALES BY PRODUCT TYPE

Sales by categories of product consisted of the following as of December 31:

Category	2008	2007
Chestnut	$83,027,719	$45,799,404
Convenience food	25,736,534	15,288,515
FCB food	23,596,064	21,007,044
Total	$132,360,317	$82,094,963

Revenue by geography consisted of the following as of December 31:

Country	2008	2007
Australia	$-	$18,710
Belgium	1,893,467	2,040,636
Canada	-	14,112
China	91,442,654	48,566,474
France	1,579,449	284,101
Germany	722,436	44,527
Holland	346,140	586,379
Hong Kong	189,790	71,860
Japan	21,764,764	17,077,937
Kuwait	-	364,893
Malaysia	1,395,654	1,569,794
Mexico	-	-
Saudi Arabia	32,961	684,321
Singapore	1,054,239	2,442,038
South Korea	8,338,475	5,174,079
Taiwan	331,723	57,819
United Arab Emirates	-	239,565
United Kingdom	2,775,230	1,793,707
United States of America	493,335	1,064,011
Other	-	-
Total	$132,360,317	$82,094,963

American Lorain Corporation

REPORT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

To:	The Board of Directors and Stockholders of American Lorain Corporation

We have reviewed the accompanying interim consolidated balance sheets of American Lorain Corporation (the “Company”) as of September 30, 2009 and December 31, 2008, and the related statements of income, stockholders’ equity, and cash flows for the three-month and nine-month periods ended September 30, 2009 and 2008. These interim consolidated financial statements are the responsibility of the Company's management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying interim consolidated financial statements for them to be in conformity with U.S. generally accepted accounting principles.

South San Francisco, California	Samuel H. Wong & Co., LLP
November 2, 2009	Certified Public Accountants

AMERICAN LORAIN CORPORATION
CONSOLIDATED BALANCE SHEETS
AT SEPTEMBER 30, 2009 AND DECEMBER 31, 2008
(Stated in US Dollars)

			(Audited)
	Note	9/30/2009	12/31/2008
ASSETS
Current Assets
Cash and cash equivalents		$4,161,802	$2,841,339
Restricted cash	3	1,008,007	3,715,998
Short-term investment		51,919	113,069
Trade accounts receivable	4	17,745,011	25,293,326
Other receivables	5	4,402,879	5,107,719
Inventory	6	35,606,922	24,827,922
Advance to suppliers	7	12,528,032	415,009
Prepaid expenses and taxes		1,077,904	1,228,648
Total current assets		$76,582,476	$63,543,030
Property, plant and equipment, net	8	40,667,653	40,201,686
Land use rights, net	9	3,918,315	3,950,927
Other assets & goodwill		2,047	-
TOTAL ASSETS		$121,170,491	$107,695,643
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term bank loans	10	$34,588,160	$14,414,996
Long-term bank loans current portion		83,000	-
Notes payable	11	-	5,208,485
Accounts payable		2,417,468	6,072,883
Taxes payable		1,413,194	2,682,658
Accrued liabilities and other payables	12	4,788,869	10,291,237
Customers deposits		78,836	748,732
Total Current Liabilities		$43,369,527	$39,418,991
Long Term Liabilities
Long term bank loans	13	321,544	576,975
TOTAL LIABILITIES		$43,691,071	$39,995,966

See Accompanying Notes to the Financial Statements and Accountant’s Report

AMERICAN LORAIN CORPORATION
CONSOLIDATED BALANCE SHEETS
AT SEPTEMBER 30, 2009 AND DECEMBER 31, 2008
(Stated in US Dollars)

			(Audited)
	Note	9/30/2009	12/31/2008

STOCKHOLDERS’ EQUITY
Common stock, $0.001 par value, 200,000,000 shares authorized; 25,177,640 and 25,172,640 shares issued and outstanding as of September 30, 2009 and December 31, 2008, respectively	15	25,177	25,172
Additional paid-in capital		24,273,650	24,187,019
Statutory reserves		5,680,512	5,438,723
Retained earnings		35,615,406	27,748,126
Accumulated other comprehensive income		6,212,145	5,178,616
Non-controlling interests	14	5,672,530	5,122,021
		$77,479,420	$67,699,677
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		$121,170,491	$107,695,643

See Accompanying Notes to the Financial Statements and Accountant’s Report

AMERICAN LORAIN CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008
(Stated in US Dollars)

		Three months ended		Nine months ended
		September 30,		September 30,
	Note	2009	2008	2009	2008

Net revenues	17	$38,674,651	$36,727,394	$83,841,112	$75,680,120
Cost of revenues		(29,566,601)	(29,000,724)	(64,279,971)	(58,819,320)
Gross profit		$9,108,050	$7,726,670	$19,561,141	$16,860,800
Operating expenses
Selling and marketing expenses		(1,165,107)	(831,138)	(3,556,271)	(2,066,156)
General and administrative expenses		(906,847)	(847,896)	(2,798,044)	(2,480,240)
Operating income		$7,036,096	$6,047,636	$13,206,826	$12,314,404
Investment income
Government subsidy income		43,864	393	240,118	37,635
Interest and other income		24,196	180,641	232,844	288,439
Other expenses		(52,694)	56,706	(234,298)	(48,281)
Interest expense		(857,089)	(627,148)	(2,205,740)	(1,900,846)
Earnings before tax		$6,194,373	$5,658,228	$11,239,750	$10,691,351
Income tax	2(r), 16	(1,396,694)	(904,827)	(2,580,172)	(1,788,402)
Income before minority interests		$4,797,679	$4,753,401	$8,659,578	$8,902,949
Net income attributable to:
-Parent		$4,497,364	$4,458,659	$8,109,069	$8,307,737
-Non-controlling Interest		300,315	294,742	550,509	595,212
		$4,797,679	$4,753,401	$8,659,578	$8,902,949
Earnings per share	2(v)
- Basic		$0.18	$0.18	$0.32	$0.33
- Diluted		$0.18	$0.18	$0.32	$0.33
Weighted average shares outstanding
- Basic		25,177,640	24,923,178	25,177,640	24,923,178
- Diluted		25,200,136	24,923,178	25,717,588	25,282,206

See Accompanying Notes to the Financial Statements and Accountant’s Report

AMERICAN LORAIN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOW
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008
(Stated in US Dollars)

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
Cash flows from operating activities
Net income	$4,497,364	$4,458,659	$8,109,069	$8,307,737
Minority interest	300,316	294,741	550,509	595,212
Share based compensation	80,484	0	86,636	0
Depreciation	276,693	461,968	942,173	975,125
Amortization	22,217	11,332	158,209	209,102
(Increase)/decrease in accounts & other receivables	1,776,531	10,487,405	7,583,260	23,939,692
(Increase)/decrease in inventories	(8,751,246)	(12,644,355)	(10,778,999)	(14,099,060)
Increase/(decrease) in accounts & other payables	(961,609)	(1,722,767)	(22,389,528)	(15,296,367)
Net cash (used in)/provided by operating activities	(2,759,250)	1,346,983	(15,738,671)	4,631,441
Cash flows from investing activities
Purchase of plant and equipment	(881,610)	(82,023)	(1,408,140)	(5,739,946)
Payment of construction in progress	0	(1,294,028)	0	0
(Increase)/decrease in restricted cash	(14,642)	(242,639)	2,707,991	(2,472,807)
Payments for land use rights	(4,590)	(174,839)	(125,600)	(1,123,069)
Proceeds from sale of investment securities	58,384	0	61,151	0
Purchase of investment securities	0	(31,539)	0	(1,620,924)
Payments for deposits	0	(2,751,740)	(2,045)	(2,751,740)
Net cash used in investing activities	(842,458)	(4,576,808)	1,233,357	(13,708,486)
Cash flows from financing activities
Bank borrowings	2,465,431	3,405,635	20,000,733	4,738,607
Notes payable	(1,614,364)	(2,070,085)	(5,208,485)	1,743,973
Net cash provided by/(used in) financing activities	$851,067	$1,335,550	$14,792,248	$6,482,580
Net Increase/(decrease) of cash and cash equivalents	(2,750,641)	(1,894,275)	286,934	(2,594,465)
Effect of foreign currency translation	80,722	1,960,246	1,033,529	4,384,819
Cash and cash equivalents–beginning of year	6,831,721	8,494,356	2,841,339	6,769,973
Cash and cash equivalents–end of year	$4,161,802	$8,560,327	$4,161,802	$8,560,327
Supplementary cash flow information:
Interest received	$3,892	$34,200	$70,502	$68,612
Interest paid	$857,089	$627,148	$2,205,740	$1,900,846
Taxes paid	$1,396,694	$904,827	$2,580,172	$1,788,402

See Accompanying Notes to the Financial Statements and Accountant’s Report

AMERICAN LORAIN CORPORATION
STATEMENT OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED SEPTEMBER 30, 2009 AND DECEMBER 31, 2008
(STATED IN US DOLLARS)

						Accumulated
	Number		Additional			Other	Non-
	of	Common	Paid-in	Statutory	Retained	Comprehensive	controlling
	Shares	Stock	Capital	Reserves	Earnings	Income	Interests	Total
Balance, January 1, 2008	24,923,178	$24,923	$24,187,268	$4,497,647	$13,985,824	$1,846,708	$3,887,021	$48,429,391
Issuance of Common Stock	249,455	249	(249)	-	-	-	-	-
Share Adjustment to Match Transfer Agent	7	-	-	-	-	-	-	-
Net Income	-	-	-	-	14,703,378	-	-	14,703,378
Appropriations to Statutory Reserves	-	-	-	941,076	(941,076)	-	-	-
Non-controlling Interests	-	-	-	-	-	-	1,235,000	1,235,000
Foreign Currency Translation
Adjustment	-	-	-	-	-	3,331,908	-	3,331,908
Balance, December 31, 2008	25,172,640	$25,172	$24,187,019	$5,438,723	$27,748,126	$5,178,616	$5,122,021	$67,699,677
Balance, January 1, 2009	25,172,640	$25,172	$24,187,019	$5,438,723	$27,748,126	$5 ,178,616	$5,122,021	$67,699,677
Issuance of Common Stock	5,000	5	6,147	-	-	-	-	6,152
Issuance Stock Options			80,484					80,484
Net Income	-	-	-	-	8,109,069	-	-	8,109,069
Appropriations to Statutory Reserves	-	-	-	241,789	(241,789)	-	-	-
Non-controlling Interests	-	-	-	-	-	-	550,509	550,509
Foreign Currency Translation Adjustment	-	-	-	-	-	1,033,529	-	1,033,529
Balance, September 30, 2009	25,177,640	$25,177	$24,273,650	$5,680,512	$35,615,406	$6,212,145	$5,672,530	$77,479,420

	Comprehensive	Comprehensive
	Income	Income
	9/30/2009	12/31/2008	Total
Net Income	$8,109,069	$14,703,378	$22,812,447
Foreign Currency Translation Adjustment	1,033,542	3,331,908	4,365,450
	$9,142,611	$18,035,286	$27,177,897

See Accompanying Notes to the Financial Statements and Accountant’s Report

AMERICAN LORAIN CORPORATION
NOTES TO FINANCIAL STATEMENTS - SEPTEMBER 30, 2009 AND DECEMBER 31, 2008
(STATED IN US DOLLARS)

1.	PRINCIPAL ACTIVITIES

The Company develops, manufactures, and sells convenience foods (such as cut fruit and premixed salads, which are known as lightly processed; ready-to-cook (or “RTC”) meals; ready-to-eat (or “RTE”) meals and meals ready-to-eat (or “MRE”); chestnut products; and frozen, canned, and bulk foods, in hundreds of varieties. The Company operates through indirect Chinese subsidiaries. The products are sold in 26 provinces and administrative regions in China and 42 foreign countries. Food products are categorized into three types: (1) chestnut products, (2) convenience food, and (3) frozen, canned, and bulk food (“FCB food”).

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

	(a)	Method of Accounting

The Company maintains its general ledger and journals with the accrual method accounting for financial reporting purposes. The financial statements and notes are representations of management. Accounting policies adopted by the Company conform to generally accepted accounting principles in the United States of America and have been consistently applied in the presentation of financial statements, which are compiled on the accrual basis of accounting.

	(b)	Principles of consolidation

The consolidated financial statements, which include the Company and its subsidiaries, are compiled in accordance with generally accepted accounting principles in the United States of America. All significant inter-company accounts and transactions have been eliminated. The consolidated financial statements include 100% of assets, liabilities, and net income or loss of those wholly-owned subsidiaries; ownership interests of minority investors are recorded as minority interests.

As of September 30, 2009, the detailed identities of the consolidating subsidiaries are as follows: -

	Place of	Attributable	Registered
Name of Company	incorporation	equity interest	capital
		%
Shandong Green Foodstuff Co., Ltd	PRC	80.2	$12,901,823	(RMB 100,860,000)
Luotian Green Foodstuff Co., Ltd	PRC	100	$3,240,013	(RMB 25,328,800)
Junan Hongrun Foodstuff Co., Ltd	PRC	100	$16,245,603	(RMB 127,000,000)
Beijing Green Foodstuff Co., Ltd	PRC	100	$1,279,181	(RMB 10,000,000)
International Lorain Holding, Inc	Cayman Islands	100

(c)	Use of estimates

The preparation of the financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ materially from those estimates.

(d)	Economic and political risks

The Company’s operations are conducted in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

AMERICAN LORAIN CORPORATION
NOTES TO FINANCIAL STATEMENTS - SEPTEMBER 30, 2009 AND DECEMBER 31, 2008
(STATED IN US DOLLARS)

(e)	Lease prepayments

Lease prepayments represent the cost of land use rights in the PRC. Land use rights are carried at cost and amortized on a straight-line basis over the period of rights of 50 years.

(f)	Property, plant and equipment

Plant and equipment are carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the plant and equipment are as follows:

Buildings	40 years
Machinery and equipment	10 years
Motor vehicles	10 years
Office equipment	5 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income. The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

(g)	Accounting for the Impairment of Long-Lived Assets

The long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets.

If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. During the reporting years, there was no impairment loss.

(h)	Construction in progress

Construction in progress represents direct costs of construction or acquisition and design fees incurred. Capitalization of these costs ceases and the construction in progress is transferred to plant and equipment when substantially all the activities necessary to prepare the assets for their intended use are completed. No depreciation is provided until it is completed and ready for intended use.

(i)	Investment securities

The Company classifies its equity securities into trading or available-for-sale. Trading securities are bought and held principally for the purpose of selling them in the near term. All securities not included in trading securities are classified as available-for-sale.

Trading and available-for-sale securities are recorded at fair value. Unrealized holding gains and losses on trading securities are included in the net income. Unrealized holding gains and losses, net of the related tax effect, on available for sale securities are excluded from net income and are reported as a separate component of other comprehensive income until realized. Realized gains and losses from the sale of available-for-sale securities are determined on a specific-identification basis.

A decline in the market value of any available-for-sale security below cost that is deemed to be other-than-temporary results in a reduction in carrying amount to fair value. The impairment is charged as an expense to the statement of income and comprehensive income and a new cost basis for the security is established. To determine whether impairment is other-than-temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and duration of the impairment, changes in value subsequent to year end, and forecasted performance of the investee.

AMERICAN LORAIN CORPORATION
NOTES TO FINANCIAL STATEMENTS - SEPTEMBER 30, 2009 AND DECEMBER 31, 2008
(STATED IN US DOLLARS)

Premiums and discounts are amortized or accreted over the life of the related available-for-sale security as an adjustment to yield using the effective-interest method. Dividend and interest income are recognized when earned.

(j)	Inventories

Inventories consisting of finished goods and raw materials are stated at the lower of cost or market value. Finished goods are comprised of direct materials, direct labor and an appropriate proportion of overhead.

(k)	Trade receivables

Trade receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Bad debts are written off as incurred.

(l)	Customer deposits

Customer deposits were cash received from customers in connection with orders of products to be delivered in future periods.

(m)	Cash and cash equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

(n)	Advertising

All advertising costs are expensed as incurred.

(o)	Shipping and handling

All shipping and handling are expensed as incurred.

(p)	Research and development

All research and development costs are expensed as incurred.

(q)	Retirement benefits

Retirement benefits in the form of contributions under defined contribution retirement plans to the relevant authorities are charged to the consolidated statement of income as incurred.

(r)	Income taxes

The Company uses the accrual method of accounting to determine and report its taxable reduction of income taxes for the year in which they are available. The Company has implemented Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Income tax liabilities computed according to the United States and People’s Republic of China (PRC) tax laws are provided for the tax effects of transactions reported in the financial statements and consists of taxes currently due plus deferred taxes related primarily to differences between the basis of fixed assets and intangible assets for financial and tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will be either taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes also are recognized for operating losses that are available to offset future income taxes. A valuation allowance is created to evaluate deferred tax assets if it is more likely than not that these items will either expire before the Company is able to realize that tax benefit, or that future realization is uncertain.

AMERICAN LORAIN CORPORATION
NOTES TO FINANCIAL STATEMENTS - SEPTEMBER 30, 2009 AND DECEMBER 31, 2008
(STATED IN US DOLLARS)

Effective January 1, 2008, PRC government implemented a new 25% tax rate across the board for all enterprises regardless of whether domestic or foreign enterprise without any tax holiday which is defined as "two-year exemption followed by three-year half exemption" hitherto enjoyed by tax payers. As a result of the new tax law of a standard 25% tax rate, tax holidays terminated as of December 31, 2007. However, PRC government has established a set of transition rules to allow enterprises already started tax holidays before January 1, 2008, to continue enjoying the tax holidays until being fully utilized.

The Company is subject to United States Tax according to Internal Revenue Code Sections 951 and 957. Corporate income tax is imposed on progressive rates in the range of: -

Taxable Income
Rate	Over	But Not Over	Of Amount Over
15%	0	50,000	0
25%	50,000	75,000	50,000
34%	75,000	100,000	75,000
39%	100,000	335,000	100,000
34%	335,000	10,000,000	335,000
35%	10,000,000	15,000,000	10,000,000
38%	15,000,000	18,333,333	15,000,000
35%	18,333,333	-	-

Based on the consolidated net income for the period ended September 30, 2009 and the year ended December 31, 2008, the Company shall not be subject to income tax.

(s)	Statutory reserves

Statutory reserves are referring to the amount appropriated from the net income in accordance with laws or regulations, which can be used to recover losses and increase capital, as approved, and are to be used to expand production or operations.

(t)	Foreign currency translation

The accompanying financial statements are presented in United States dollars. The functional currency of the Company is the Renminbi (RMB). The financial statements are translated into United States dollars from RMB at year-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

	9/30/2009	12/31/2008	9/30/2008
Period end RMB : US$ exchange rate	6.8376	6.8542	6.8551
Average period RMB : US$ exchange rate	6.8425	6.9622	6.9989

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

(u)	Revenue recognition

The Company's revenue recognition policies are in compliance with Staff accounting bulletin (SAB) 104. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectibility is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

AMERICAN LORAIN CORPORATION
NOTES TO FINANCIAL STATEMENTS - SEPTEMBER 30, 2009 AND DECEMBER 31, 2008
(STATED IN US DOLLARS)

The Company's revenue consists of invoiced value of goods, net of a value-added tax (VAT). No product return or sales discount allowance is made as products delivered and accepted by customers are normally not returnable and sales discount is normally not granted after products are delivered.

(v)	Earnings per share

Basic earnings per share is computed by dividing net income by the weighted average number of ordinary shares outstanding during the period. Diluted earnings per share is computed by dividing net income by the sum of the weighted average number of ordinary shares outstanding and dilutive potential ordinary shares during the years. During the nine months ended September 30, 2009 and the year ended December 31, 2008, no dilutive potential ordinary shares were issued.

The Company computes earnings per share (“EPS”) in accordance with Statement of Financial Accounting Standards No. 128, “Earnings per share” (“SFAS No. 128”), and SEC Staff Accounting Bulletin No. 98 (“SAB 98”). SFAS No. 128 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as the income or loss available to common shareholders divided by the weighted average common shares outstanding for the period. Diluted EPS is similar to basic EPS, but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options, and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

(w)	Commitments and contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

(x)	Comprehensive income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements. The Company’s current component of other comprehensive income is the foreign currency translation adjustment.

(y)	Recent accounting pronouncements

In May 2009, the FASB issued SFAS No. 165, "Subsequent Events" ("SFAS 165"). SFAS 165 is intended to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date, that is, whether that date represents the date the financial statements were issued or were available to be issued. SFAS 165 is effective for interim or annual financial periods ending after June 15, 2009.

In June 2009, FASB issued FASB Statement No. 166, Accounting for Transfers for Financial Assets and FASB Statement No. 167, a revision to FASB Interpretation No. 46 (Revised December 2003), Consolidation of Variable Interest Entities.

Statement 166 is a revision to FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, and will require more information about transfers of financial assets, including securitization transactions, and where entities have continuing exposure to the risks related to transferred financial assets. It eliminates the concept of a "qualifying special-purpose entity," changes the requirements for derecognizing financial assets, and requires additional disclosures.

F-35

AMERICAN LORAIN CORPORATION
NOTES TO FINANCIAL STATEMENTS - SEPTEMBER 30, 2009 AND DECEMBER 31, 2008
(STATED IN US DOLLARS)

Statement 167 is a revision to FASB Interpretation No. 46 (Revised December 2003), Consolidation of Variable Interest Entities, and changes how a reporting entity determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a reporting entity is required to consolidate another entity is based on, among other things, the other entity’s purpose and design and the reporting entity’s ability to direct the activities of the other entity that most significantly impact the other entity’s economic performance.

On July 1, 2009, FASB issued FASB Statement No. 168, The "FASB Accounting Standards Codification" and the Hierarchy of Generally Accepted Accounting Principles. The ASC has become the source of authoritative US GAAP recognized by the FASB to be applied by nongovernmental entities and provides that all such guidance carries an equal level of authority. The ASC is not intended to change or alter existing GAAP. The ASC is effective for interim and annual periods ending after September 15, 2009.

The Company is currently evaluating the potential impact, if any, of the adoption of the above recent accounting pronouncements on its consolidated results of operations and financial condition.

3.	RESTRICTED CASH

Restricted Cash represents interest bearing deposits placed with banks to secure banking facilities in the form of loans and notes payable. The restriction of funds is based upon the duration of the related borrowing facility. The funds that collateralize loans are held for 60 days in savings account that pay interest at the prescribed national daily savings account rate. For funds that underline notes payable, the cash is deposited in nine month time deposits that pay interest at the national time deposit rate.

4.	TRADE ACCOUNTS RECEIVABLE

	9/30/2009	12/31/2008
Trade accounts receivable	$17,970,577	$25,421,293
Less: Allowance for doubtful accounts	(225,566)	(127,967)
	$17,745,011	$25,293,326
Allowance for bad debt:	9/30/2009	12/31/2008
Beginning balance	$(127,967)	$(172,309)
Additions to allowance	(97,599)	-
Bad debt written-off	-	44,342
	$(225,566)	$(127,967)

The Company offers credit terms of between 30 to 60 days to most of their international distributors as well as domestic supermarkets and wholesalers, and between 0 to 15 days for most of their agents.

AMERICAN LORAIN CORPORATION
NOTES TO FINANCIAL STATEMENTS - SEPTEMBER 30, 2009 AND DECEMBER 31, 2008
(STATED IN US DOLLARS)

5.	OTHER RECEIVABLES

Other receivables consisted of the following as of September 30, 2009 and December 31, 2008:

	9/30/2009	12/312008

Advances to employees for job/travel disbursements	$2,180,628	$3,160,886
Amount due by a non-related enterprise	1,991,252	1,278,501
Tender deposit	36,563	-
Other	194,436	668,332
	$4,402,879	$5,107,719

Advances to employees for job/travel disbursements consisted of advances to employees for transportation, meals, client entertainment, commissions, and procurement of certain raw materials. The advances issued to employees may be carried for extended periods of time because employees may spend several months out in the field working to procure new sales contracts or fulfill existing contracts.

6.	INVENTORY

Inventories consisted of the following as of September 30, 2009 and December 31, 2008:

	9/30/2009	12/312008
Raw materials	$17,607,376	$9,636,050
Work in progress	-	1,143,766
Finished goods	17,999,546	14,048,106
	$35,606,922	$24,827,922

7.	ADVANCE TO SUPPLIERS

Advance to suppliers represents prepayments made to vendors for goods and services that the Company anticipates using within its one year operating cycle. As a result of the seasonality of the Company’s business, there are significant increases in the balance of this account before the Company’s peak season, which are the third and fourth quarters of the calendar year.

Advance to suppliers consisted of the following as of September 30, 2009:

9/30/2009
Raw materials	$3,647,645
Packaging materials	675,073
Shipping	55,900
Equipment	136,525
Construction materials	7,843,049
Other	169,840
$12,528,032

AMERICAN LORAIN CORPORATION
NOTES TO FINANCIAL STATEMENTS - SEPTEMBER 30, 2009 AND DECEMBER 31, 2008
(STATED IN US DOLLARS)

8.	PROPERTY, PLANT, AND EQUIPMENT

Property, plant, and equipment consisted of the following as of September 30, 2009 and December 31, 2008:

	9/30/2009	12/31/2008
At Cost:
Buildings	$27,866,338 $	27,798,849
Landscaping, plant, and tree	2,758,782	2,752,101
Machinery and equipment	7,494,138	7,229,512
Office equipment	796,557	859,818
Motor vehicles	25,926	39,824
	$38,941,741 $	38,680,104
Less: Accumulated depreciation
Buildings	(1,657,426)	(1,192,855)
Landscaping, plant, and tree	-	-
	(3,072,410)
Machinery and equipment		(2,628,710)
Office equipment	(455,071)	(414,478)
Motor vehicles	(18,302)	(24,992)
	(5,203,209)	(4,261,035)
Construction in Progress	6,929,121	5,782,617
	$40,667,653 $	40,201,686

Construction in progress is mainly comprised of capital expenditures for construction of the Company’s new corporate campus, including offices, factories, and staff dormitories. Capital commitments for the construction are immaterial for the two years above.

Landscaping, plants, and trees are the Chestnut subsidiary’s investment in the development of agricultural operations, which have not been the significant source of the raw materials needed for the Company’s operations to date.

9.	LAND USE RIGHTS, NET

Land use rights consisted of the following as of September 30, 2009 and December 31, 2008:

	9/30/2009	12/31/2008
Land use rights, at cost	$4,361,862	$4,236,266
Less: Accumulated amortization	(443,547)	(285,339)
	$3,918,315	$3,950,927

Land use rights represent the Company’s purchase of usage rights for a parcel of land for a specified duration of time. The PRC government owns the land on which the Company’s corporate campus is being constructed.

AMERICAN LORAIN CORPORATION
NOTES TO FINANCIAL STATEMENTS - SEPTEMBER 30, 2009 AND DECEMBER 31, 2008
(STATED IN US DOLLARS)

10.	SHORT-TERM BANK LOANS

Short-term bank loans consisted of the following as of September 30, 2009 and December 31, 2008:

	9/30/2009	12/31/2008
Loans from Junan County Construction Bank,
● Interest rate at 5.3460% per annum due1/07/2010	$1,462,501	$-
● Interest rate at 5.3460% per annum due 9/1/2010	1,170,001	-
● Interest rate at 5.3460% per annum due 12/15/2010	394,875	-
● Interest rate at 5.3460% per annum due12/19/2009	1,170,001	-
● Interest rate at 7.452% per annum due 2/24/2009	-	102,127
● Interest rate at 10.452% per annum due 1/22/2009	-	1,575,676
● Interest rate at 7.236% per annum due 2/3/2009	-	116,717
Loan from Junan County Agriculture Bank,
● Interest rate at 7.9650% per annum due 8/23/2010	1,608,752	-
● Interest rate at 7.2900% per annum due 12/01/2009	1,901,252	-
● Interest rate at 7.027% per annum due 11/21/2009	643,501	-
● Interest rate at 7.9650% per annum due 3/17/2010	3,363,753	-
● Interest rate at 8.2620% per annum due12/17/2009	1,755,002	-
● Interest rate at 8.2620% per annum due 12/17/2009	2,193,752	-
● Interest rate at 7.290% per annum due 9/23/2010	1,447,877
● Interest rate at 12.699% per annum due 8/6/2009		583,584
● Interest rate at 12.699% per annum due 8/18/2009		656,532
● Interest rate at 12.699% per annum due 8/1/2009		364,740
● Interest rate at 10.577% per annum due 3/27/2009	-	1,458,959
Loan from Junan County Industrial and Commercial Banks,
● Interest rate at 5.3460% per annum due10/9/2009	438,750	-
● Interest rate at 5.3460% per annum due10/13/2009	541,126	-
● Interest rate at 5.3460% per annum due11/19/2009	694,688	-
● Interest rate at 5.3460% per annum due 10/25/2009	614,251	-
● Interest rate at 5.3460% per annum due 11/23/2009	497,251	-
● Interest rate at 5.3460% per annum due 12/22/2009	463,613
● Interest rate at 6.120% per annum due 1/10/2009	-	145,896
● Interest rate at 8.541% per annum due 3/4/2009	-	393,919
● Interest rate at 3.1725% per annum due 2/19/2009	-	240,035
● Interest rate at 3.1725% per annum due 2/19/2009	-	118,161
● Interest rate at 10.1825% per annum due 2/26/2009	-	120,762
● Interest rate at 10.1825% per annum due 3/5/2009	-	173,670
Loan from Junan County Agricultural Financial Institution,
● Interest rate at 9.1155% per annum due 1/22/2010	1,170,001	-
● Interest rate at 9.1155% per annum due 12/23/2009	438,750	-
● Interest rate at 9.1155% per annum due 12/23/2009	146,250	-
● Interest rate at 9.1155% per annum due 12/23/2009	438,750	-

AMERICAN LORAIN CORPORATION
NOTES TO FINANCIAL STATEMENTS - SEPTEMBER 30, 2009 AND DECEMBER 31, 2008
(STATED IN US DOLLARS)

	9/30/2009	12/31/2008
Loan from Linyi Commercial Bank,
● Interest rate at 9.293% per annum due 6/15/2010	$1,462,501 $	-
● Interest rate at 9.293% per annum due 1/19/2010	658,126	-
● Interest rate at 9.293%per annum due 12/14/2009	687,376	-
● Interest rate at 9.293% per annum due 6/16/2010	1,462,501	-
● Interest rate at 13.073% per annum due 1/5/2009	-	685,711
● Interest rate at 13.073% per annum due 1/5/2009	-	656,532
● Interest rate at 8.539% per annum due 3/27/2009	-	1,458,959
● Interest rate at 8.539% per annum due 3/27/2009	-	141,885
Loan from Beijing Miyun County Shilipu Rural Financial Institution,
● Interest rates at 7.434% per annum due 1/20/2010	1,462,502	-
● Interest rates at 8.539% per annum due 9/30/2009	-	2,772,023
Loan from China Merchants Bank, Beijing
● Interest rate at 5.310% per annum due 3/29/2010	731,251	-
Loan from China Agricultural Bank, Luotian Branch
● Interest rate at 6.372% per annum due 8/25/2010	1,901,252	-
● Interest rate at 7.47% per annum due 9/7/2009	-	817,017
● Interest rate at 7.47% per annum due 9/7/2009	-	291,792
Bank of Beijing
● Interest rate at 6.903% per annum due 7/29/2010	292,500	-
● Interest rate at 7.722% per annum due 7/28/2009	-	291,792
Bank of China, Junan Branch,
● Interest rate at 7.500% per annum due 5/19/2009	-	4,014
United Commercial Bank, China Branch
● Interest rate at 5.494% per annum due 1/14/2010	1,050,077	-
● Interest rate at 5.494% per annum due 1/14/2009	-	1,156,955
HSBC Miyun Branch
● Interest rate at 6.804% per annum due 11/13/2009	351,000	-
Credit Union, Junan
● Interest rate at 8.5837% per annum due 1/7/2009	-	43,769
● Interest rate at 8.5837% per annum due 1/12/2009	-	43,769
LinYi Yizhou Limited Company
● Interest rate at 0.9% per month due 11/13/2009	1,257,751	-
● Interest rate at 0.9% per month due 10/08/2009	716,626	-
	$34,588,160 $	14,414,996

The short-term loans are revolving lines of credit, which are denominated in the functional currency Renminbi (RMB), were primarily obtained for general working capital.

All overdue loans were extended by the financial institution.

AMERICAN LORAIN CORPORATION
NOTES TO FINANCIAL STATEMENTS - SEPTEMBER 30, 2009 AND DECEMBER 31, 2008
(STATED IN US DOLLARS)

11.	NOTES PAYABLE

Notes payable consisted of the following as of September 30, 2009 and December 31, 2008:

	9/30/2009	12/31/2008

Notes to Junan County Construction Bank,
● Bank commission charge at 4%, due 1/12/2009	$-	$554,405
● Bank commission charge at 5.8320%, due 8/13/2009	-	-
● Bank commission charge at 5.8320%, due 8/25/2009	-	-
Notes to Junan County Agriculture Bank,
● Bank commission charge at 4%, due 1/16/2009	-	277,202
Loan to Jinan Branch, Shenzhen Development Bank,
● Bank charge commission charge at 3.96%, due 2/6/2009	-	4,376,878
	$-	$5,208,485

12.	ACCRUED EXPENSES AND OTHER PAYABLE

Accrued expenses and other payables consisted of the following as of September 30, 2009 and December 31, 2008:

	9/30/2009	12/31/2008
Business and other taxes	$960,758	$1,979,650
Accrued staff welfare	556,316	103,269
Accrued salaries and wages	109,123	605,471
Accrued utility expenses	289,246	481,678
Accrued interest expenses	-	-
Accrued transportation expenses	314,075	1,103,112
Other accruals	1,337,486	-
Purchases disbursements payables	1,221,865	6,018,057
	$4,788,869	$10,291,237

13.	LONG-TERM DEBTS

Long-term debts consisted of the following as of September 30, 2009 and December 31, 2008:

	9/30/2009	12/31/2008
Loan from Agricultural Development Luotian Government,
● Interest rates at 0.67% per annum due 12/11/2010	$109,688	$-
● Interest rates at 2.10% per annum due 12/11/2011	25,594	25,532
Loan from United Commercial Bank, China Branch
● Interest rates at 5.494% per annum due 1/14/2011	186,262	551,443
	$321,544	$576,975

14.	NON-CONTROLLING INTERESTS

The non-controlling interests represents the 19.8% equity of Shandong Green Foodstuff Co., Ltd. held by the Shandong Economic Development Investment Corporation, which is a state-owned interest.

AMERICAN LORAIN CORPORATION
NOTES TO FINANCIAL STATEMENTS - SEPTEMBER 30, 2009 AND DECEMBER 31, 2008
(STATED IN US DOLLARS)

15.	CAPITALIZATION

Dating back to May 3, 2007, the Company underwent a reverse-merger and a concurrent financing transaction that resulted in 24,923,178 shares of outstanding common stock that remained unchanged until through December 31, 2007. During the course of 2008, several holders of warrants issued in connection with the financing transaction exercised their rights to purchase shares at the prescribed exercise price. The holders of the warrants exercised the right to purchase a total of 360,207; however, because the holders did not pay in cash for the warrants, 110,752 of those shares were cancelled as consideration in lieu of the warrant holders paying in cash. Ultimately, 249,455 of new shares were issued to those who exercised their warrant. The total number of outstanding shares at September 30, 2009 was 25,177,640.

16.	INCOME TAXES

All of the Group’s income before income taxes and related tax expenses are from PRC sources. In accordance with the relevant tax laws and regulations of PRC, the corporation income tax rate is 33%. However, also in accordance with the relevant taxation laws in the PRC, some of the subsidiaries of the Group are eligible for tax exemption. In particular, from the time that a company has its first profitable tax year, the company is exempt from corporate income tax for its first two year and is then entitled to a 50% tax reduction for the succeeding three year. Actual income tax expenses reported in the consolidated statements of income and comprehensive income differ from the amounts computed by applying the PRC statutory income tax rate of 33% to income before income tax for the period from August 4, 2006 (date of incorporation) to September 30, 2009 for the following reasons: -

	9/30/2009	9/30/2008
Income before tax	$11,439,761	$10,691,351
Tax at the income tax rate	2,859,940	2,672,838
Effect of tax exemption granted	(279,768)	(884,436)
Income tax	$2,580,172	$1,788,402

Per Share Effect of Tax Exemption

	9/30/2009	12/31/2008
Effect of tax exemption granted	$279,768	$884,436
Weighted-Average Shares Outstanding	25,177,640	24,923,178
Per share effect	$0.01	$0.04

Effective January 1, 2008, PRC government implemented a new 25% tax rate across the board for all enterprises regardless of whether domestic or foreign enterprise without any tax holiday which is defined as “two-year exemption followed by three-year half exemption” hitherto enjoyed by tax payers. As a result of the new tax law of a standard 25% tax rate, tax holidays terminated as of December 31, 2007. However, PRC government has established a set of transition rules to allow enterprises already started tax holidays before January 1, 2008, to continue enjoying the tax holidays until being fully utilized.

Based on the background of each constituent of our group, the income tax rates applicable to the four constituents for 2008 and 2009 are depicted in the following table.

Income Tax Rate	2008	2009
Junan Hongrun	15%	25%
Luotian Lorain	15%	15%
Beijing Lorain	0%	15%
Shandong Lorain	25%	25%

AMERICAN LORAIN CORPORATION
NOTES TO FINANCIAL STATEMENTS - SEPTEMBER 30, 2009 AND DECEMBER 31, 2008
(STATED IN US DOLLARS)

17.	SALES BY PRODUCT TYPE

Sales by categories of product at September 30, 2009 and 2008 was as follows: -

Category	9/30/2009	9/30/2008

Chestnut	$44,852,695	$39,609,810
Convenience Food	18,099,093	16,364,820
FCB Food	20,858,242	19,705,490
Others	31,082	-
Total	$83,841,112	$75,680,120

Revenue by geography at September 30, 2009 and 2008 was as follows: -

Country	9/30/2009	9/30/2008

Belgium	$1,203,354	$1,797,772
Italy	-	177,153
Chile	-	426,507
China	68,980,929	59,321,493
France	723,383	868,028
Germany	395,209	722,394
Holland	142,385	-
Hong Kong	342,428	-
Japan	4,245,059	4,374,448
India	-	519,401
Malaysia	422,013	144,469
Netherlands	-	508,340
Saudi Arabia	993,350	110,292
Kuwait	76,989	-
Singapore	725,402	207,396
South Korea	4,206,399	3,833,565
Sweden	-	83,606
Taiwan	399,103	523,231
United Arab Emirates	-	174,323
United Kingdom	289,426	1,457,012
United States of America	541,028	207,711
Spain	154,655	222,979
Total	$83,841,112	$75,680,120

18.	SUBSEQUENT EVENT

On October 13, 2009, the Company filed a Definitive Information Statement on Schedule 14C with the US Securities and Exchange Commission and mailed it to shareholders disclosing that a written consent in lieu of an annual meeting had been signed and delivered to the Company by the majority shareholder authorizing the following actions: To elect six directors to hold office until 2010; to ratify the Company’s independent registered public accounting firm for fiscal year 2009; and to reincorporate the Company in the State of Nevada through a redomicile merger. On November 9, 2009, the waiting period pursuant to Exchange Act Rule 14c-2 expired, and the first two actions became effective. In addition, the Company anticipates closing the redomicile merger as promptly as practicable.

AMERICAN LORAIN CORPORATION
NOTES TO FINANCIAL STATEMENTS - SEPTEMBER 30, 2009 AND DECEMBER 31, 2008
(STATED IN US DOLLARS)

On October 28, 2009, the Company filed a Form 8-K with the US Securities and Exchange Commission disclosing that the Company entered into a Securities Purchase Agreement dated on the same date by and between the Company and the accredited investors signatories thereto. Pursuant to the agreement the Company agreed to issue to the Investors (i) 5,011,169 shares (the "Shares") of common stock, par value $0.001 per share (the "Common Stock"), (ii) Series A Warrants to purchase 1,753,909 shares of Common Stock (the "Series A Warrant Shares") and (iii) Series B Warrants to purchase 501,115 shares of Common Stock (the "Series B Warrant Shares" and, collectively with the Series A Warrant Shares, the "Warrant Shares"). The aggregate purchase price is approximately $12 million. Pursuant to the Purchase Agreement, Investors have a right to participate in up to 25%, in the aggregate, of certain future financing transactions conducted by the Company within the next eighteen (18) months.

The Company entered into a registration rights agreement: the Company agreed to prepare and file a registration statement covering the resale of the Shares and the Warrant Shares with the SEC.

The Company is obligated to pay Rodman & Renshaw, LLC, as lead placement agent, and FT Global Inc., as co-lead placement agent, in the aggregate, a commission equal to 6% of the aggregate purchase price.

19.	SHARE BASED COMPENSATION

On July 27, 2009, the Company’s Board of Directors adopted the American Lorain Corporation 2009 Incentive Stock Plan (the “Plan”). The Plan provides that the maximum number of shares of the Company’s common stock that may be issued under the Plan is 2,500,000 shares. The Company’s employees, directors, and service providers are eligible to participate in the Plan.

For the nine months ended September 30, 2009, the Company recorded a total of $86,636 of shared based compensation expense. The Company issued warrants that upon exercise would result in the issuance of 1,321,385 common shares. These warrants vest over three years, where 33.33% vest annually. The expense related to the warrants was $31,677. The Company also recorded expenses of $48,808 and $6,152 for the expected issuance of 30,891 common shares and the already issued 5,000 common shares to participants, respectively. The common shares to be and already issued to participants vest immediately. The entire stock option compensation expenses were recorded as general and administrative expenses given the nature of the work contribution of the grantees.

The range of the exercise prices of the stock options granted since inception of the plan are shown in the following table:

Price Range	Number of Shares
$0 - $4.99	1,344,586 shares
$5.00 - $9.99	0 shares
$10.00 - $14.99	0 shares

No tax benefit has yet to be accrued or realized. For the nine months ended September 30, 2009 the Company has yet to repatriate its earnings, accordingly it has not recognized any deferred tax assets or liability in regards to benefits derived from the issuance of stock options.

The Company used the Black-Scholes Model to value the warrants granted. The following shows the weighted average fair value of the grants and the assumptions that were employed in the model:

Weighted-average fair value of grants:	$0.2877
Risk-free interest rate:	2.51%
Expected volatility:	7.15%
Expected life in months:	60.00

7,566,863 shares of common stock

PROSPECTUS

[_______], 2009

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts, other than the SEC registration fee, are estimates. We will pay all these expenses.

Amount to be Paid
SEC Registration Fee	$1,372.11
Legal Fees and Expenses	60,000
Accounting Fees and Expenses	5,000
Blue Sky Fees and Expenses	2,325
Total	$68,697.11

Item 14. Indemnification of Directors and Officers

Our articles of incorporation provide for the indemnification of our present and prior directors and officers or any person who may have served at our request as a director or officer of another corporation in which we own shares of capital stock or of which we are a creditor, against expenses actually and necessarily incurred by them in connection with the defense of any actions, suits or proceedings in which they, or any of them, are made parties, or a party, by reason of being or having been director(s) or officer(s) of us or of such other corporation, in the absence of negligence or misconduct in the performance of their duties. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Insofar as indemnification by us for liabilities arising under the Exchange Act may be permitted to our directors, officers and controlling persons pursuant to provisions of our articles of incorporation and bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Exchange Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

Item 15. Recent Sales of Unregistered Securities

On April 5, 2007, we issued 100,000 shares of Series A Voting Convertible Preferred Stock to Halter Financial Investments, L.P. for a consideration of $415,000. Each share of Series A Voting Convertible Preferred Stock was entitled to 428.56 votes and can be converted into 428.56 shares of our common stock. The foregoing transfers were made in reliance upon exemptions provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder.

On May 3, 2007, we issued 697,633 shares of our Series B Voting Convertible Preferred Stock to stockholders of ILH. The total consideration for these shares of our Series B Voting Convertible Preferred Stock was 5,099,503 shares of common stock of ILH, which constituted all the issued and outstanding capital stock of ILH. We did not receive any cash consideration in connection with the share exchange. The number of our shares issued to the stockholders of ILH was determined based on an arms-length negotiation. The issuance of our shares to these individuals was made in reliance upon exemptions from the registration requirements of the Securities Act pursuant to Regulation S thereunder.

On May 3, 2007, we also completed a private placement pursuant to which we issued and sold to certain accredited investors 604,674 shares of our Series B Voting Convertible Preferred Stock for approximately $19.8 million pursuant to a Securities Purchase Agreement dated May 3, 2007. The issuance of our shares to these investors was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder.

On October 28, 2009, we entered into a Securities Purchase Agreement pursuant to which we agreed to issue to the investors signatories thereto 5,011,169 shares of common stock, Series A Warrants to purchase 1,753,909 shares of Common Stock and Series B Warrants to purchase 501,115 shares of Common Stock. In addition, Series A Warrants to purchase an aggregate of 300,671 shares of Common Stock were issued to Redman, FT Global and their employees. The aggregate purchase price was approximately $12 million.

The initial exercise price of each of the Series A Warrants and Series B Warrants is $3.70 per share, subject to certain adjustments set forth therein, including adjustments in the event of certain future financing transactions conducted by the Company or in the event of a stock dividend or stock split. The Series A Warrants become exercisable six months from the date of issuance and have a term of five years thereafter. The Series B Warrants become exercisable six months from the date of issuance and have a term of 30 months thereafter. The issuance of our shares to these investors and brokers was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder.

In instances described above where we issued securities in reliance upon Regulation D, we relied upon Rule 506 of Regulation D of the Securities Act. These stockholders who received the securities in such instances made representations that (a) the stockholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the stockholder agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the stockholder has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the stockholder had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity to ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the stockholder has no need for the liquidity in its investment in us and could afford the complete loss of such investment. Management made the determination that the investors in instances where we relied on Regulation D are accredited investors (as defined in Regulation D) based upon management’s inquiry into their sophistication and net worth. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

In instances described above where we indicate that we relied upon Section 4(2) of the Securities Act in issuing securities, our reliance was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

Item 16. Exhibits and Financial Statement Schedules

The following exhibits are included as part of this Form S-1.

Exhibit No.	Description

3.1

Restated Certificate of Incorporation of the registrant as filed with the Secretary of State of Delaware. Incorporated by reference to Exhibit 3.1 to the registrant’s current report on Form 8-K filed on May 9, 2007.

3.2	Bylaws of the registrant, adopted on March 31, 2000. Incorporated by reference to Exhibit 3.2 to the registrant’s registration statement on Form 10SB12G filed on October 19, 2001,

4.1

Certificate of Designation of Series A Voting Convertible Preferred Stock of the registrant as filed with the Secretary of State of Delaware on April 9, 2007. Incorporated by reference to Exhibit 4.1 to the registrant’s current report on Form 8-K filed on May 9, 2007 in commission file number 0- 31619. .

4.2

Certificate of Designation of Series B Voting Convertible Preferred Stock of registrant as filed with the Secretary of State of Delaware on April 30, 2007. Incorporated by reference to Exhibit 4.2 to the registrant’s current report on Form 8-K filed on May 9, 2007.

Exhibit No.	Description

4.3	Form of Series A Warrant. Incorporated by reference to Exhibit 4.1 to the registrant’s current report on Form 8-K filed on October 29, 2009.

4.4	Form of Series B Warrant. Incorporated by reference to Exhibit 4.2 to the registrant’s current report on Form 8-K filed on October 29, 2009.

4.5

Registration Rights Agreement, dated as of October 28, 2009, by and between American Lorain Corporation and the selling stockholders. Incorporated by reference to Exhibit 4.3 to the registrant’s current report on Form 8-K filed on October 29, 2009.

5.1	Opinion of Holland & Hart LLP**

10.1

Employment Agreement, effective September 22, 2008, by and between American Lorain Corporation and Yilun Jin. Incorporated by reference to Exhibit 10.1 to the registrant's current report on Form 8-K filed on September 18, 2008.

10.2

Securities Purchase Agreement, dated as of October 28, 2009, by and between American Lorain Corporation and the selling stockholders. Incorporated by reference to Exhibit 10.1 to the registrant’s current report on Form 8-K filed on October 29, 2009.

14	Business Ethics Policy and Code of Conduct, adopted on April 30, 2007. Incorporated by reference to Exhibit 14 to the registrant’s current report on Form 8-K filed on May 9, 2007.

21	List of subsidiaries of the registrant. Incorporated by reference to Exhibit 21 to the registrant’s current report on Form 8-K filed on May 9, 2007.

23.1	Consent of Holland & Hart LLP, included in Exhibit 5.1.**

23.2	Consent of Samuel H. Wong & Co., LLP, an independent registered accounting firm.*

24	Power of Attorney (set forth on the signature page).*

* Filed herewith.
** To be filed by amendment

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)	To include material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shandong, on the 27th day of November, 2009.

AMERICAN LORAIN CORPORATION

:	By /s/ Si Chen
Si Chen
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Si Chen and Yilun Jin, and each of them individually, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Si Chen	Chairman, Director and Chief Executive Officer	November 27, 2009
Mr. Si Chen	(Principal Executive Officer)

/s/ Yilun Jin	Chief Financial Officer	November 27, 2009
Mr. Yilun Jin	(Principal Financial and
Accounting Officer)

/s/ Yundong Lu	Chief Operating Officer and Director	November 27, 2009
Mr. Yundong Lu

/s/ Delkai Yin	Director	November 27, 2009
Mr. Delkai Yin

/s/ Yongjun Li	Director	November 27, 2009
Mr. Yongjun Li

/s/ Maoquan Wei	Director	November 27, 2009
Mr. Maoquan Wei

/s/ Tad M. Ballantyne	Director	November 27, 2009
Tad M. Ballantyne

EXHIBIT INDEX

Exhibit No.	Description

3.1

Restated Certificate of Incorporation of the registrant as filed with the Secretary of State of Delaware. Incorporated by reference to Exhibit 3.1 to the registrant’s current report on Form 8-K filed on May 9, 2007.

3.2	Bylaws of the registrant, adopted on March 31, 2000. Incorporated by reference to Exhibit 3.2 to the registrant’s registration statement on Form 10SB12G filed on October 19, 2001.

4.1

Certificate of Designation of Series A Voting Convertible Preferred Stock of the registrant as filed with the Secretary of State of Delaware on April 9, 2007. Incorporated by reference to Exhibit 4.1 to the registrant’s current report on Form 8-K filed on May 9, 2007 in commission file number 0- 31619.

4.2

Certificate of Designation of Series B Voting Convertible Preferred Stock of registrant as filed with the Secretary of State of Delaware on April 30, 2007. Incorporated by reference to Exhibit 4.2 to the registrant’s current report on Form 8-K filed on May 9, 2007.

4.3	Form of Series A Warrant. Incorporated by reference to Exhibit 4.1 to the registrant’s current report on Form 8-K filed on October 29, 2009.

4.4	Form of Series B Warrant. Incorporated by reference to Exhibit 4.2 to the registrant’s current report on Form 8-K filed on October 29, 2009.

4.5	Registration Rights Agreement, dated as of October 28, 2009. Incorporated by reference to Exhibit 4.3 to the registrant’s current report on Form 8-K filed on October 29, 2009.

5.1	Opinion of Holland & Hart LLP**

10.1

Employment Agreement, effective September 22, 2008, by and between American Lorain Corporation and Yilun Jin. Incorporated by reference to Exhibit 10.1 to the registrant's current report on Form 8-K filed on September 18, 2008.

14	Business Ethics Policy and Code of Conduct, adopted on April 30, 2007. Incorporated by reference to Exhibit 14 to the registrant’s current report on Form 8-K filed on May 9, 2007.

10.2

Securities Purchase Agreement dated as of October 28, 2009, by and between American Loan Corporation and the Selling Stockholders. Incorporated by reference to Exhibit 10.1 to the registrant’s current report on Form 8-K filed on October 29, 2009.

21	List of subsidiaries of the registrant. Incorporated by reference to Exhibit 21 to the registrant’s current report on Form 8-K filed on May 9, 2007.

23.1	Consent of Holland & Hart LLP, included in Exhibit 5.1.**

23.2	Consent of Samuel H. Wong & Co., LLP, an independent registered accounting firm.*

24	Power of Attorney (set forth on the signature page).

* Filed herewith.
** To be filed by amendment